Exhibit 10.1

Execution Version

STOCK EXCHANGE AGREEMENT

(Contrato de Permuta de Ações)

by and among

THE STOCKHOLDERS NAMED HEREIN,

COMTRAFO INDÚSTRIA DE TRANSFORMADORES ELÉTRICOS S.A.,

MARDIN PARTICIPAÇÕES LTDA.,

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN,

OTHER STOCKHOLDER GROUP MEMBERS LISTED IN SCHEDULE I

and

AMERICAN SUPERCONDUCTOR CORPORATION

solely for purposes of Section 1.1(a), Article IV, Section 5.5 and Section 5.7

Dated as of December 5, 2025

i

(continued)

(continued)

Exhibits

Exhibit A	–	Pre-Closing Reorganization Step Plan
Exhibit B	–	IP Assignment Agreement
Exhibit C	–	Transition Services Agreement
Exhibit D	–	General Release
Exhibit E	–	Closing Statement
Exhibit F	–	Asset Purchase Agreement
Exhibit G	–	Escrow Agreement
Exhibit H	–	Real Property Purchase Agreement
Exhibit I	–	Real Property Free Lease Agreements
Exhibit J	–	Real Property Promise to Purchase Agreement

(continued)

Section	Page

Schedules

Schedule I	–	Stockholder Group Member Signatories
Schedule II	–	Schedule of Target Interests
Schedule III	–	Pro Rata Share
Schedule IV	–	Instruments of Termination of Affiliate Transaction
Schedule V	–	Bank Debt and Bank Debt Statements
Schedule VI	–	Specified Employees
Schedule VII	–	Adjusted EBITDA Methodologies
Schedule VIII	–	Eletrotrafo’s Logo
Schedule IX	–	Stockholder Guarantees
Schedule X	–	Family Group Liability Allocation
Schedule XI	–	Supervening Assets

STOCK EXCHANGE AGREEMENT

(Contrato de Permuta de Ações)

THIS STOCK EXCHANGE AGREEMENT (Contrato de Permuta de Ações) (this “Agreement”), dated as of December 5, 2025, is entered into by and among (i) Mardin Participações Ltda., an entity incorporated in Brazil and a wholly-owned subsidiary of AMSC (“AMSC Brazil”), (ii) each of the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”), (iii) COMTRAFO INDÚSTRIA DE TRANSFORMADORES ELÉTRICOS S.A., an entity incorporated in Brazil (the “Company” or “Comtrafo”), (iv) Irineu Minato, solely in his capacity as the Stockholder Representative (as defined in Section 8.16), (v) the Stockholder Group Members (as defined herein) listed in Schedule I and (vi) American Superconductor Corporation, a Delaware corporation (“AMSC”), solely for purposes of Section 1.1(a), Article IV, 5.5 and 5.7. AMSC Brazil, the Company, the Stockholders and the Stockholder Group Members are, from time to time, referred to individually herein as a “Party,” and collectively as the “Parties.”

RECITALS

1. Each Stockholder owns as of the date hereof, and will own immediately prior to the Closing, the number of issued and outstanding shares of capital stock of the Target Companies set forth opposite such Stockholder’s name on Schedule II (the “Target Interests”).

2. Prior to the Closing, the Stockholder Group Members consummated the transactions (the “Pre-Closing Reorganization”) described in the Exhibit A (the “Pre-Closing Reorganization Step Plan”).

3. The Target Interests owned by the Stockholders, as set forth on Schedule II, represent, in the aggregate, all of the issued and outstanding Equity Securities of the Target Companies.

4. AMSC Brazil and the Stockholders desire to swap the Target Interests for AMSC Shares (as defined below), subject to the terms and conditions of this Agreement.

5. Concurrently with the execution hereof, the Company and Visão are entering into that certain IP Assignment Agreement, providing for the assignment of certain intellectual property, in the form of Exhibit B attached hereto (the “IP Assignment Agreement”).

6. Concurrently with the execution hereof, the Company and Eletrotrafo are entering into that certain Transition Services Agreement, setting forth the terms of certain transition services to be provided to the Target Companies following the Closing, in the form of Exhibit C attached hereto (the “Transition Services Agreement”).

7. Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in Article VII.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I.

EXCHANGE OF SHARES

Section 1.1 Initial AMSC Issuance; Exchange of Shares (Permuta de Ações).

(a) Subject to and upon the terms and conditions of this Agreement, at the Closing (and prior to the Exchange of Shares contemplated by Section 1.1(b)), AMSC shall issue to AMSC Brazil, and AMSC Brazil hereby subscribes for and shall accept from AMSC, 2,417,142 AMSC Common Stock (the “AMSC Shares”) (the “Initial AMSC Issuance”). AMSC shall issue the AMSC Shares hereunder in book-entry form in the name of AMSC Brazil. In connection with the Initial AMSC Issuance, AMSC Brazil hereby represents and warrants to AMSC that it is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

(b) Immediately following the Initial AMSC Issuance and subject to and upon the terms and conditions of this Agreement, at the Closing, the Stockholders shall transfer, convey, assign and deliver to AMSC Brazil all of the Target Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). In exchange (permuta), AMSC Brazil shall transfer, convey, assign and deliver the AMSC Shares to the Stockholders, to be allocated among the Stockholders on a pro rata basis in accordance with the percentages set forth in Schedule III (such Stockholders’ “Pro Rata Share”) (the “Exchange of Shares”).

Section 1.2 Cash Adjustment Payment (torna).

(a) In addition to the Exchange of Shares, the Stockholders, in accordance with their respective Pro Rata Share, shall also be entitled to a cash adjustment (torna) (the “Cash Adjustment Payment”) in the amount of BRL$300,000,000 (the “Cash Component”), which Cash Component shall be (i) further described on the Closing Statement (as defined below), (ii) reduced by the Escrow Amount and the Company Expenses, and the net amount shall be payable in accordance with this Agreement.

(b) Exhibit E (the “Closing Statement”) sets forth the Stockholders’ calculation of the Cash Component, including the Stockholders’ calculation of Company Cash, Indebtedness as of immediately prior to Closing and Company Expenses.

Section 1.3 Further Assurances. At any time and from time to time after the Closing, at AMSC Brazil’s request and without further consideration, each Stockholder shall promptly execute and deliver such instruments of transfer, conveyance, assignment and confirmation, and take all other action as AMSC Brazil may reasonably request, to transfer, convey and assign to AMSC Brazil, and to confirm AMSC Brazil’s title to, all of the Target Interests, to put AMSC Brazil in actual possession and operating control of the assets, properties and business of the Target Companies, to assist AMSC Brazil in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

Section 1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of executed documents, at 12:00 p.m., Eastern Time, on the date hereof (the “Closing Date”) or at such other place as the Parties shall otherwise mutually agree in writing. At the Closing, the Parties shall take such actions and make such deliveries as set forth in below, which actions and deliveries shall be deemed to occur simultaneously at the Closing.

Section 1.5 Closing Deliveries.

(a) AMSC Brazil Deliveries. At the Closing:

(i) AMSC Brazil shall subscribe and pay-up newly issued shares of the Company for the total amount of BRL$168,941,214.08, pursuant to the Company’s Shareholders Meeting, substantially in the form attached hereto as Section 1.5(a)(i) of the Disclosure Schedule;

(ii) AMSC Brazil shall deliver to the Stockholders an amount equal to the Cash Adjustment Payment (calculated using the estimates contained in the Closing Statement), minus the Escrow Amount and minus the Company Expenses, by wire transfer of immediately available funds to the account(s) (which shall not be more than one (1) account per Stockholder) provided in writing by the Stockholder Representative, in accordance with each Stockholder’s respective Pro Rata Share set forth in Schedule III;

(iii) AMSC Brazil shall deliver, from Equiniti Trust Company, LLC, evidence to the Stockholders that the AMSC Shares have been issued to the Stockholders in book-entry form in accordance with their respective Pro Rata Share;

(iv) AMSC Brazil shall deliver to the Stockholder Representative the relevant share transfer forms evidencing the transfer of the Target Interests to AMSC Brazil, in each case duly executed by AMSC Brazil in the Target Companies’ Share Transfer Books;

(v) AMSC Brazil shall deliver the Escrow Amount to the Escrow Agent in accordance with Section 1.7 to a separate account designated by the Escrow Agent (the “Escrow Account”);

(vi) AMSC Brazil shall cause the Company to pay Visão the totality of the purchase prices as set forth in the Real Property Purchase Agreement and in the IP Assignment Agreement;

(vii) AMSC Brazil shall cause the Company to pay to Visão the Real Property Consideration, as defined in the Real Property Purchase Agreement;

(viii) AMSC Brazil shall cause the Company to pay to Arim the Assets Purchase Price, as defined in the Asset Purchase Agreement;

(ix) AMSC Brazil shall deliver or cause to be delivered to the Stockholders a counterpart to the IP Assignment Agreement that has been duly executed by the Company;

(x) AMSC Brazil shall deliver to the Stockholder Representative and the Escrow Agent a counterpart to the Escrow Agreement that has been duly executed by AMSC Brazil;

(xi) AMSC Brazil shall deliver to the Stockholder Representative a counterpart to the Transition Services Agreement that has been duly executed by the Company;

(xii) AMSC Brazil shall pay, or cause to be paid, the Company Expenses to the applicable payees thereof in accordance with the invoices provided by the respective vendors, copies of which have been provided to AMSC Brazil, or in respect of any payments to IGC Partners that are Company Expenses, to the applicable payees thereof for payment on behalf of, and for the benefit of, the Stockholders;

(xiii) AMSC Brazil shall deliver to the Stockholder Representative the minutes of the Target Companies’ Shareholders Meetings resolving on the amendment to the Target Companies’ bylaws, as well as the appointment of new directors and officers indicated by AMSC Brazil, duly executed by the Holding Companies and applicable Stockholders, substantially in the form attached hereto as Section 1.5(a)(xiii) of the Disclosure Schedule; and

(xiv) AMSC Brazil shall deliver to the Stockholder Representative a counterpart to the Assignment and Assumption Agreement that has been duly executed by the Company.

(b) Stockholders’ Deliveries. At the Closing:

(i) the Stockholders shall deliver to AMSC Brazil the minutes of the Company’s Shareholders Meeting, substantially in the form attached hereto as Section1.5(a)(i) of the Disclosure Schedule;

(ii) the Stockholders shall deliver or cause to be delivered to AMSC Brazil duly executed counterparts to the Real Property Purchase Agreement, to the Real Property Promise to Purchase Agreement and to the Real Property Free Lease Agreements that have been duly executed by the Company and Visão;

(iii) the Stockholders shall deliver or cause to be delivered to AMSC Brazil duly executed counterparts to the Asset Purchase Agreement that have been duly executed by the Company and Arim;

(iv) the Stockholder Representative shall deliver to AMSC Brazil and the Escrow Agent a counterpart to the Escrow Agreement that has been duly executed by the Stockholder Representative;

(v) the Stockholder Representative shall deliver to AMSC Brazil a counterpart to the Transition Services Agreement, substantially in the form attached hereto as Section 1.5(b)(v) of the Disclosure Schedule, that has been duly executed by Eletrotrafo;

(vi) the Stockholders shall deliver to AMSC Brazil share transfer forms evidencing the transfer of the Target Interests, in each case duly executed by the applicable Stockholder in the Target Companies’ Share Transfer Books, and the Target Companies shall register such transfers in the relevant Target Companies’ Share Register Books;

(vii) [RESERVED].

(viii) the Stockholder Representative shall deliver to AMSC Brazil the Inventions Assignment and Confidentiality Agreements which were duly executed by Specified Employee and by the Company prior to Closing Date;

(ix) each Stockholder and each Stockholder Group Member shall enter into a general release in favor of AMSC Brazil, substantially in the form attached hereto as Exhibit D (the “General Release”), which General Release shall be in full force and effect as of the Closing;

(x) the Stockholders shall deliver or cause the current directors, members and officers of the Target Companies to deliver, the resignations effective as of the Closing Date of all directors, members and officers of the Target Companies;

(xi) the Stockholders shall deliver or cause the current directors, members and officers of the Target Companies to deliver, a power of attorney with general management powers to individuals indicated by AMSC Brazil, duly executed, substantially in the form of Section 1.5(b)(xi) of the Disclosure Schedule;

(xii) each Stockholder shall deliver to AMSC Brazil a properly completed IRS Form W-9 or applicable IRS Form W-8;

(xiii) the Stockholders shall deliver to AMSC Brazil the instruments of termination of Affiliate Transactions pursuant to Schedule IV;

(xiv) the Stockholders shall deliver to AMSC Brazil a statement of the outstanding Bank Debt (extrato de dívida bancária) from each of the holders (or the agents or trustees on behalf thereof) of the Bank Debt, including a balance of the Bank Debt owed to such Person on the date thereof (the “Bank Debt Statement”) pursuant to Schedule V;

(xv) the Stockholders shall deliver or cause to be delivered to AMSC Brazil a counterpart to the IP Assignment Agreement that has been duly executed by Visão;

(xvi) the Stockholders shall deliver or cause to be delivered to AMSC Brazil a counterpart to the Private Instrument of Termination of the Stockholders’ Agreement duly executed by the Stockholders, substantially in the form attached hereto as Section 1.5(b)(xvi) of the Disclosure Schedule;

(xvii) the Stockholders shall deliver or cause to be delivered to AMSC Brazil a counterpart of the Private Instrument of Termination of Lease Agreement, duly executed by the Company and Visão, substantially in the form attached hereto as Section 1.5(b)(xvii) of the Disclosure Schedule;

(xviii) the Stockholders shall deliver or cause to be delivered to AMSC Brazil evidence of registration of the documents listed on Section 1.5(b)(xviii) of the Disclosure Schedule with the Board of Trade of Paraná;

(xix) the Stockholders shall deliver or cause to be delivered to AMSC Brazil duly executed proprietary inventions assignment and confidentiality agreements (the “Inventions Assignment and Confidentiality Agreements”), from each of the employees and independent contractors listed on Schedule VI hereto (the “Specified Employees”); and

(xx) the Stockholders shall deliver to AMSC Brazil a counterpart to the Assignment and Assumption Agreement that has been duly executed by the Stockholders.

Section 1.6 Earnout.

(a) As additional cash adjustment for the Target Interests, at such time as, and in the manner, provided in this Section 1.6, if at all, AMSC Brazil shall, or shall cause the Company or another designee of AMSC Brazil to, pay the Earnout Payment(s), if any. Notwithstanding anything to the contrary in this Section 1.6, in no event shall AMSC Brazil be obligated to pay more than BRL$382,500,000 in the aggregate pursuant to this Section 1.6.

(b) Certain Definitions. The following definitions shall apply to this Section 1.6:

(i) “Adjusted EBITDA” means, for any specific period of determination, earnings before interest, taxes, depreciation, and amortization as calculated in accordance with IFRS, derived, in each case, with respect to such period, from the audited financial statements of the Company for such period. Attached as Schedule VII are the agreed methodologies and excluded items for the calculation.

(ii) “Earnout Payment” means each of the First Earnout Payment, the Second Earnout Payment and the Third Earnout Payment.

(iii) “Earnout Targets” means each of the First Earnout Target, the Second Earnout Target and the Third Earnout Target.

(iv) “First Earnout Payment” means the following:

(A) if the Adjusted EBITDA for the First Performance Period is less than BRL$85,000,000, an amount equal to BRL$0;

(B) if the Adjusted EBITDA for the First Performance Period is equal to or greater than BRL$85,000,000 and less than the First Earnout Target, an amount equal to (x) BRL$75,000,000 minus (y) the difference between the First Earnout Target less such Adjusted EBITDA for the First Performance Period;

(C) if the Adjusted EBITDA for the First Performance Period is equal to the First Earnout Target, an amount equal to BRL$75,000,000; and

(D) if the Adjusted EBITDA for the First Performance Period is greater than the First Earnout Target, an amount equal to (x) BRL$75,000,000 plus (y) the product of (i) 0.5 multiplied by (ii) the amount by which such Adjusted EBITDA for the First Performance Period exceeds the First Earnout Target; provided, however, that in no event will the First Earnout Payment exceed BRL$100,000,000.

(v) “First Earnout Target” means BRL$100,000,000.

(vi) “First Performance Period” means the period that begins as of the day immediately following the last day of the month on which the Closing Date occurred up until (and including) the one year anniversary of the Closing Date.

(vii) “Performance Period” means each of the First Performance Period, the Second Performance Period and the Third Performance Period, as applicable.

(viii) “Second Earnout Payment” means the following:

(A) if the Adjusted EBITDA for the Second Performance Period is less than BRL$95,000,000, an amount equal to BRL$0;

(B) if the Adjusted EBITDA for the Second Performance Period is equal to or greater than BRL$95,000,000 and less than the Second Earnout Target, an amount equal to (x) BRL$85,000,000 minus (y) the difference between the Second Earnout Target less such Adjusted EBITDA for the Second Performance Period;

(C) if the Adjusted EBITDA for the Second Performance Period is equal to the Second Earnout Target, an amount equal to BRL$85,000,000; and

(D) if the Adjusted EBITDA for the Second Performance Period is greater than the Second Earnout Target, an amount equal to (x) BRL$85,000,000 plus (y) the product of (i) 0.5 multiplied by (ii) the amount by which such Adjusted EBITDA for the Second Performance Period exceeds the Second Earnout Target; provided, however, that in no event will the Second Earnout Payment exceed BRL$130,000,000.

(ix) “Second Earnout Target” means BRL$110,000,000.

(x) “Second Performance Period” means the period as of immediately following the end of the First Performance Period up until (and including) the one year anniversary of the end of the First Performance Period.

(xi) “Third Earnout Payment” means the following:

(A) if the Adjusted EBITDA for the Third Performance Period is less than BRL$110,000,000, an amount equal to BRL$0;

(B) if the Adjusted EBITDA for the Third Performance Period is equal to or greater than BRL$110,000,000 and less than the Third Earnout Target, an amount equal to (x) BRL$90,000,000 minus (y) the difference between the Third Earnout Target less such Adjusted EBITDA for the Third Performance Period; provided, that, after taking into account the First Earnout Payment, the Second Earnout Payment and this Third Earnout Payment, in no event shall AMSC Brazil be obligated to pay more than BRL$382,500,000 in the aggregate pursuant to this Section 1.6;

(C) if the Adjusted EBITDA for the Third Performance Period is equal to the Third Earnout Target, an amount equal to BRL$90,000,000; provided, that, after taking into account the First Earnout Payment, the Second Earnout Payment and this Third Earnout Payment, in no event shall AMSC Brazil be obligated to pay more than BRL$382,500,000 in the aggregate pursuant to this Section 1.6; and

(D) if the Adjusted EBITDA for the Third Performance Period is greater than the Third Earnout Target, an amount equal to (x) BRL$90,000,000 plus (y) the product of (i) 0.5 multiplied by (ii) the amount by which such Adjusted EBITDA for the Third Performance Period exceeds the Third Earnout Target; provided, however, that in no event will the Third Earnout Payment exceed BRL$152,500,000; provided, further, that, after taking into account the First Earnout Payment, the Second Earnout Payment and this Third Earnout Payment, in no event shall AMSC Brazil be obligated to pay more than BRL$382,500,000 in the aggregate pursuant to this Section 1.6.

(xii) “Third Earnout Target” means BRL$125,000,000.

(xiii) “Third Performance Period” means the period as of immediately following the end of the Second Performance Period up until (and including) the one year anniversary of the end of the Second Performance Period.

(c) Earnout Statements. In respect of each Performance Period, no later than fifteen (15) days following AMSC’s filing of its Form 10-Q or Form 10-K, as the case may be, with the SEC in accordance with the Exchange Act in respect of such fiscal quarter that includes the last day of such Performance Period, AMSC Brazil shall prepare and deliver (or cause to be prepared and delivered) to the Stockholder Representative a statement (the “Earnout Statement”), which Earnout Statement shall be calculated consistent with Schedule VII, setting forth AMSC Brazil’s calculation of the Adjusted EBITDA for such Performance Period and the resulting calculation of the Earnout Payment (if any) for such Performance Period, together with reasonably detailed supporting documentation to evidence AMSC Brazil’s calculations of each of the foregoing components. The Earnout Statement and all amounts, determinations and calculations contained therein shall be prepared in accordance with this Agreement (including the definitions of the applicable components of the Earnout Payment set forth herein).

(d) Following delivery of each Earnout Statement, the Stockholder Representative shall have twenty (20) Business Days to review such Earnout Statement. If the Stockholder Representative has any objections to such Earnout Statement or any calculations set forth therein, the Stockholder Representative shall deliver to AMSC Brazil on or prior to the end of such twenty (20) Business Day period a written statement setting forth its objections thereto (describing in reasonable detail the nature and amount of each of its objections, and including all supporting calculations, schedules and documentation related to such objections) (each, an “Earnout Objections Statement”). In the event that the Stockholder Representative requests any information or documents within AMSC Brazil or the Target Companies’ possession or similar to those prepared during the financial due diligence process conducted by AMSC in the Target Companies during the twenty (20) Business Day period following delivery of an Earnout Statement, AMSC Brazil shall deliver such requested information or documents as soon as practicable following such request but in no event later than ten (10) Business Days thereafter; provided, that, in no event shall AMSC Brazil or the Target Companies be required to deliver any information or documents that was not already prepared or within its possession at the time requested by the Stockholder Representative. In such case, the term to present the Earnout Objections Statement shall automatically extend for up to ten (10) additional Business Days, provided that the extended term shall not exceed forty (40) Business Days in the aggregate from the delivery of such Earnout Statement. In the event the Stockholder Representative delivers an Earnout Objections Statement, for a ten (10) day period following such delivery, AMSC Brazil and the Stockholder Representative shall negotiate in good faith to resolve any disagreements that they may have with respect to any matter specified in such Earnout Objections Statement. If, within such ten (10) day period, the Stockholder Representative and AMSC Brazil do not agree in writing to a resolution of any disagreements related to the Earnout Objections Statement (any such matter, a “Disputed Earnout Matter”), then such Disputed Earnout Matter(s) shall be submitted to a globally recognized independent registered public accounting firm mutually agreeable to AMSC Brazil and the Stockholder Representative (the “Independent Accountant”) for resolution. The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after submission, render its decision on the Disputed Earnout Matters. The Independent Accountant’s determination shall be based solely on the definitions contained in this Agreement, Schedule VII, and the presentations by AMSC Brazil and the Stockholder Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). In resolving any Disputed Earnout Matters, the Independent Accountant shall act as an expert and not an arbitrator and may not assign a value to such item greater than the greatest value for such item or less than the lowest value for such item claimed by AMSC Brazil in the Earnout Statement or by Stockholder Representative in the Earnout Objections Statement.

The Independent Accountant shall also determine the proportion of its fees and expenses to be paid by each of AMSC Brazil and the Stockholders based on the percentage (as determined by the Independent Accountant) that the portion of the contest amount not awarded to each Party bears to the amount actually contested by such Party. Following the determination by the Independent Accountant with respect to the Disputed Earnout Matters in accordance with the terms of this Agreement or any agreement reached by AMSC Brazil and the Stockholder Representative with respect to any Disputed Earnout Matters, the Earnout Statement shall be revised accordingly in writing and executed by the Parties, and the Earnout Payment, if any, included therein, as so revised to reflect such determination or resolution of any Disputed Earnout Matters, shall be final, conclusive and binding for all purposes and in all respects and deemed the “Final Earnout Statement” for such Earnout Statement. If the Stockholder Representative does not provide AMSC Brazil with an Earnout Objections Statement within twenty (20) Business Days (as may be extended but to no more than forty (40) Business Days as set forth in this Section 1.6(d)) after delivery by AMSC Brazil of the Earnout Statement to the Stockholder Representative setting forth any objections and proposed changes to the applicable Earnout Statement as provided in this Section 1.6(d), or if the Stockholder Representative notifies AMSC Brazil in writing that the Stockholder Representative has no objection to the applicable Earnout Statement and the calculation therein, then the original Earnout Statement provided to the Stockholder Representative under Section 1.6 shall be deemed to be the Final Earnout Statement and the Earnout Payment, if any, included therein shall be final, binding and conclusive upon the Parties for all purposes and in all respects and deemed the Final Earnout Statement for such Earnout Statement. The procedures set forth in this Section 1.6 for resolving disputes with respect to an Earnout Statement and the calculation of Adjusted EBITDA and any Earnout Payments shall be the sole and exclusive method for resolving any such disputes.

(e) In the event any Earnout Payment becomes payable to the Stockholders pursuant to this Section 1.6, then within ten (10) Business Days after such amount has been finally determined in accordance with Section 1.6(d), AMSC Brazil shall make (or cause to be made) such Earnout Payment by wire transfer of immediately available funds to the Stockholders in accordance with their respective Pro Rata Share (reduced by the Escrow Supplement, if any, which shall be deposit in the Escrow Account pursuant to Section 1.6(g)), by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing; provided, that, (i) any undisputed portion of the respective Earnout Payment shall be paid to the Stockholders within ten (10) Business Days from the date of delivery of an Earnout Objections Statement and (ii) any disputed portion of the respective Earnout Payment (the “Disputed Earnout Amount”) shall be paid as promptly as practicable following the final determination thereof (to the extent it is finally determined to be payable) in accordance with this Section 1.6, in each case, in accordance with their respective Pro Rata Share, by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing; provided, further that, if any portion of the Disputed Earnout Amount is finally determined to be due and payable to the Stockholders in accordance with this Section 1.6 then interest on such amount shall accrue at the Interest Rate from and after the tenth (10th) Business Day from the Stockholder Representative’s delivery of the applicable Earnout Objections Statement. In case of a breach of the payment obligation by AMSC Brazil pursuant to this Section, AMSC Brazil shall pay to the Stockholders (i) a non-compensatory penalty of two percent (2%) of the total amount in default plus (ii) a default penalty interest corresponding to the Interest Rate over the total amount in default per month, calculated pro rata temporis, counting from the date the amount was due until the date of its effective full payment.

(f) Each of the Stockholders and the Stockholder Representative acknowledges and agrees that (i) the Earnout Payments are contingent on the future performance of the business of the Target Companies and is not guaranteed; (ii) AMSC Brazil makes no warranty, representation or assurance regarding the accuracy of any revenue projections regarding the business of the Target Companies or as to whether any Adjusted EBITDA or Earnout Target will be achieved during the Performance Periods; and (iii) subject to its other obligations contained in this Section 1.6, following the Closing, AMSC Brazil is under no obligation (fiduciary or otherwise) to conduct the business of the Target Companies in a particular manner whatsoever (including any manner that increases the likelihood that the Earnout Payments will be paid, or that maximizes the amount of the Earnout Payments to be paid, to the Stockholders) and AMSC Brazil shall have the right to conduct the business of the Target Companies in the manner it deems appropriate following Closing.

(g) Escrow Supplement. If, on a date which an Earnout Payment becomes payable pursuant to Section 1.6(e), the Graphic Account Available Balance is a negative value pursuant to Section 6.8, AMSC Brazil shall be entitled to deposit part of the amount of the Earnout Payment payable to the Stockholders, if any, in the Escrow Account (the “Escrow Supplement”) equal to the lesser of (1) the absolute value of the Graphic Account Available Balance less one hundred million reais (BRL$100,000,000.00) and (2) ten percent (10%) of the Earnout Payment payable to the Stockholders on such given date; provided, however, that in the case the Graphic Account Available Balance is a negative value as a result of a breach or claim pursuant to Section 6.1(b) (Fundamental R&W), Section 6.1(c)(iv) (Environmental Liabilities), Section 6.1(d) (Covenants), Section 6.1(e) (Stockholders’ Group Liabilities), Section 6.1(g) (Affiliate Transaction Liabilities) and Section 6.1(h) (Pre-Closing Reorganization Liabilities), the Escrow Supplement shall be equal to the lesser of (x) the absolute value required for the Graphic Account Available Balance to become zero, and (y) one hundred percent (100%) the Earnout Payment payable to the Stockholders on such given date. The deposit of the Escrow Supplement in the Escrow Account shall occur simultaneously with the payment of the remainder of Earnout Payment and shall be deemed as part of the Escrow Fund for purposes of this Agreement.

(h) Following the Closing and through the expiration of the Performance Period, AMSC Brazil shall, and shall cause its Affiliates, including the Target Companies (i) not take any action or omit to take any action with the intent of reducing or frustrating the achievement of any of the Earnout Targets; and (ii) not to divert to any Affiliates of AMSC Brazil any material business opportunity, revenue, customer relationship, supplier relationship or other material business activity from the Target Companies, with the intent of materially and adversely impacting the Adjusted EBITDA and/or any Earnout Payment.

(i) If a Stockholder fails to pay (or shall otherwise undisputedly owe) any amounts that it is undisputedly obligated to pay to the other Party under this Agreement or under any other Transaction Document, including pursuant to the indemnification provisions set forth in this Article VI, then AMSC Brazil, in addition to any other rights and remedies that may be available to it, shall be entitled to deduct any Earnout Payment payable by AMSC Brazil to such Stockholder in accordance with the terms of Section 1.6 (an “Earnout Payment Deduction”).

(j) Access to Information. Until the expiration of all Performance Periods, AMSC Brazil shall provide, or cause to be provided, to the Stockholder Representative, on a quarterly basis, the year-to-date Adjusted EBITDA (the “Quarterly Adjusted EBITDA Statements”) within fifteen (15) days following AMSC’s filing of each of its Form 10-Q or Form 10-K, as the case may be, with the SEC in accordance with the Exchange Act in respect of such fiscal quarter. AMSC Brazil shall further provide the Stockholder Representative and its representatives with reasonable access, during normal business hours and upon reasonable prior written notice, to the books and records of the Target Companies and appropriate key management who prepared such Quarterly Adjusted EBITDA Statements, for the purpose of permitting the Stockholder Representative and its representatives to reconcile such Quarterly Adjusted EBITDA Statements; provided, that such access shall not be more than once per reporting period. Failure by the Stockholders to raise any issues in the course of ongoing performance monitoring pursuant to this Section 1.6(j) shall not prevent the presentation of any objections pursuant to Section 1.6(d).

Section 1.7 Escrow Fund. At the Closing, AMSC Brazil shall deposit the Escrow Amount in a bank account in the name of Irineu with the Escrow Agent (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), which Escrow Amount shall be retained in escrow for purposes of securing the indemnification obligations of the Stockholders set forth in this Agreement. The terms of, and timing and payment of, the cash held in the Escrow Fund shall be in accordance with Article VI of this Agreement and the terms and conditions set forth in the Escrow Agreement.

Section 1.8 Withholding Obligation.

(a) Each of the Parties shall be entitled to deduct and withhold the applicable amounts from any consideration payable pursuant to this Agreement in the event such deduction or withholding is mandatory pursuant to the applicable Tax Law, in accordance with this Section. In view of the foregoing, the Party receiving the funds (in the event of the Stockholders, the Stockholder Representative) (“Recipient Party”) shall deliver to the relevant Party responsible for the applicable payment (“Paying Party”) within five (5) days before the date of any payment due under this Agreement to which the deduction or withholding is applicable, a notice with (i) reasonable information on the acquisition cost registered by such Recipient Party and, on the payment date, the calculation of the corresponding Taxes (provided that the Recipient Party will provide the Paying Party with a good-faith estimate of such calculations within two (2) days prior to such payment date), and, on the payment date, the Paying Party shall pay, on behalf of such Recipient Party, the relevant Taxes based on such information (“Withholding Amount Statement”). If the Recipient Party fails to provide this information within the period above, the Paying Party shall promptly inform the Recipient Party that, in its understanding, there is deduction or withholding applicable and will assume that such acquisition cost is zero, and withhold the applicable Taxes from the payment made pursuant to the applicable rates at the date such Taxes are due, provided that if the Recipient Party informs that no deduction or withholding are applicable, the Paying Party shall be liable without any limitation, for any Damage incurred by the Recipient Party arising from the withholding and deducting of Taxes, to the extent the deduction or withholding is not applicable. The Paying Party shall be entitled to rely fully on such information provided in the Withholding Amount Statement, and the Recipient Party shall hold the Paying Party harmless from and indemnify the Paying Party against any Damages suffered by Paying Party at any time, without any limitation, as a result of Paying Party’s reliance thereon, pursuant to the provisions of this Agreement. Likewise, the Paying Party shall be liable without any limitation, for any Damage incurred by the Recipient Party arising from any withholding and deducting of Taxes not done in accordance with the Withholding Amount Statement and the rules provided in this Section.

(b) Remittance of Funds Abroad. If applicable, the Recipient Party shall timely provide to the Paying Party all documents and information reasonably requested by the Paying Party to comply with Brazilian exchange regulations and/or reasonable demands made by the financial institution chosen by the Paying Party, to carry out the exchange transactions needed for any payment due under this Agreement.

ARTICLE II.

REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE TARGET INTERESTS

Each Stockholder individually and not jointly and severally hereby represents and warrants to AMSC Brazil that the statements contained in this Article II are true and correct with respect to itself.

Section 2.1 Title.

(a) Each Stockholder has good, valid and marketable record and beneficial title to the Target Interests to be transferred, conveyed, assigned, delivered and sold by such Stockholder hereunder or as contemplated hereby, free and clear of any and all Liens whatsoever (other than as imposed by applicable securities Laws). Schedule II sets forth a true and correct listing of all Target Interests owned by the Stockholders. At Closing, AMSC Brazil will acquire good, valid and marketable record and beneficial title to the Target Interests to be sold by such Stockholder hereunder or as transferred, conveyed, assigned, delivered and contemplated hereby, free and clear of any and all Liens whatsoever (other than as imposed by applicable securities Laws).

(b) Except by the Stockholders’ Agreement, no Stockholder is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any Target Interests (other than this Agreement). Except by the Stockholders’ Agreement (which, for the avoidance of doubt, will be terminated prior to Closing), no Stockholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the title or voting of any Equity Securities of the Target Companies.

Section 2.2 Authority. Each Stockholder has the full right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to transfer, convey, assign, deliver and sell to AMSC Brazil at the Closing the Target Interests to be transferred, conveyed, assigned, delivered and sold by such Stockholder hereunder or as contemplated hereby, and, upon consummation of the transactions contemplated hereby, AMSC Brazil will acquire from the Stockholders good, valid and marketable record and beneficial title to the Target Interests, free and clear of all Liens whatsoever. This Agreement has been, and the other Transaction Documents will be, duly and validly authorized, approved, executed and delivered by each Stockholder and constitute a valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with their respective terms.

Section 2.3 Noncontravention. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by any Stockholder of this Agreement or any other Transaction Document, nor the consummation by the Stockholders of the transactions contemplated hereby or thereby, will (a) conflict with or violate the provisions of the Governing Documents of any Stockholder, to the extent applicable, (b) require on the part of the Stockholders any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or instrument to which any Stockholder is a party or by which any Stockholder is bound or to which any Stockholder’s assets are subject, (d) result in the imposition of any Lien upon any assets of any Stockholder or (e) violate any Law or Order applicable to any Stockholder or any Stockholder’s properties or assets.

Section 2.4 Litigation. There is no Legal Proceeding to which any of the Stockholders is a party pending or, to the knowledge of any of the Stockholders, threatened against any of the Stockholders that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. None of the Stockholders is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 2.5 Brokers. Except for IGC Partners, no Stockholder has any liability or obligation to pay (or which would result in the Company or any of its Subsidiaries having any such liability or obligation) any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 2.6 Investment Representation.

(a) Each Stockholder acknowledges and agrees that the AMSC Shares payable to the Stockholders in accordance with Article II will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws. Except as contemplated by this Agreement and the other Transaction Documents, no Stockholder has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the AMSC Shares.

(b) Each Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(c) Each Stockholder has had such opportunity as it has deemed adequate to obtain from AMSC Brazil and its representatives such information as is necessary to permit such Stockholder to evaluate the merits and risks of its acquisition of the AMSC Shares. Each Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the AMSC Shares and to make an informed investment decision with respect to such acquisition. Each Stockholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the AMSC Shares.

(d) Each Stockholder understands that the AMSC Shares, when issued, will be restricted securities under the United States federal securities Laws inasmuch as they are being acquired from AMSC Brazil in a transaction not involving a public offering, and that under such Laws and applicable regulations, the AMSC Shares may be resold without registration under the Securities Act only in certain limited circumstances. Except as contemplated by this Agreement and the other Transaction Documents, no Stockholder has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the AMSC Shares.

(e) Each Stockholder understands that a legend substantially in the following form will be placed on the certificates or other instruments representing the AMSC Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

ARTICLE III.

REPRESENTATIONS OF THE STOCKHOLDERS AND THE TARGET COMPANIES

REGARDING THE TARGET INTERESTS

The Stockholders and the Target Companies jointly and severally represent and warrant to AMSC Brazil that, except as set forth in the applicable section of the Disclosure Schedule, the statements contained in this Article III are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article III.

Section 3.1 Organization, Qualification and Corporate Power.

(a) Each Target Company is a corporation duly organized, validly existing and in corporate and tax good standing under the Laws of Brazil. Each Target Company is duly qualified to conduct business, and is in corporate and tax good standing under the Laws of Brazil, which jurisdiction constitutes the only jurisdiction in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Target Companies have all requisite power and authority to carry on the businesses in which it is engaged and to own, lease and otherwise use the properties owned and leased and otherwise used by it. The Stockholders have furnished to AMSC Brazil complete and accurate copies of the Governing Documents of each Target Company, each as in effect as of the date hereof, and each of which is in full force and effect. No Target Company is in default under or in violation of any provision of its Governing Documents.

(b) The Target Companies have the full right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. This Agreement has been, and the other Transaction Documents will be, duly and validly authorized, approved, executed and delivered by the Target Companies and constitute a valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with their respective terms.

Section 3.2 Capitalization.

(a) The issued and outstanding Equity Securities of the Target Companies are set forth on Section 3.2(a) of the Disclosure Schedule, including a true and complete list of the record and beneficial owners of such Equity Securities, including the number or percentage (as applicable) of the total issued and outstanding Equity Securities held by such Person. Each Stockholder has good and valid record and beneficial title to their respective Target Interests, in each case free and clear of any Liens (other than as imposed by applicable securities Laws).

(b) All of the Target Interests are duly authorized, validly issued, fully paid-up and nonassessable and, except for the Stockholders’ Agreement (which, for the avoidance of doubt, will be terminated prior to Closing), are free of any Liens, pre-emptive rights, rights of first refusal or “put” or “call” rights, including under any Contract to which any Target Company or any Stockholder is a party or by which any Target Company or any Stockholder is bound relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, ownership, voting or transfer of any interest in the Target Companies or other securities convertible into interests in the Target Companies. There are no accrued or unpaid dividends with respect to any outstanding Equity Securities of the Target Companies.

(c) The Target Interests have not been issued in violation of any applicable securities Law, and none of the Target Companies are under any obligation to register or list, under any applicable securities Law, any of the Target Interests.

(d) The Target Interests constitute 100% of the issued and outstanding Equity Securities of the Target Companies on a fully diluted basis. There are no outstanding or existing Equity Securities of the Target Companies other than the Target Interests.

(e) Except by the Stockholders’ Agreement, there are no outstanding Contractual obligations or other commitments, agreements or arrangements of any Target Company or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in the Target Companies. There are no outstanding bonds, debentures, notes or other Indebtedness of the Target Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equityholders of the Target Companies may vote.

Section 3.3 Subsidiaries. No Target Company controls, directly or indirectly, or owns any Equity Securities in any Person, other than the Equity Securities owned by the Holding Companies in the Company.

Section 3.4 Noncontravention. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution, delivery or performance by the Stockholders or the Target Companies of this Agreement or the other Transaction Documents, nor the consummation by the Stockholders or the Target Companies of the transactions contemplated hereby or thereby, will (a) conflict with or violate the provisions of the Governing Documents of any Target Company, (b) require on the part of any Target Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which any Target Company is a party or by which any Target Company is bound or to which any of its properties or assets are subject, (d) result in the imposition of any Lien upon any properties or assets of any Target Company or (e) violate any Law applicable to any Target Company or any of its properties or assets.

Section 3.5 Financial Statements.

(a) The Stockholders have provided to AMSC Brazil true and correct copies of the Financial Statements, which are attached to Section 3.5 of the Disclosure Schedule. Except as set forth in Section 3.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with BR GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Target Companies as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Target Companies; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

(b) The Target Companies have in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements are customary for a company at the same stage of development as the Target Companies that are designed to and (ii) in a timely manner accumulate and communicate to each Target Companies’ principal executive officer and principal financial officer the type of information that would be required pursuant to BR GAAP to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). Except as set forth in Section 3.5 of the Disclosure Schedule, none of the Target Companies, its officers, nor the Target Companies’ independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the knowledge of the Stockholders, there have been no instances of Fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Target Companies have in place revenue recognition methods consistent with BR GAAP. The current internal operating systems and networks (hardware and software) of the Target Companies are sufficient to conduct the business of the Target Companies as presently conducted.

(c) The Closing Statement is true and correct in all respects.

(d) None of the Supervening Assets listed on Schedule XI are reflected on the Interim Balance Sheet or would be reflected on the Company’s balance sheet dated as of November 30, 2025.

Section 3.6 Absence of Certain Changes. Since December 31, 2024, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect, (b) the Stockholders and the Stockholder Group Members, as applicable, have operated the Target Companies in the Ordinary Course of Business and in compliance with applicable Law in all material respects and, to the extent consistent therewith, used their reasonable best efforts to preserve intact its current business organization, kept its physical assets in good working condition, excepting for normal wear and tear, kept available the services of its current officers and employees and preserved its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect, and (c) except for the matters set forth on Section 3.6 of the Disclosure Schedule and except as contemplated by this Agreement or the Pre-Closing Reorganization, none of the Target Companies has taken any of the following actions:

(i) issued, redeemed, sold, pledged, disposed of, granted, transferred or encumbered any shares of capital stock of, or other Equity Securities in, any Target Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Securities or such convertible or exchangeable securities of any Target Company;

(ii) split, combined or reclassified any of its Equity Securities, or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its Equity Securities;

(iii) created, incurred or assumed any Indebtedness (including obligations in respect of capital leases), assumed, guaranteed or endorsed for the obligations of any other Person, or made any loans, advances or capital contributions to, or investments in, any other Person;

(iv) (x) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement, or increased in any manner the compensation or benefits of, or modified the employment terms of, its directors, officers or employees, generally or individually, in the Ordinary Course of Business or in accordance with Labor Agreements, (y)paid any bonus, severance or other benefit to its directors, officers or employees, or (z) accelerated the vesting of, or payment of, any compensation or benefit under any Company Plan or hired or terminated (except for cause) any officers;

(v) (x) acquired, sold, leased, licensed or disposed of any assets or property (except for any shares or other Equity Securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof) in excess, individually of BRL$1,000,000, except for those related to Central Plant Expansion and inventory for the sale of products to clients or (y) acquired, sold, leased, licensed or disposed of any shares or other Equity Securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof;

(vi) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Lien;

(vii) discharged or satisfied any Lien or paid any obligation or liability, except for those related to Central Plant Expansion and/or in the Ordinary Course of Business;

(viii) amended its Governing Documents;

(ix) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in BR GAAP;

(x) (i) made, changed or revoked any Tax election, (ii) settled or compromised any claim, notice, audit report or assessment for Taxes, (iii) changed (or requested any Governmental Entity to change) any material aspect of any method of accounting for Tax purposes, (iv) filed any income Tax Return (other than required by Law), (v) filed any amended Tax Return, (vi) failed to file any non-income Tax Return when due (or, alternatively, failed to file for available extensions) or failed to cause such Tax Returns when filed to be complete and accurate in all material respects, (vii) failed to pay any amount of Taxes when due, (viii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, closing agreement or other agreement relating to Taxes, (ix) surrendered, compromised or forfeited any claim for a refund of Taxes, (x) filed any ruling request or made a voluntary Tax disclosure, amnesty filing or similar disclosure, (xi) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (xii) to the knowledge of the Stockholders, taken (or failed to take) any other action that would reasonably be expected to increase the Tax liability of any Taxpayer or decrease any Tax asset of any Taxpayer in any taxable period (or portion thereof) beginning on or after the Closing Date;

(xi) entered into, amended, terminated, taken or omitted to take any action that constitutes a violation of or default under, or waived any rights under, any Contract or agreement of a nature required to be listed in Section 3.10, Section 3.11 or Section 3.14 of the Disclosure Schedule;

(xii) formed any Subsidiary;

(xiii) purchased, sold, assigned, transferred, licensed, leased, abandoned or otherwise disposed of any Company Intellectual Property;

(xiv) entered into, materially modified or amended, or terminate any Labor Agreement;

(xv) implemented or announced any mass layoff, plant closing or similar action;

(xvi) made or committed to make any capital expenditure in excess of BRL$1,000,000 per item or BRL$2,000,000 in the aggregate, except for those related to Central Plant Expansion;

(xvii) instituted or settled any Legal Proceeding in excess of BRL$1,000,000 individually or BRL$2,000,000 in aggregate;

(xviii) adopted a plan of complete or partial liquidation, dissolution, merger, restructuring or recapitalization; or

(xix) agreed to take, authorize or approve any of the foregoing actions.

Section 3.7 Undisclosed Liabilities. No Target Company has, or is subject to, any liabilities of any kind (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) in excess of BRL 20,000,000 in the aggregate, or that are required to be reflected or reserved against in the Financial Statements, except for (a) liabilities set forth in, reflected in, reserved against or otherwise disclosed in the Interim Balance Sheet, and (b) liabilities which have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business (none of which are for breach or violation of any Contract or Law).

Section 3.8 Tax Matters.

(a) Each Taxpayer has always fulfilled all its Tax obligations set forth in Law, including secondary and ancillary obligations. Each Taxpayer has properly filed on a timely basis all Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Taxpayer has made appropriate accruals in accordance with BR GAAP for the Taxes payable on the Financial Statements and each Target Company has not incurred in any Tax liability since the date of the Financial Statements other than in the Ordinary Course of Business. Since the Interim Balance Sheet Date, no Taxpayer has incurred any liability for Taxes. All Taxes that each Taxpayer is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. All Taxes imposed by or payable to any Governmental Entity, including the Urban Land and Building Tax (IPTU) and the Real Estate Transfer Tax (ITBI), related to any of the Real Properties, to the Real Property Purchase Agreement or to the Real Property Free Lease Agreements, have been duly paid by the applicable taxpayer, and there are no pending Taxes in relation to the Real Properties, even if with suspended enforceability. Each Taxpayer has complied with the information reporting and back-up withholding requirements pursuant to applicable Law, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party. All records and books which a Taxpayer is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to any Taxes are true, correct and complete, in all material respects, and have been duly recorded and are available for inspection.

(b) No examination or audit of any Taxpayer by any Governmental Entity or other administrative or judicial Tax proceeding is currently in progress or, to the knowledge of the Stockholders, threatened or contemplated, and each Taxpayer does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against any Taxpayer. No Taxpayer has been informed in writing (or, to the knowledge of the Stockholders, otherwise) by any jurisdiction where such Taxpayer does not file Tax Returns that the jurisdiction believes that the Taxpayer was required to file any Tax Return that was not filed or that the Taxpayer is subject to taxation in such jurisdiction.

(c) There are no Liens with respect to Taxes upon any of the assets or properties of any Taxpayer.

(d) No Taxpayer has undergone a change in its method of accounting resulting in an adjustment to its Taxable income. No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement); (ii) installment sale, open transaction or other transaction occurring on or prior to the Closing; or (iii) prepaid amount received prior to the Closing. Each Taxpayer currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

(e) The Federative Republic of Brazil is the only jurisdiction in which each Taxpayer files Tax Returns, or is required to file or has been required to file a Tax Return.

(f) To the knowledge of the Stockholders, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of any Taxpayer, except as would not reasonably be expected to have a Material Adverse Effect.

(g) Each Taxpayer has maintained complete and accurate records, to the extent required by applicable Law of (i) all sales to purchasers claiming to be exempt from any Taxes based on the exempt status of the purchaser, and (ii) all other sales for which a Tax was not collected by any Taxpayer and as to which the seller is required to retain any records relating to the exempt nature of the sale or use or non-applicability of the any Taxes.

(h) Except as set forth in Section 3.8(h) of the Disclosure Schedule, no Taxpayer makes use of any Tax installment payment program and does not enjoy any other Tax incentives and/or benefits. All of such Tax installment payment programs and/or Tax incentives and/or benefits have been duly obtained in accordance with applicable Law and none shall be adversely impacted by the execution of this Agreement and/or the completion of the transactions provided herein. The Taxpayers have complied with all rules and requisites applicable to the Tax benefits or incentives referred to herein and, to the knowledge of the Stockholders, there is no threatened termination or change of such benefits and incentives, including as a result of the transactions contemplated by this Agreement.

(i) All products marketed by a Taxpayer have been correctly classified under applicable Law upon importation into Brazil for purposes of collection of the applicable Taxes.

Section 3.9 Assets.

(a) Except as set forth in Section 3.9(a) of the Disclosure Schedule, each Target Company has good and marketable title to all owned assets and properties (including, for the avoidance of doubt, all Arim Assets), and a valid, binding and enforceable leasehold or license interest in all leased or licensed assets and properties (tangible and intangible) used or held for use in, or necessary for, the conduct of its business as currently and historically conducted (collectively, the “Target Companies’ Assets”), in each case free and clear of any Liens.

(b) All Target Companies’ Assets are in good operating condition and repair, have been maintained in accordance with manufacturer specifications and prudent industry practice, are suitable and sufficient for their current uses, and are not subject to material deferred maintenance, in each case wear and tear excepted.

(c) The Target Companies’ Assets, properties, interests and rights (tangible and intangible), whether owned, leased or licensed, of the Target Companies (including all equipment, machinery, vehicles, tools, fixtures, furniture, inventory, supplies, spare parts, information technology systems, software, data, Intellectual Property, Contracts, Real Property, rights under warranties and guarantees, and books and records) held by the Target Companies constitute all assets, properties, interests and rights necessary and sufficient to operate the business of the Target Companies after the Closing in substantially the same manner as conducted immediately prior to the Closing, without the reliance on, or need to obtain, any assets, services, systems, Intellectual Property, rights or rights of use from the Stockholders or any of their Affiliates, Stockholder Group Members or family members (other than services expressly provided under the Transition Services Agreement, if any).

(d) No asset used in the business is owned by the Stockholders or any of its Affiliates (other than a Target Company), Stockholder Group Members, family members or any third party, except for leased or licensed assets disclosed on Section 3.9(d) of the Disclosure Schedule, and all such leases and licenses are valid, binding, enforceable and assignable to the extent required for the consummation of the transactions contemplated hereby without the consent of any third party. There is no outstanding option, right of first refusal, right of first offer or similar right in favor of any third party to purchase, lease, license or otherwise acquire any such asset.

(e) All material equipment, machinery and vehicles held by the Target Companies are listed on Section 3.9(e) of the Disclosure Schedule and, together with current maintenance logs and warranties, have been made available to AMSC Brazil. Except set forth in Section 3.9(e) of the Disclosure Schedule, all inventory (finished goods, work-in-process and raw materials) is owned by a Target Company free and clear of Liens, is of good and merchantable quality, usable and saleable in the Ordinary Course of Business, and is not obsolete, damaged or slow-moving except to the extent reserved for in the Financial Statements in accordance with BR GAAP and consistent with past practice.

(f) The Target Companies do not operate in any of the Seller Retained Businesses and do not own any assets or properties with respect to any of the Seller Retained Businesses.

Section 3.10 Real Property.

(a) Section 3.10(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all real property owned by any Target Company (including, for the avoidance of doubt, all properties acquired by the Target Companies under the Real Property Purchase Agreement, the “Owned Real Property”). Section 3.10(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all real property owned by any of the Stockholder Group Members that is currently used or held for use primarily in the conduct of the business of the Target Companies, other than the Owned Real Property (the “Stockholder Group Real Property”). The relevant Target Company is the sole and legitimate owner and has good and marketable fee simple title to the Owned Real Property. The relevant Target Company has fair, peaceful, continuous, in good faith, and unopposed possession over all Real Properties. Except as set forth in Section 3.10(a)(iii) of the Disclosure Schedule, there is no (a) contingencies or Liens of any nature over the Real Properties or any facts that prevent their disposal; (b) any irregularity in the ownership chain, as well as any reason for the ownership title to be questioned; (c) any third party that holds or claims direct or indirect possession of any portion of the Real Properties, or any instruments entered into with third parties (or to Stockholders’ knowledge, entered by any third parties, including the Real Properties’ prior owners, and the relevant Target Company’s predecessors, successors, owners or representatives) for the purpose of disposal or using the Real Properties for any purpose; (d) any irregularities, impugnation, or pretensions regarding the determination of the boundaries and confrontations of the Real Properties; and (e) any obligations, conditions, or amounts pending under the acquisition titles registered and/or recorded in the registries that comprise the ownership chain of the Real Properties.

(b) Section 3.10(b) of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options with respect to such Lease, and the rent or other consideration payable thereunder. The Stockholders have delivered to AMSC Brazil complete and accurate copies of the Leases including all modifications and amendments thereto. With respect to each Lease, (i) such Lease has been duly authorized, executed and delivered by the parties thereto and is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth in Section 3.10(b) of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect for a determined time, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) no Target Company or, to the knowledge of the Stockholders, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Target Company or, to the knowledge of the Stockholders, any other party under such Lease, and (iv) to the knowledge of the Stockholders, no Target Company has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Real Property leased by it pursuant to a Lease.

(c) Except as set forth in Section 3.10(a)(iii) of the Disclosure Schedule, the Real Properties are free and clear of any Liens. There is no financing or securitization operation completed or in process to this date related to the Real Properties or to the receivables of the Real Properties.

(d) Except as set forth in Section 3.10(a)(iii) of the Disclosure Schedule, the Stockholder Group Members and/or the Target Companies, as applicable, became the owner of the Real Properties on a regular basis, and are the sole and legitimate owner and sole possessor, with fair title and fair, peaceful, continuous, in good faith, and unopposed possession, of the applicable Real Property, and, there is no (a) contingencies or Liens of any nature over the Real Property or any facts that prevent its disposal, disposition, lease or free lease; and (b) any third party that holds or claims direct or indirect possession of any portion of the Real Property, or any instruments entered into with third parties for the purpose of using the Real Property; and (c) irregularity in the ownership history of the Real Property.

(e) None of the Stockholders, Stockholder Group Members or any of their respective Affiliates has received written notification, nor are such Persons otherwise aware, that any Real Property is not in compliance with all material conditions, restrictions and requirements contained in any zoning ordinances applicable to such Real Property. There are no zoning or other land use or Permit-related proceedings (including condemnation proceedings) before any Governmental Entity instituted or, to the Stockholders’ knowledge, threatened or planned to be instituted, that would detrimentally affect the use of any Real Property as presently contemplated. No Person, other than the Target Companies, has the right to use or occupy the Real Property. There are no disputes affecting any of the Real Properties.

(f) The Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Target Companies and which are necessary for the conduct of its business as presently conducted. The Stockholders, the Stockholder Group Members and their respective Affiliates have not had any interests (including option interests) in any real property in connection with the business of the Target Companies, other than the Real Property.

(g) Except as set forth in Section 3.10(g) of the Disclosure Schedule, the Real Properties are not (a) located in areas subject to preemption and/or special cultural preservation zones, in favor of any Governmental Entity; (b) subject to emphyteusis, fee farm or occupation regime, in relation to any public or private entity; and (c) subject to mining rights or mineral exploration or mining activities, with no administrative or judicial process to determine (d) remuneration for occupation of the Real Properties or evaluation of damages resulting from exploration and/or mining activities over the Real Properties.

(h) None of the Target Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, subleasehold, license or other right of occupancy of the Leased Real Property.

(i) The use and operation of the Real Property does not violate any Law, covenant, condition, restriction, easement, license, Permit or Contract.

(j) There are no third-party rights, including right of first refusal or preemption rights, in favor of private or public entities, that may adversely affect any Transaction Document by means of which the Real Property were conveyed to the Target Companies, and the Target Companies have previously obtained the waiver from any third parties whose rights should have been observed as a consequence of such Transaction Documents.

(k) The Owned Real Properties are not subject to: (i) any expropriation project or process, declaration of public utility for expropriation purposes, or temporary occupation, totally or partially, at federal, state, or municipal level; (ii) any heritage preservation process initiated or concluded, at federal, state, or municipal level, and the Owned Real Properties are not located in an area surrounding a preserved property (as per the legal definition applicable to the term “surrounding”); or (iii) demarcation, discriminatory, and/or collection processes, at administrative or judicial levels. There is no action, claim, legal, arbitration, administrative proceeding (including and especially, but not limited to, a Federal or State Prosecution Office), or self-regulatory authority, litigation or demand of any nature whatsoever, including civil criminal, commercial, tax and labor, in progress or imminent, before any court, arbitration chamber or governmental authority, in Brazil or abroad, that affects or may potentially affect, directly or indirectly, the purchase and sale transaction subject matter of any Transaction Document by means of which the Owned Real Properties were conveyed to the Target Companies.

(l) There are no in rem or personal enforcement actions of any nature, proposed or imminent, in any court, including arbitration or abroad, that have as their object or may affect the Real Properties, their improvements or rights related thereto.

(m) None of the Stockholders, Stockholder Group Members or any of their respective Affiliates has received written notification, nor are such Persons otherwise aware, that the Stockholder Group Real Property and of the Leased Real Property are subject to: (a) any expropriation project or process, declaration of public utility for expropriation purposes, or temporary occupation, totally or partially, at federal, state, or municipal level; (b) any heritage preservation process initiated or concluded, at federal, state, or municipal level, and the Stockholder Group Real Property and of the Leased Real Property are not located in an area surrounding a preserved property (as per the legal definition applicable to the term “surrounding”); or (c) demarcation, discriminatory, and/or collection processes, at administrative or judicial levels.

(n) The Stockholder Group Members and the Target Companies have all Permits necessary for the use and operation of each of the Real Properties, and the Target Companies have each complied with all material conditions of the Permits applicable to the Real Properties. No material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Real Property.

(b) Except as set forth in Section 3.10(a)(iii) of the Disclosure Schedule, the possession exercised by Target Companies and/or the Stockholder Group Members has always been fair, peaceful, continuous, in good faith, and unopposed, and the Real Properties are free of adverse possession, disturbances, or threats of any kind.

(c) The Owned Real Property is located in an urban area. All the registrations referring to the previous characterization of the Owned Real Property as rural were cancelled before INCRA and the Federal Revenue of Brazil.

(d) The construction works and the installation of equipment (as applicable) were executed on the Real Properties in accordance with the building specifications approved by the competent governmental authorities, with due observance of the limits established by municipal legislation relating to zoning and occupation and use of the soil. All necessary governmental permits and approvals for construction over the Real Properties have been legally, timely and effectively obtained and are being managed and maintained in compliance with applicable laws. There are no third-party constructions over the Real Properties, their airspace or underground.

(e) Except as set forth in Section 3.10(r) of the Disclosure Schedule, the Real Properties are provided with the necessary infrastructure for its connection to the public utilities and other services necessary for its occupation, including electricity, water, sanitary sewage and rainwater pipes, and there are no debts related to any of these services. There is no water collection through artesian wells and the property’s water supply is provided by Companhia de Saneamento do Paraná. There is no gas connection on the Real Properties.

(f) Without prejudice to the representations applicable to the Stockholder Group Real Property and of the Leased Real Property as of the date of Closing, in the event that the Real Property No. 2 is acquired by any of the Target Companies, all representations applicable to the Owned Real Property shall become applicable to such acquired Stockholder Group Real Property or Leased Real Property, as from the date of its acquisition, and will be considered as given by the Stockholders, in relation to such acquired Stockholder Group Real Property or Leased Real Property, on and in relation such date, for all purposes of this Agreement.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable and all material unregistered Trademarks. All Company Registrations are currently in compliance with all material legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and the Stockholder Group Members and Target Companies have taken all actions necessary, to obtain, perfect and maintain such Company Registrations in full force and effect. All assignments of Company Registrations to the Target Companies have been properly executed and recorded. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Target Companies, and all Company Owned Intellectual Property, including the Company Registrations, is subsisting, valid and enforceable. No Company

Registrations have at any time been cancelled, abandoned, allowed to lapse or not renewed, except where each Target Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registrations. No Company Registrations have ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Company Registrations.

(b) No Company Registrations have been or are now involved in any inventorship challenge, interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding, nor, to the knowledge of the Stockholders, have any of the foregoing been threatened. The Stockholder Group Members and the Target Companies have complied with their duty of candor and disclosure, to any applicable Governmental Entity as provided by applicable Law with respect to all patent and trademark applications filed by or on behalf of the Target Companies and have made no material misrepresentation in such applications. The Stockholder Group Members and the Target Companies have actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and have used commercially reasonable efforts to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned. No act or omission by any Stockholder Group Member in respect to Trademarks has resulted in, or would reasonably be expected to result in, the abandonment, invalidity or unenforceability of any Trademark.

(c) Each item of Company Intellectual Property will be owned or available for use by AMSC Brazil immediately following the Closing on substantially the same terms and conditions as immediately prior to the Closing. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any Company Intellectual Property. A Target Company (i) is the sole and exclusive owner of all Company Owned Intellectual Property, and (ii) has valid and continuing rights (pursuant to valid and enforceable written agreements) to Exploit all other Company Intellectual Property as the same is Exploited by any Target Company in the Ordinary Course of Business; in each of the foregoing clauses (i) and (ii) above, free and clear of any Liens. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner Exploited by the Target Companies in the Ordinary Course of Business, (ii) to Exploit the Internal Systems in the Ordinary Course of Business, and (iii) otherwise to conduct the Target Companies’ businesses in the Ordinary Course of Business.

(d) The Target Companies and the Stockholder Group Members have taken all reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising the Company Intellectual Property. To the knowledge of the Stockholders, there has been no: (i) unauthorized disclosure of any third party confidential information in the possession, custody or control of a Target Company or (ii) breach of any Target Company’s security procedures or controls wherein confidential information has been disclosed to a third party.

(e) None of the Target Companies, Company Intellectual Property, Customer Offerings, or the Exploitation thereof by any Target Company or, to the knowledge of the Stockholders, by any reseller, distributor, customer or user thereof, or any other activity of any Target Company, infringes or violates, or constitutes a misappropriation of, or has in the past infringed, violated or misappropriated, any Intellectual Property rights of any third party. There are no complaints, claims or notices, or threats of any of the foregoing (including any notifications that a license under any patent is or may be required), received by any Target Company alleging any such infringement, violation or misappropriation or that any of the Company Intellectual Property is invalid or unenforceable nor any request or demand for indemnification or defense received by any Target Company from any reseller, distributor, customer, user or any other third party. With respect to any third party Software used by the Target Companies, the Target Companies have, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business in the Ordinary Course of Business. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Target Company to use any Intellectual Property in any manner, (ii) restrict the business of any Target Company in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use the Company Intellectual Property.

(f) To the knowledge of the Stockholders, no Person (including, without limitation, any current or former employee or consultant of any Target Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Intellectual Property which is exclusively licensed to a Target Company or a Stockholder Group Member.

(g) The Target Companies have not granted any license, covenant or other entered into agreement pursuant to which any Target Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Owned Intellectual Property or other Intellectual Property exclusively licensed to a Target Company. None of the Target Companies have agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. No Target Company is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) None of the Customer Offerings or Internal Systems includes Software or other material that was obtained by a Target Company from third parties other than pursuant to a Company Intellectual Property License listed in Section 3.11(h) of the Disclosure Schedule.

(i) Each Specified Employee has executed the Inventions Assignment and Confidentiality Agreements. No current or former shareholder, officer, director, or employee of the Target Companies (i) has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or, if applicable, has excluded any Intellectual Property from their Inventions Assignment and Confidentiality Agreement, or (ii) has been named as an inventor on any patent owned by, or pending patent application by, any Target Company thereof for any device, process, design or invention of any kind now used by any of the Target Companies in the furtherance of their respective businesses, except for inventions that have been assigned to a Target Company.

(j) All Company Offerings: (i) comply in all material respects with all applicable Laws; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other published documentation. The Customer Offerings and the Internal Systems are free from defects, bugs or errors that materially adversely affect, or could reasonably be expected to materially adversely affect, the functionality, or performance thereof, and conform in all material respects to the written Documentation and specifications therefor and comply in all material respects with all applicable Laws. To the knowledge of the Stockholders, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data (“Malicious Code”). The Target Companies implement industry standard measures that are customary for companies at the same stage of development as the Target Companies are designed to prevent the introduction of Malicious Code into Customer Offerings, including firewall protections and regular virus scans. No Target Company has received any written warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(k) No Source Code for any Customer Offering or included in the Company Owned Intellectual Property has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Target Company, and none of the Target Companies has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available such Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Source Code for any Customer Offering or Company Owned Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee of a Target Company.

(l) No Open Source Software has been incorporated into, linked, distributed or provided with, or used to develop, distribute or provide, the Customer Offerings. The Target Companies are in material compliance with the terms and conditions. None of the Stockholder Group Members or the Target Companies have: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Customer Offerings; (ii) distributed Open Source Software in conjunction with any Customer Offerings; or (iii) used Open Source Software to develop, distribute or provide the Customer Offerings, in such a way that, with respect to the foregoing clause (i), (ii) or (iii): (A) creates, or purports to create any obligation for the Target Companies with respect to any Company Intellectual Property (other than the underlying Open Source Software); (B) revokes, or purports to revoke, the license of any Intellectual Property embodied by the Open Source Software if the Target Companies assert any Intellectual Property owned by the Target Companies against any Person; or (C) grants, or purports to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property (including using any Open Source Software with respect to the foregoing clause (i), (ii) or (iii) that require, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in Source Code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).

(m) None of the Stockholder Group Members or the Target Companies have incorporated, embedded, linked, distributed with, or otherwise used any Open Source Software in or with any Company Owned Intellectual Property (including any Customer Offering).

(n) No government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Owned Intellectual Property. No officer, employee or independent contractor of a Target Company or a Stockholder Group Member who was involved in, or who contributed to, the creation or development of any of the Company Owned Intellectual Property has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for a Target Company in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Company Owned Intellectual Property.

(o) The computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Target Companies (collectively, the “IT Assets”) (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by Target Companies and is not materially malfunctioning or failing, and in the past three (3) years has not materially malfunctioned or failed, (ii) are sufficient for the operations of the Target Companies in the Ordinary Course of Business, and (iii) do not contain, to the knowledge of the Stockholders, any Malicious Code. The Target Companies have in place commercially reasonable measures, consistent with current industry standards and companies at the same stage of development as the Target Companies, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use or access and against the introduction of Malicious Code, and none of the Target Companies has experienced any unauthorized use or disclosure of, or access to, the IT Assets or any information or data of the Target Companies. The Target Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures.

Section 3.12 Data Privacy.

(a) Each of the Target Companies and Stockholder Group Members, and to the knowledge of the Stockholders, all third parties Processing Personal Information on behalf of the each of the Target Companies (collectively, “Data Partners”), materially comply and have at all times materially complied with all applicable (i) Privacy Law, and (ii) material contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”).

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with, or result in a violation or breach of, any Privacy Requirements; (ii) require the consent of, or provision of notice to, any Person concerning such Person’s Personal Information; or (iii) give rise to any right of termination or other right to impair or limit AMSC Brazil’s rights to own and Process any Personal Information used in or necessary for the operation of each of the Target Companies’ businesses in the Ordinary Course of Business. The Target Companies have not received any official notice alleging non-compliance with data protection standards nor have any material dispute with any Person regarding data protection, including requests for anonymization, blocking or deletion of Personal Information.

(c) The Target Companies have not identified any high or critical security vulnerabilities that have not been fully remediated. None of the Target Companies, nor to the knowledge of the Stockholders, any Data Partner with respect to its Processing of Company Data on behalf of any Target Company, has experienced any Security Incidents in last five (5) years.

(d) In relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, none of the Stockholder Group Members or Target Companies have (i) notified or been required to notify any Person, or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the knowledge of the Stockholders, been the subject of any investigation or enforcement action by, any Person. To the knowledge of the Stockholders, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

Section 3.13 Inventory. Except as set forth in Section 3.13 of the Disclosure Schedule, all inventory of the Target Companies, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Interim Balance Sheet. All inventory of the Target Companies is stated at the lower of cost or net realizable value by the Weighted Average Cost method of accounting. Except as set forth in Section 3.13 of the Disclosure Schedule, all such inventory is owned by the Target Companies free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Target Companies. As of the date hereof, the quantities of inventory of the Target Companies (whether raw materials, intermediary goods, work-in-process, finished goods or in-transit inventory) are sufficient for the operations of the business of the Target Companies in all material respects in the Ordinary Course of Business consistent with past practice. In the last twelve (12) months prior to the date of this Agreement, each Target Company has acquired inventory and disposed of slow-moving and obsolete items of inventory, in each case in all material respects in the Ordinary Course of Business, which deems inventory obsolete in five (5) years.

Section 3.14 Contracts.

(a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which any Target Company is a party as of the date of this Agreement:

(i) any Contract for the lease of personal property from or to third parties providing for lease payments in excess of BRL$500,000 per annum or having a remaining term longer than twelve (12) months;

(ii) any Contract for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves aggregate consideration in excess of BRL$1,000,000 per year (whether payable or receivable by any Target Company), except for those related to the Central Plant Expansion, or (C) in which any Target Company has granted manufacturing rights, service-level guarantees, “key man” provisions, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any Contract concerning the establishment or operation of a partnership, joint venture or similar arrangement;

(iv) any distribution, dealer, sales representative or sales agency Contract;

(v) any Contract under which any Target Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations), or under which any Target Company has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(vi) any Contract for the disposition of any significant portion of the assets or business of any Target Company (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business), except in connection with the Central Plant Expansion;

(vii) any Contract containing a covenant of any Target Company purporting to limit either the type or line of business in which any Target Company may engage or the geographic area in which any of them may so engage;

(viii) any employment or consulting Contract that provides for an annual base salary or other fees equal to or in excess of BRL$1,000,000 or that provides for severance or termination pay in connection with termination of employment or service;

(ix) any Contract involving any current or former officer, director or stockholder of any Target Company or an Affiliate thereof;

(x) any Labor Agreement;

(xi) any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xii) any Contract which contains any provisions requiring a Target Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xiii) any settlement Contract arising out of any claim asserted by any Person (including any Governmental Entity);

(xiv) any Company Intellectual Property License;

(xv) any Contract either involving aggregate consideration in excess of BRL$1,000,000 per year (whether payable or receivable by any Target Company), except in connection with the Central Plant Expansion; and

(xvi) any Shared Contract.

(b) The Stockholders have delivered to AMSC Brazil a complete and accurate copy of each Contract required to be listed in Section 3.10, Section 3.11 or Section 3.14 of the Disclosure Schedule, together with all amendments, modifications or supplements thereto. With respect to each Contract required to be so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) no party to such Contract has exercised or, to the knowledge of the Stockholders, threatened to exercise any termination rights with respect to any such Contract; and (iv) none of the Target Companies is, and to the knowledge of the Stockholders, no other party is, in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Target Company or, to the knowledge of the Stockholders, any other party under such Contract.

Section 3.15 Accounts Receivable. All accounts receivable of the Target Companies reflected on the Interim Balance Sheet (other than those paid since such date) have arisen from bona fide transactions entered into by a Target Company, are valid receivables subject to no setoffs or counterclaims, and are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Financial Statements, which reserve is adequate and was (except for those reflect in the Interim Balance Sheet) calculated in accordance with the Target Companies’ past practices. All accounts receivable of the Target Companies that have arisen since the Interim Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Interim Balance Sheet. No Target Company has received any written notice from an account debtor stating that any account receivable in an amount in excess of BRL$1,000,000 is subject to any contest, claim or setoff by such account debtor.

Section 3.16 Accounts Payable. All accounts payable of the Target Companies reflected on the Interim Balance Sheet (other than those paid or otherwise satisfied since such date) have arisen from bona fide transactions entered into by a Target Company in the Ordinary Course of Business, are valid payables not subject to any dispute, setoff, or counterclaim, and are properly reflected and accrued in accordance with BR GAAP. There are no obligations of the Target Companies owed (a) to any Stockholder or any of its Affiliates, Stockholder Group Member or family members, and (b) to suppliers of goods and services that should be reflected in the Interim Balance Sheet and are not so reflected. The Stockholders, the Stockholder Group Members and the officers of the Target Companies, as applicable, have maintained the Target Companies’ accounts payable at levels and under conditions consistent with the Target Companies’ past practices, adequate for the conduct of their activities in the Ordinary Course of Business.

Section 3.17 Powers of Attorney. Except as provided for in Section 3.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any Target Company.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers’ compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which any Target Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, no Target Company will be liable for retroactive premiums or similar payments, and each Target Company is otherwise in compliance in all material respects with the terms of such policies. To the knowledge of the Stockholders, there is no threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The insurance policies disclosed on Section 3.18 of the Disclosure Schedule are sufficient for material compliance with all applicable Laws and agreements to which any Target Company is a party or by which it is bound.

Section 3.19 Litigation. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no, and during the past eleven (11) months there has been no, Legal Proceeding which is pending or has been threatened in writing against any Target Company and, to the knowledge of the Stockholders, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. Except as set forth in Section 3.19 of the Disclosure Schedule, there are no Orders outstanding against any Target Company or by which any Target Company has been bound. Neither the Target Companies nor their current officers, directors or managers, or any asset or property of such Target Companies are subject to any continuing Order, settlement agreement or other similar written agreement with, or under a continuing investigation by, any Governmental Entity or any Order. The Stockholder Group Members are solvent and there are no Legal Proceedings against the Stockholder Group Members that would cause the consummation of the transactions contemplated herein to be considered a Fraud to creditors (fraude a credores) or a Fraud to foreclosure procedures (fraude à execução), pursuant to applicable Law.

Section 3.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by any Target Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Target Companies, which have been provided to AMSC Brazil prior to the date hereof and (b) manufacturers’ warranties for which no Target Company has any liability. Section 3.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Target Companies in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements, including all expenses booked in the Customer Service cost center account, and to the knowledge of the Stockholders, there is no reason why expenses booked in the Customer Service cost center account with guaranty, warranty, right of return and indemnity provisions should significantly increase as a percentage of sales in the future.

Section 3.21 Employees.

(a) Section 3.21(a) of the Disclosure Schedule contains a list of all employees of the Target Companies, along with the job title or position, employing entity, primary work location, the annual base salary or hourly rate of compensation, as applicable, the commission, target bonus or other incentive-based compensation opportunity of each such person, each employee’s leave status (as applicable) and expected date of return, and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws. Section 3.21(a) of the Disclosure Schedule also indicates which such employees are a party to a non-competition agreement with a Target Company, and copies of such agreements have previously been delivered to AMSC Brazil. Each Specified Employee has entered into the Inventions Assignment and Confidentiality Agreements, a copy or form of which has previously been delivered to AMSC Brazil. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) To the knowledge of the Stockholders, no group of employees of any Target Company has any plans to terminate their employment. Except as set forth in Section 3.21(b) of the Disclosure Schedule, no Target Company is party to, bound by or negotiating any collective bargaining agreement or other contract with any group of employees, labor organization or other representative of any of the employees of any Target Company (a “Labor Agreement”), and to the knowledge of the Stockholders, there are no activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the knowledge of the Stockholders, been threatened, any strike, slow-down, picketing, work-stoppage, material grievance, or other similar labor activity or dispute with respect to any current or former employees of any Target Company. In the past five (5) years, no Target Company (including any of their officers) has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with a Target Company or Stockholder Group Member any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by any Target Company or any of their respective employees relating to accounting.

(c) In the past five (5) years, each Target Company has properly classified and treated those individuals performing services for such Target Company (as applicable) as employees, leased employees, exempt or non-exempt employees, independent contractors or agents of each Target Company (as applicable), and, except as set forth in Section 3.21(c) of the Disclosure Schedule, no Target Company has received any written notice, inquiry, request, claim, complaint, correspondence or other communication that might give rise to any claims alleging improper classification of individuals, including for unpaid overtime or by reason of an individual who performs or performed services for each Target Company (as applicable) or in any capacity being improperly excluded from participating in a Company Plan.

(d) Except as set forth in Section 3.21(d) of the Disclosure Schedule, there is not presently existing, and during the past eleven (11) months there has not been any Legal Proceeding pending, or to the knowledge of the Stockholders threatened, against any Target Company, related to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour or any other labor or employment related matter arising under applicable Laws. The Target Companies have not implemented any plant closing or layoff of employees.

(e) The Target Companies have, in all material respects, complied with all applicable Laws respecting labor and employment matters and fully and timely paid (i) all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy, and (ii) all social security contributions, wage Tax and other payments due and payable to a Governmental Entity in connection with the employment relationships with its current employees pursuant to applicable Law, Contract or policy (including, but not limited to, applicable contributions to the Instituto Nacional de Seguridade Social – INSS and the Fundo de Garantia por Tempo de Serviço – FGTS).

(f) In the past five (5) years, neither the Stockholders nor any Target Company has received or has otherwise been aware of (i) any allegations or formal or informal complaints made to or filed with any Target Company related to sexual harassment or sexual misconduct; (ii) any other claims or investigations initiated, filed, threatened in writing or, to the knowledge of the Stockholders, threatened orally against any Target Company related to sexual harassment or sexual misconduct, or (iii) any other allegations, formal or informal complaints or any other claims or investigations initiated, filed, threatened in writing or, to the knowledge of the Stockholders, threatened orally by or against any current or former director, officer or senior level management employee of any Target Company.

(g) Except as set forth in Section 3.21(g) of the Disclosure Schedule, no employee, independent contractor, consultant, or other non-employee service provider of the Target Companies has been injured in the workplace or in the course of his or her employment or service in the last twenty-four (24) months.

Section 3.22 Employee Benefits.

(a) Section 3.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. No Company Plan covers any participants who primarily perform services while located outside of Brazil. With respect to each Company Plan, complete and accurate copies of the following have been delivered to AMSC Brazil: (i) the plan document (or a written summary of any unwritten Company Plan), and any amendments thereto, related trust agreement, funding agreement, insurance contract and other governing documents; (ii) the current summary plan description and any material modifications thereto; (iii) the most recent annual letter received by the Target Companies from a Governmental Entity regarding the tax-qualified status of such Company Plan, if applicable; (iv) any material non-routine correspondence with a Governmental Entity; and (v) the most recent written results of any required compliance testing, as applicable.

(b) Each Company Plan has been established, maintained, funded, administered and operated in compliance in all material respects with its terms and with the requirements of all applicable Laws, including with regards to any determination or registration required in order to give effect to such Company Plan or any qualification for special tax treatment. Each Target Company has in all material respects met its obligations with respect to each Company Plan and has made all material required contributions thereto. No Company Plan has material unfunded or underfunded liabilities that should be accrued for in the Financial Statements and will not be fully accrued for in its Financial Statements or fully offset by insurance with respect to any pension, seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement. Except as set forth in Section 3.22(b) of the Disclosure Schedule, no Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under applicable Laws).

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending, or to the knowledge of the Stockholders, threatened, involving any Company Plan or asserting any rights or claims to benefits under any Company Plan.

(d) No act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject any Target Company to (i) any material fine, penalty, tax or liability of any kind imposed under applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(e) Except as set forth in Section 3.22(e) of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, will (i) entitle any current or former director, officer, employee or service provider of a Target Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former director, officer, employee or service provider of any Target Company or trigger any other obligation under any Company Plan, or (iii) result in any breach or violation of or default under or limit any Target Company’s or AMSC Brazil’s right to amend, modify or terminate any Company Plan. Except as set forth in Section 3.22(e) of the Disclosure Schedule, no Target Company has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax.

Section 3.23 Environmental Matters.

(a) Each of the Target Companies (and Stockholder Group Members in connection with the Real Property or the Company’s business) since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects, with all Company Permits required under any applicable Environmental Laws.

(b) There is no pending or, to the knowledge of the Stockholders, threatened Legal Proceeding, notice of violation, inquiry or information request, in each case relating to or arising under any applicable Environmental Law and involving or relating to any Target Company. The Target Companies are not (and never been) involved in any legal suit, investigation, procedure, infraction notice, inquiry, representation, class action or cease-and-desist commitment (Termo de Ajustamento de Conduta – TAC) involving the breach of Environmental Laws.

(c) No Stockholder Group Member or Target Company (i) is subject to any outstanding Order regarding any Target Company or any asset or property of any Target Company pursuant to any applicable Environmental Law or (ii) has received any unresolved written notice or inquiry from a Governmental Entity alleging that any Target Company is in violation of or has liability arising under any Environmental Law.

(d) Except as set forth in Section 3.23(d) of the Disclosure Schedule, no Target Company (and no Stockholder Group Members in connection with the Real Property or the Company’s business) has generated, stored, used, Released, transported or handled any Hazardous Material at, in, on, under or from any location and, to the knowledge of the Stockholders, no Hazardous Material has been Released by any Person at, in, on, under or from, or are otherwise present at, any of the Real Property, in any such case in violation of Environmental Law or in a manner or concentration that has resulted or could reasonably be expected to result in a material liability of any Target Company under Environmental Law.

(e) No Target Company (and no Stockholder Group Members in connection with the Real Property or the Company’s business) has assumed by Contract, Order or operation of Law any material liability or obligation of any other Person arising under or pursuant to Environmental Law (including any obligation to investigate or remediate any Release of any Hazardous Material).

(f) The Stockholders have provided to AMSC Brazil complete and accurate copies of all environmental audits, studies, assessments (including Phase I and Phase II environmental site assessments), reports or other similar documents in their or the Target Companies’ possession or control relating to the Target Companies’ compliance with Environmental Laws or their business, operations, and properties (including the Real Property).

Section 3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedule sets forth a list of (a) the top twenty (20) customers of the Target Companies based on the consolidated revenues of the Target Companies during the full fiscal year ended on December 31, 2024, and the interim period through the Interim Balance Sheet Date and the amount of revenues accounted for by each such customer during each such period (“Top 20 Clients”), (b) the top twenty (20)

suppliers of the Target Companies based on the Brazilian reais value of purchases or expenses associated with such supplier during the last full fiscal year ended on December 31, 2024, and the interim period through the Interim Balance Sheet Date and the amount of purchases or expenses accounted for by each such supplier during each such period (“Top 20 Suppliers”), and (c) each supplier that is the sole supplier of any significant product or service to the Target Companies. Except as set forth in Section 3.24 of the Disclosure Schedule, no such Top 20 Clients or Top 20 Suppliers has indicated in writing within the last twelve (12) months that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Target Companies. To the knowledge of the Stockholders, no such customer or supplier is in breach of any Contract with the Target Companies. Except as set forth in Section 3.24 of the Disclosure Schedule, no Legal Proceedings exists between the Target Companies and any of the Top 20 Clients or Top 20 Suppliers.

Section 3.25 Commercial Representatives (Representantes Comerciais) and Sales Agents (Agente).

(a) Section 3.25 of the Disclosure Schedule sets forth a list of all commercial representatives of the Target Companies over the past five (5) years, indicating, without limitation, the date of hiring (commencement of relationship, as applicable) and of termination or transfer, as applicable, the total amount of compensation (or commissions, as applicable) since hiring (or the commencement of the relationship, as applicable), and the area of activity.

(b) All commercial representatives providing services to the Target Companies receive and have received compensation based exclusively on commissions from sales made; and no commercial representative engaged by the Target Companies (i) is or has been subject to exclusivity obligations; (ii) receives or has received fixed portions of compensation, holds or has held benefits (incentives or reimbursement rights); (iii) is or has been subject to or complies or has complied with sales targets of the Target Companies; (iv) is or has been subject to or complies or has complied with routes or customer lists to be visited as indicated by the Target Companies; (v) reports or has reported its activities to the Target Companies or otherwise demonstrates or has demonstrated compliance with targets, number of visits and/or routes performed; (vi) holds or has held a corporate card of the Target Companies.

(c) The Target Companies have not received any summons or notice related to any labor claim filed by any current or former commercial representatives seeking recognition of an employment relationship with the Target Companies. No labor union has requested or has sought to represent any of the commercial representatives that has any relationship with the Target Companies.

(d) Upon termination of any sales agent and/or commercial representative’s agreement, the Target Companies have always made payment of all termination indemnities due under applicable Law and the specific agreement, as well as all pending commissions owed.

(e) All commercial representatives or sales agents have been hired by the Target Companies in accordance with applicable Law, and the Target Companies comply with the terms of the respective commercial representatives and/or sales agency agreements and the Laws applicable to the hiring of the commercial representatives and/or sales agents. There are no outstanding payments of termination fees or indemnities due by the Target Companies in connection with current or former commercial representatives and/or sales agency agreements.

Section 3.26 Permits. Each of the Target Companies (and each Stockholder Group Members in respect to Real Property) is in possession of all material authorizations, licenses, permits, certificates, variances, exemptions, waivers, determinations, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for such Target Company to own, lease and operate its properties and assets, and to carry on and operate the businesses of the Target Companies as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have any Company Permits, or the failure of any Company Permit to be in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Target Companies or the Stockholder Group Members. Except as, individually or in the aggregate, has not been and could not reasonably be expected to be material to the Target Companies or the Stockholder Group Members, (i) no Company Permit has been revoked, suspended, terminated or impaired in any manner since January 1, 2019, (ii) no Target Company is in default or violation, in any respect, of any of Company Permits and (iii) since January 1, 2019, no Target Company has received any written notice regarding any of the matters set forth in the foregoing clauses (i) and (ii). There are no Legal Proceedings pending or, to the knowledge of the Stockholders, threatened, that seek the revocation, cancellation or modification of any Company Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not been and could not reasonably be expected to be material to the Target Companies and Stockholder Group Member. Since January 1, 2019, each Target Company has been, to the knowledge of the Stockholders, in compliance with each of the Company Permits.

Section 3.27 Compliance with Laws.

(a) (i) each Target Company and the Stockholder Group Members and the companies in which each of the Stockholder Group Members is a quotaholder or a shareholder, directly or indirectly, are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, as well as all other Laws applicable to the Company and their respective businesses, properties, assets and activities and (ii) no Target Company has received any written notice alleging any noncompliance with any Law, except for notices that have been fully resolved with no further obligations outstanding, in each case except for such noncompliance as, individually or in the aggregate, has not been and could not reasonably be expected to be material to any Target Company or Stockholder Group Member.

(b) None of the Target Companies, Stockholder Group Members, or any directors, or officers of the Target Companies or Stockholder Group Members, or, to the knowledge of the Stockholders, any employees of the Target Companies or Stockholder Group Members or any agent or other Person acting on behalf of any Target Company or Stockholder Group Member, has offered, given, authorized, or promised, anything of value, directly or indirectly, to any Person, including to any Public Official, for the purpose of (i) improperly influencing any official act or decision of such Person; (ii) inducing such Person to do or omit to do any act in violation of a lawful duty; or (iii) securing any improper benefit or favor for any of the Target Companies or Stockholder Group Members.

(c) Each Target Company and Stockholder Group Member has (i) complied with all applicable Sanctions and Trade Controls; (ii) not engaged in any transaction or dealing, directly or, to the knowledge of the Stockholders, indirectly, with or involving a Sanctioned Country or Sanctioned Person; or (iii) been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Sanctions or Trade Controls, Anti-Corruption Laws or Anti-Money Laundering Laws, and has not been notified of any such pending or threatened actions. The Target Companies and Stockholder Group Members have implemented policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(d) None of the Target Companies, Stockholder Group Members or any director, officer or employee of the Target Companies or the Stockholder Group Members or agent of the Target Companies or the Stockholder Group Members is: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Trade Controls; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(e) (i) There are no current, pending or threatened claims, investigations of potential violations, or monetary fines or penalties related to violations of the Anti-Corruption Laws or the Anti-Money Laundering Laws; (ii) the Target Companies created, maintained and complied with policies reasonably designed to prevent, detect and deter violations of any Anti-Corruption Laws and Anti-Money Laundering Laws; and (iii) no portion of the fundings in connection of the transactions contemplated herein will be used to fund payments or make any type of illegal payments to third parties or Governmental Entity’s officials in connection with securing government approval, licenses, or permits, government accounts or an improper advantage.

(f) Neither the Stockholder Group Members, the Target Companies, their Affiliates, directly or indirectly, nor any of, the Target Companies’ officers or directors, nor, to the knowledge of the Stockholders, any Person acting on behalf of the Target Companies, has ever: (a) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks, rebates, facilitation payments or other similar unlawful payments, such as the payment of anything of value to any Governmental Entity or third party to obtain any improper advantage or to influence any Governmental Entity’s or third party’s act or decision, or to obtain or maintain business for each Target Company, the Stockholder Group Members or any of their Affiliates; (b) financed, funded, sponsored, or in any way subsidized the practice of illicit acts prohibited by Anti-Corruption or Anti-Money Laundering Laws; (c) performed, by action or omission, any acts in order to hinder any investigation or inspection activities of any Governmental Entity, or any third party, or to intervene in their respective activities; (d) been debarred, listed as disreputable, or suffered any prohibition or restriction on their right to contract with any Governmental Entity or any third party; (e) been subject to any international or national economic, financial, or business restrictions, sanctions, or embargoes, including by any third party or by any Brazilian Governmental Entity, such as the National Registry of Disreputable and Suspended Companies, the National Registry of Punished Companies and the National Registry of Civil Convictions for Acts of Administrative Improbity and Ineligibility; (f) conducted or initiated any internal investigation, received any whistleblower or other internal or external reports, complaints or allegations of violations of any Anti-Corruption Laws or Anti-Money Laundering Laws; (g) made any self-disclosure or received any notice or other communication from any Governmental Entity or any third party regarding any violation of, or failure to comply with, Anti-Corruption Laws or Anti-Money Laundering Laws; or (h) was subject to any internal complaint, audit, or review process by any Brazilian Governmental Entity or by any third party regarding an violation of Anti-Corruption Laws or Anti-Money Laundering Laws.

(g) With regard to bids and contracts with any Governmental Entity, state-owned company, service provider contracted to carry out a typical public administration activity, or with any third party, the Target Companies not practiced, by action or omission, any act that may result in undue advantage or benefit, Fraud, or frustration of the bidding or contract, in violation of the Anti-Corruption Laws and Anti-Money Laundering Laws.

(h) No payments of money or anything of value have been offered, promised, or paid by the Stockholder Group Members or any of their Affiliates, each Target Company’s officers or directors, whether directly or indirectly through another Person, to any official of a Governmental Entity or third party (i) to influence any official act or decision of any official of a Governmental Entity; (ii) to induce the official of a Governmental Entity to act or omit any violation of a legal duty; (iii) to grant an improper commercial advantage; or (iv) to obtain or maintain business for, or in another way, direct business to each Target Company, the Stockholder Group Members or any of their Affiliates.

(i) The Target Companies not (for its own benefit or for the benefit of the any of the Stockholder Group Members), and each of the Stockholder Group Members not (for his own benefit or for the benefit of the Target Companies), in either case, directly or indirectly, provided any kind of financial incentive to any customers, suppliers or other stakeholders of the Target Companies in order to obtain any improper or illegal advantage.

Section 3.28 Affiliate Transactions. Except as set forth in Section 3.28 of the Disclosure Schedule, (a) there are no Contracts between any Target Company, on the one hand, and any Stockholder or any of its Affiliates, Stockholder Group Member or family members on the other hand, and (b) no Target Company owes any amount to other than employment arrangements entered into in the Ordinary Course of Business, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Stockholder or any of its Affiliates, Stockholder Group Members or family members, (c) none of the Stockholders or any of their respective Affiliates, Stockholder Group Members or family members performs any services for, or on behalf of, any Target Company, (d) no property or asset or interest in any property or asset that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of any Target Company is presently owned by or leased by or to any Stockholder or any of its Affiliates, Stockholder Group Members or family members (any matter contemplated by the foregoing, an “Affiliate Transaction”). For the avoidance of doubt, the transactions contemplated by the Exhibits of this Agreement shall not be deemed an Affiliate Transaction for purposes of this Agreement.

Section 3.29 Brokers’ Fees. No Target Company has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 3.30 Books and Records. The minute books and other similar records of each Target Company contain complete and accurate records of all actions taken at any meetings of such Target Company’s stockholders, members, board of directors, board of managers or other similar governing body and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Target Company accurately reflect the assets, liabilities, business, financial condition and results of operations of such Target Company and have been maintained in accordance with applicable Law. There are no corporate documents of the Target Company signed but not registered with the relevant board of trade. All Target Companies’ registrations with the Brazilian Federal Revenue Services, the State Revenue Office and the Municipality Revenue Office are complete and updated. Section 3.30(a) of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Target Companies and the names of Persons having signature authority with respect thereto or access thereto. Section 3.30(b) of the Disclosure Schedule contains correct and complete copy of the Register of Nominative Shares Books (Livro de Registro de Ações Nominativas) of each of the Target Companies.

Section 3.31 Government Contracts. Since January 1, 2019, (a) no Target Company has been in material breach of or material default under any Government Contract, and, to the knowledge of the Stockholders, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by such Target Company; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (c) invoices submitted by any Target Company were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the relevant Target Company; (d) the Target Companies are not required to make or maintain any cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond; (e) no Target Company holds a facility security clearance as defined in the applicable Law and no Target Company needs a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (f) no Target Company has claimed a preferred bidder status under the applicable Law in relation to a Government Contract or an associated bid or proposal; (g) no Government Contract has been awarded to a Target Company because of a preferred bidder status under the applicable Law; (h) neither a Target Company nor, to the knowledge of the Stockholders, any of their respective officers, directors, owners, partners, or manager has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (i) no Target Company has made any voluntary or mandatory disclosure to any Governmental Entity with respect to any material irregularity, misstatement, significant overpayment, or violation of Law arising under or relating to any Government Contract; and (j) no Target Company has received or been provided written (nor to the knowledge of the Stockholders, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity, except for reviews and audits in the Ordinary Course of Business.

Section 3.32 Defective Products and Services.

(a) Except as set forth in Section 3.32 of the Disclosure Schedule and/or in the Ordinary Course of Business, the Target Companies have not sold any product or performed any service that, at the time of sale or performance: (i) was faulty or defective; or (ii) failed to comply, in any material respect, with (x) any express warranty or representation made by the Target Companies, or (y) all applicable Laws and regulations governing such products or services.

(b) Except as set forth in Section 3.32 of the Disclosure Schedule, there are no pending or threatened Legal Proceedings, and, to the knowledge of the Stockholders, no facts exist that would reasonably be expected to give rise to any Legal Proceeding, in each case alleging liability of any Target Company for any defect, deficiency, product return, or warranty obligation relating to any product or service sold, manufactured, developed, rendered, or distributed by any Target Company, individually, involving an amount equal to or superior to one million reais (R$ 1,000,000).

(c) No product or service sold, manufactured, developed, rendered, or distributed by any Target Company has been, or should have been, the subject of any material recall or material product-liability Legal Proceeding (including any voluntary action by any Target Company), and no such recall has been requested by any Governmental Entity or material supplier during the three (3) years prior to the Closing Date.

Section 3.33 Antitrust Matters. (a) None of the Target Companies, the Stockholders or the Stockholder Group Members have ever been involved in any investigations related to actions or omissions deemed illegal by the Brazilian antitrust authorities; (b) the Target Companies, the Stockholder Group Members and the Stockholders have never filed any transactions before the Brazilian antitrust authorities; (c) the Target Companies, the Stockholder Group Members and the Stockholders have never entered into agreements with competitors or suppliers in order to (1) agree on prices, services or products to be offered to the market; (2) agree on any market division or to create any obstacle for other players; (3) allocate or share clients or suppliers; and (4) exchange information that may jeopardize the free competition in the market; and (d) the Target Companies have adopted material practices and policies in line with the prevailing antitrust related Laws.

Section 3.34 Insolvency. None of the Target Companies or the Stockholder Group Members (a) is insolvent, (b) is unable to pay its debts as they fall due, or (c) has ceased paying its debts as they fall due. No Target Company or Stockholder Group Member is in administration, receivership, liquidation, or subject to any creditors’ arrangement, bankruptcy, reorganization, restructuring, or similar insolvency proceeding, whether initiated by a court, a third party, or otherwise.

Section 3.35 Stockholder Guarantees. Schedule IX sets forth a true, complete and correct list of all guarantees, sureties, letters of comfort or similar obligations granted by any Stockholder in favor of any Target Company or any of their respective obligations, in each case, that remain outstanding as of the Closing Date (the “Stockholder Guarantees”). None of the Stockholder Guaranties guaranty any obligations of any Person other than for Comtrafo. There have been no Claims or Legal Proceedings against any of the Stockholder Guarantees and, to the knowledge of the Stockholders, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Claim or Legal Proceeding.

ARTICLE IV.

REPRESENTATIONS OF AMSC BRAZIL AND AMSC

AMSC Brazil and AMSC jointly and severally represent and warrant to the Stockholders that the statements contained in this Article IV are true and correct:

Section 4.1 Organization, Qualification and Corporate Power. AMSC Brazil is a limited liability company (sociedade limitada) duly organized, validly existing and in good standing under the Laws of Brazil. AMSC is a corporation duly organized, validly exiting and in good standing under the Laws of Delaware, United States of America. AMSC Brazil and AMSC have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

Section 4.2 Authorization of Transaction. AMSC Brazil and AMSC have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by AMSC Brazil and AMSC of this Agreement and the consummation by AMSC Brazil and AMSC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of AMSC Brazil and AMSC. This Agreement has been duly and validly executed and delivered by AMSC Brazil and constitutes a valid and binding obligation of AMSC Brazil and AMSC, as applicable, enforceable against them in accordance with its terms.

Section 4.3 Noncontravention. Neither the execution and delivery by AMSC Brazil and/or AMSC of this Agreement, nor the consummation by AMSC Brazil and AMSC of the transactions contemplated hereby, will (a) conflict with or violate any provision of their respective Governing Documents, (b) require on the part of AMSC Brazil and/or AMSC any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which AMSC Brazil and/or AMSC are/is a party or by which it(they) is(are) bound or to which its(their) assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any Law or Order applicable to AMSC Brazil and/or AMSC or any of its properties or assets. Neither AMSC Brazil nor AMSC is aware of any impediment or restriction which would prevent the completion of the transactions contemplated hereunder.

Section 4.4 Brokers’ Fees. Neither AMSC Brazil nor AMSC has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.5 Investment Representation.

(a) AMSC Brazil is acquiring the Target Interests from the Stockholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, AMSC Brazil has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) AMSC Brazil and AMSC have had such opportunity as they have deemed adequate to obtain from representatives of the Stockholders and the Target Companies such information as is necessary to permit AMSC Brazil and AMSC to evaluate the merits and risks of the acquisition of the Target Interests and have conducted such due diligence examinations to its full satisfaction. AMSC Brazil and AMSC have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Target Interests and to make an informed investment decision with respect to such acquisition. AMSC Brazil and AMSC have sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of such Target Interests.

Section 4.6 CADE and the Brazilian Ministry of Justice Matters. For purposes of article 88 of Law No. 12,529, of November 30, 2011, and pursuant to the resolutions and orders set forth by the Conselho Administrativo de Defesa Econômica – CADE and the Brazilian Ministry of Justice, AMSC, AMSC Brazil and their economic groups did not attain, pursuant to the last balance sheet, gross revenue or volume and business in Brazil, in the year prior to the transactions contemplated by this Agreement, equal to or greater than seventy-five million Reais (BRL$75,000,000.00).

Section 4.7 Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) AMSC, AMSC Brazil, their Affiliates and the companies in which they are a quotaholder or a shareholder, directly or indirectly, are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, in each case except for such noncompliance as, individually or in the aggregate, has not been and could not reasonably be expected to be material to AMSC, AMSC Brazil or their Affiliates.

(b) Each of AMSC, AMSC Brazil or their Affiliates has not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Anti-Corruption Laws or Anti-Money Laundering Laws, and has not been notified of any such pending or threatened actions. AMSC has implemented policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(c) No portion of the fundings in connection of the transactions contemplated herein will be used to fund payments or make any type of illegal payments to third parties or Governmental Entity’s officials in connection with securing government approval, licenses, or permits, government accounts or an improper advantage.

(d) With regard to bids and contracts with any Governmental Entity, state-owned company, service provider contracted to carry out a typical public administration activity, or with any third party, AMSC, AMSC Brazil, their Affiliates not practiced, by action or omission, any act that may result in undue advantage or benefit, Fraud, or frustration of the bidding or contract, in violation of the Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE V.

COVENANTS

Section 5.1 Expenses. Except as set forth in Section 1.4 and Article VI, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.2 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Non-Competition.

(i) For a period of five (5) years from and after the Closing Date (the “Restricted Period”), each Stockholder Group Member covenants to AMSC Brazil that he, she or it shall not, and shall cause his, her or its Affiliates or any intermediary Person acting for, through or on behalf of such Stockholder Group Member (collectively, “Restricted Persons” and each, a “Restricted Person”) not to, directly or indirectly, (i) be employed by or engaged as a contractor, employee, director, manager, officer, trustee, consultant or advisor or otherwise provide services or advice to or on behalf of or participate in the management or Control of, any Person that, directly or indirectly, conducts or engages in any Competitive Activities or (ii) engage or participate in any Competitive Activities or manage, join, operate, invest in, finance (whether as a lender, investor or otherwise), Control or otherwise have an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity, any Person that directly or indirectly, conducts or engages in Competitive Activities, Notwithstanding the foregoing, the Restricted Persons may own, directly or indirectly, solely as a passive investment, securities and/or any interest of any Person that engaged in Competitive Activities if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of the securities of such Person.

(ii) Certain Definitions.

(A) “Competitive Activities” means any activities that compete with the business of the Target Companies as conducted as of the Closing Date; provided, that, the business of retail and wholesale trade of Electrical Consumables and Supplies (as defined below), as well as the provision of Permitted Services, each as conducted by Eletrotrafo Produtos Elétricos Ltda., will not be deemed to be Competitive Activities solely to the extent such business continues to be operated exclusively by the Stockholder Group Members. For the avoidance of doubt, the sale, leasing, distribution, installation or servicing of any kind of Competing Solar Products or any other products, systems, equipment, or accessories that compete with Customer Offerings constitute Competitive Activities.

(B) “Competing Solar Products” means any (a) solar systems, products, equipment, components, or accessories that compete with, are substitutes for, or are similar in form, fit or functionality to any solar systems products, equipment, components, or accessories that any Target Companies design, manufacture, installs lease, sell, or distribute as of the Closing Date, and (b) without limiting the generality of the foregoing, any solar energy product, system, or component that generates or produces electrical power equal to or greater than five-megawatt, in each such case, notwithstanding any sale or offering of sale of such prior to the Closing Date by or through Eletrotrafo.

(C) “Electrical Consumables and Supplies” means low and medium voltage switchgear, Lower Power Transformers, Medium Power Transformers (subject to and conditioned upon the understandings below) cabling and wiring supplies, consumables, luminaires, automation accessories, and solar energy equipment (other than Competing Solar Products), as sold by Eletrotrafo in its Ordinary Course of Business during the twelve month period immediately preceding the Closing Date.

(D) “Lower Power Transformers” means any power, distribution, or solar transformers having a power rating less than 500kva, but only to the extent sold by Eletrotrafo in its Ordinary Course of Business during the twelve-month period immediately preceding the Closing Date.

(E) “Medium Power Transformers” means any power, distribution or solar transformers having a power rating equal to or exceeding 500kva, but only to the extent directly sold by Eletrotrafo in its Ordinary Course of Business during the twelve-month period immediately preceding the Closing Date.

(F) “Permitted Services” means such technical assistance, troubleshooting, automation and installation services for any Electrical Consumables and Supplies as Eletrotrafo has customarily offered to its customers in the Ordinary Course of its Business as of Closing Date. Permitted Services expressly excludes any of the foregoing or similar services with respect to any Customer Offering.

(iii) For purposes of Section 5.2(a), Ordinary Course of Business as of the Closing Date with respect to Medium Power Transformers is limited to the sale or resale directly by Eletrotrafo of (a) Medium Power Transformers that have been purchased by Eletrotrafo directly from Comtrafo, and (b) Medium Power Transformers that have been purchased by Eletrotrafo directly from Comtrafo and are offered for sale or sold as part of a comprehensive electrical package, all only to the extent offered directly for sale and provided in its Ordinary Course of Business during the twelve-month period immediately preceding the Closing Date (“Electrical Package”).

(iv) For the avoidance of doubt, and without limiting the generality of any other provision hereof, the following are considered Competitive Activities, regardless of the extent to which these may prior to Closing Date have been transacted in the Ordinary Course of Business: (a) the sale or resale by Eletrotrafo, directly or indirectly, of any Medium Power Transformer that is not purchased directly from Comtrafo, or (b) that is otherwise sold or offered for sale, directly or indirectly, on a standalone basis or for a transaction other than Electrical Package, or (c) the sale or resale of transformers not as part of an Electrical Package (including Lower Power and Medium Power Transformers) by, Eletrotrafo, directly or indirectly.

(v) Subject to its compliance with the terms above, during the Restricted Period, Comtrafo agrees to offer for sale to Eletrotrafo such Medium Power Transformers for inclusion by Eletrotrafo in its Electrical Package at a unit sales price which would result in a maximum Contribution Margin of 50%. “Contribution Margin” is calculated by dividing (selling price less the cost of all materials, labor, overhead and revenue taxes in manufacturing the equipment, all as calculated by Comtrafo) by the selling price.

(b) Non-Solicitation.

(i) During the Restricted Period, (i) each Restricted Person shall not directly or indirectly, hire or solicit any employee of any Target Company or AMSC Brazil or encourage any such employee to leave such employment, and (ii) each of AMSC and AMSC Brazil shall not, and shall cause its Affiliates (including any of the Target Companies) or any intermediary Person acting for, through or on behalf of AMSC and/or AMSC Brazil (“AMSC Restricted Persons”) not to, directly or indirectly, hire or solicit any employee of any Stockholder Group Members (other than the Target Companies) or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that nothing in this Section 5.2(b)(i) shall prevent any Restricted Person and/or AMSC Restricted Persons from (i) making general solicitations not targeted at such employees or (ii) hiring (A) any employee whose employment has been terminated by the Target Company, AMSC Brazil or Stockholder Group Members (other than the Target Companies) (as applicable) or (B) after twelve (12) months from the date of termination of employment, any employee whose employment has been terminated by such employee.

(ii) During the Restricted Period, each Restricted Person shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Target Company or AMSC Brazil for purposes of diverting their business or services from the Target Companies.

(c) During the Restricted Period, each Restricted Person shall hold, in confidence and not duplicate or use or disclose to any Person any and all data and information, whether written or oral, related to AMSC Brazil, the Target Companies or their respective Affiliates or their respective businesses, assets, liabilities, and all data and information relating to the customers, suppliers, financial statements, conditions or operations of AMSC Brazil, the Target Companies and their respective Affiliates (i) except to the extent that such information is generally available to or known by the public through no act or omission of such Restricted Person or (ii) unless disclosure of such information is required by applicable Law, in which case, such Restricted Person shall, to the extent permitted by applicable Law, immediately give notice of such disclosure to AMSC Brazil and consult and cooperate with AMSC Brazil with respect thereto to obtain appropriate confidential treatment, if available, of such information as AMSC Brazil may reasonably request, and in any event, only disclose such portion of such data or information as may be required by such Law.

(d) Non-Disparagement. Each Restricted Person shall not, at any time hereafter, make any defamatory, derogatory, or disparaging statements or communications (whether written or oral) regarding the Target Companies or any of its Affiliates (including AMSC Brazil, AMSC and the Target Companies), including any of their respective products or services.

(e) Each Stockholder Group Member, AMSC, and AMSC Brazil acknowledge that, in connection with the transactions contemplated by this Agreement, such Stockholder Group Member, AMSC, and AMSC Brazil will receive valid, immediate, direct and valuable consideration.

(f) Each Stockholder Group Member, AMSC, and AMSC Brazil, as applicable, acknowledges that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to AMSC Brazil and its Affiliates (or to the Stockholder Group Members, other than the Target Companies), as applicable, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Stockholder Group Member, AMSC or AMSC Brazil, as applicable, of any such obligations, AMSC Brazil and its Affiliates, or the Stockholder Group Members and its Affiliates (other than the Target Companies), as applicable, shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g) Each Stockholder Group Member, AMSC, and AMSC Brazil acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of AMSC Brazil and its Affiliates, and of the Stockholder Group Members and its Affiliates, and constitute a material inducement to AMSC Brazil, AMSC, and the Stockholder Group Members (other than the Target Companies) to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Notwithstanding anything to the contrary in this Agreement, for so long as any of Ademar, Irineu or Raimundo are a statutory officer of the Company with powers to decide upon hiring and firing personnel and/or third-party providers, the obligations set forth in this Section 5.2 shall not apply to AMSC and AMSC Brazil. Upon the date that none of Ademar, Irineu, or Raimundo serves as a statutory officer of the Company or have powers to decide upon hiring and firing personnel and/or third-party providers, Section 5.2 shall automatically apply with full force and effect from and after such date with respect to AMSC and AMSC Brazil without further action by any Party.

Section 5.3 Litigation Support. From and after the Closing, the Stockholder Group Members shall, to the extent permitted by applicable law, use their best efforts to cooperate fully with and provide AMSC Brazil, the Target Companies and their Affiliates and representatives with such assistance as may be reasonably requested in connection with the investigation, defense, prosecution, settlement, audit or other resolution of any litigation, arbitration, inquiry, subpoena, investigation, claim, assessment or proceeding (including governmental or regulatory) relating to the business, assets or liabilities of the Target Companies arising out of facts, circumstances or periods prior to the Closing Date, including, without limitation, (i) making available all relevant books and records (including electronic data and emails), access to systems and premises, and the availability of current and former directors, officers, employees, contractors and advisors for interviews, meetings, affidavits, depositions, testimony and trial; (ii) implementing and maintaining appropriate document holds and refraining from destroying or altering relevant materials; and (iii) executing such further instruments, consents, authorizations and powers of attorney as reasonably requested.

Section 5.4 Tax Matters.

(a) Allocation of Taxes. In the case of any taxable period that begins on or prior to the Closing Date but ends after the Closing Date, for purposes of determining Unpaid Income Tax Liabilities and for purposes of Section 6.1(c)(i)(A), the amount of any Taxes allocated to the portion of such taxable period that ends on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days during the such taxable period before and including the Closing Date and the denominator of which is the total number of calendar days such taxable period and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the end of the day on the Closing Date.

(b) Cooperation. AMSC Brazil and the Stockholders agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by AMSC Brazil or the Stockholders, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of AMSC Brazil and the Stockholders shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

Section 5.5 Registration of AMSC Shares.

(a) Promptly (and within twenty (20) Business Days) following the Closing Date, AMSC will file with the SEC the Registration Statement, and following such filing, AMSC shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable thereafter (the date the Registration Statement is so declared effective, or if already effective, the date a prospectus supplement under an already effective shelf is filed, the “Registration Date”); provided, however, that, if AMSC is a WKSI at the time of filing the WKSI Registration Package with the SEC, AMSC may instead, at its election and in its sole and absolute discretion, on or prior to the date that is twenty (20) Business Days following the Closing Date, file with the SEC a WKSI Registration Package (a “WKSI Shelf Election”). The Stockholders shall furnish to AMSC in writing such information regarding the Stockholders and the proposed sale of AMSC Shares as AMSC may reasonably request in writing in connection with the Registration Statement or the filing of the WKSI Registration Package with the SEC or as shall be required in connection therewith by the SEC or any state securities law authorities.

(b) If the Registration Statement is declared effective by the SEC within ninety (90) days of the date of Closing Date, or, in the case of a WKSI Shelf Election, upon the filing of a WKSI Registration Package with the SEC, AMSC shall deliver written notice thereof (the “Effectiveness Notice”) to the Stockholder Representative within three (3) Business Days after the date on which the SEC posts the notice of effectiveness of the Registration Statement or the WKSI Shelf Election on EDGAR. Thereafter, the Stockholders may at any time and from time to time from during the period beginning on the 5th Business Day of the Stockholder Representative receiving the Effectiveness Notice and ending on the date that AMSC is no longer obligated to maintain the effectiveness of the Registration Statement or WKSI Registration Package, as applicable, pursuant to Section 5.5(c), to sell registered AMSC Shares. During such period, the Stockholders agree that they may only sell the AMSC Shares exclusively through a broker recommended by AMSC and reasonably acceptable to the Stockholders in order to minimize any negative impact on the trading price of the AMSC Common Stock in the marketplace, provided, however, that each Stockholder may sell up to an aggregate of 50,000 AMSC Shares in any Business Day through the following brokers: Itaú Unibanco S.A., Banco Santander (Brasil) S.A., and/or J.P. Morgan Securities LLC and/or any of their Affiliates. Each Stockholder hereby agrees that he, she or it shall comply with all applicable Laws and with the insider trading policies of AMSC in connection with the sale of the registered AMSC Shares.

(c) Once the Registration Statement has been declared effective by the SEC, or, in case of a WKSI Shelf Election, once the WKSI Registration Package is filed with the SEC, AMSC shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement or WKSI Registration Package, as applicable, until the first to occur of (and for the avoidance of doubt, the obligations to maintain the effectiveness shall expire and terminate in all respects on the first to occur of): (i) all AMSC Shares having been disposed of by all Stockholders in accordance with the Registration Statement or WKSI Registration Package, or any amendment thereto, (ii) all AMSC Shares have been sold in accordance with Rule 144 promulgated under the Securities Act, or any successor provision (“Rule 144”) (or another exemption from the registration requirements of the Securities Act), (iii) the date on which all of the Stockholders may sell the AMSC Shares under Rule 144, without any restrictions set forth in Rule 144, including, without limitation, any volume or manner-of-sale restrictions and current public information requirements and (iv) the third anniversary of the initial effective date of the Registration Statement or WKSI Registration Package, as applicable.

(d) If the Registration Statement has not been declared effective by the SEC prior to, whichever occurs later, (i) ninety (90) days of the Closing Date or (ii) the date on which the Stockholders are not subject to black out for the quarter ending December 31, 2025; then (x) the Stockholder Representative shall be entitled to elect, on behalf of all but not less than all Stockholders, to receive an amount in cash equal to BRL$450,000,000 plus a compensatory penalty of ten percent (10%) plus interest thereon equal to the Interest Rate, calculated pro rata temporis, accruing from the Closing Date in full and complete satisfaction of all obligations under this Section 5.5(d), provided that the rights set forth in this subclause (x) shall be the exclusive remedy of Stockholders and (y) the Stockholders shall furnish to AMSC all documentation as reasonably requested by AMSC for the cancellation of AMSC Shares, and AMSC shall be permitted to cancel such AMSC Shares and the Stockholders shall have no further right, title or interest thereto; provided, further that if the Stockholder Representative, on behalf of all but not less than all Stockholders, does not elect to receive an amount in cash pursuant to the foregoing, the Stockholders shall not be entitled to any interest accrual in any respect. The election by the Stockholder Representative and corresponding payment provided in this Section shall be implemented to all Stockholders in respect of their Pro Rata Share within twenty (20) Business Days from the written communication of the Stockholder Representative’s election to exercise the right provided in this section. In case of a breach of the payment obligation by AMSC Brazil, AMSC Brazil shall pay to the Stockholders (i) a non-compensatory penalty of two percent (2%) of the total amount in default plus (ii) a default penalty interest corresponding to the Interest Rate over the total amount in default per month, calculated pro rata temporis, counting from the date the amount was due until the date of its effective full payment.

(e) Each Stockholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to such Stockholder or an exemption therefrom in connection with sales of AMSC Shares pursuant to the Registration Statement or WKSI Registration Statement, as applicable.

Section 5.6 Wrong-Pockets. Following the Closing Date, (i) (x) if a Stockholder Group Member receives any payment in respect of any accounts receivable, notes receivable and any other indebtedness due and owed to the Target Companies, AMSC Brazil or their Affiliates, each Stockholder Group Member agrees that it, he or she shall hold and promptly transfer and deliver such payment to the applicable Target Company (at an account designated by AMSC Brazil or the applicable Target Company), from time to time as and when received by such Stockholder Group Member and in the currency received, and such Stockholder Group Member shall account to AMSC Brazil for all such receipts, and (y) each Stockholder Group Member agrees that it, he or she shall promptly deliver to AMSC Brazil and the applicable Target Company any invoice such Stockholder Group Member or any of its or their Affiliates receives in respect of any accounts payable, notes payable and other indebtedness due and owed by any of the Target Companies, AMSC Brazil or their Affiliates; and (ii) (x) if any of the Target Companies, AMSC Brazil or their Affiliates receive any payment in respect of any accounts receivable, notes receivable and any other indebtedness due and owed to any Stockholder Group Member, AMSC Brazil agrees that it shall or shall cause its Affiliates (including Target Companies) to hold and promptly transfer and deliver such payment to the Stockholder Group Member (at an account designated by Stockholder Group Member), from time to time as and when received and in the currency received, and AMSC Brazil shall account to such Stockholder Group Member for all such receipts, and (y) AMSC Brazil agrees that it shall and shall cause its Affiliates to promptly deliver to the Stockholder Group Member any invoice AMSC Brazil or any of its or their Affiliates receives in respect of any accounts payable, notes payable and other indebtedness due and owed by any of the Stockholder Group Members.

Section 5.7 Guarantee. As a material inducement for the Stockholders to enter into this Agreement, AMSC hereby absolutely, unconditionally and irrevocably guarantees to Stockholders the due and punctual payment of AMSC Brazil when due of any amounts that are (a) undisputed by AMSC Brazil or (b) have under a final, non-appealable adjudication been determined to be payable to Stockholders pursuant to this Agreement or any other Transaction Document, including but not limited to any amounts payable to Stockholders under Section 1.2, Section 1.6 and Section 5.5 (to the extent applicable) and to any Stockholder Indemnitees pursuant to Article VI (solely to the extent such amounts are monetary obligations expressly required to be paid by AMSC Brazil under this Agreement and not subject to dispute or pursuant to a final, non-appealable adjudication determined to be payable under this Agreement) and the timely and full satisfaction of any obligation of AMSC Brazil under this Agreement (collectively, the “Guaranteed Obligations” and each, a “Guaranteed Obligation”). The guarantee set forth in this Section 5.7 is a guarantee of payment and not of collection. The liability of AMSC shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or any other agreement or certificate contemplated hereby) or any forbearance, neglect or delay in seeking performance of the payment obligations hereby imposed or any granting of time for such payment; provided, however, that no such arrangements or alterations shall increase, expand or otherwise modify the scope of the Guaranteed Obligations without the prior written consent of AMSC. AMSC hereby waives all defenses otherwise available to a guarantor or surety other than (a) Fraud, (b) payment and performance in full, and accord and satisfaction pursuant to a mutually executed instrument, (c) the illegality, unenforceability, invalidity, or rescission of this Agreement or the applicable Guaranteed Obligation; (d) any breach by any Stockholder of this Agreement or any Transaction Document; (e) any right of setoff, credit, netting or reduction expressly provided for in this Agreement or any Transaction Document; or (f) any and all rights, setoffs, counterclaims and other defenses which AMSC Brazil may have to payment of any of the Guaranteed Obligations. AMSC further waives, solely with respect to Guaranteed Obligations that are undisputed or payable pursuant to a final, non-appealable adjudication and further waives presentment, demand of performance, any right to require any proceeding first against AMSC Brazil, protest, notice and all demands whatsoever in connection with the performance of its obligations hereunder. AMSC agrees that it will not, not institute or maintain any action asserting, or asserting as a defense that, its guaranty hereunder is illegal, invalid or unenforceable in accordance with its terms, except to the extent arising from Fraud by any Seller, breach of this Agreement by any Seller, or the lack of a valid, due, enforceable or finally adjudicated underlying Guaranteed Obligation. This guaranty is to be a continuing security of Stockholders for amounts that may be payable by AMSC Brazil or its Affiliates under this Agreement solely to the extent constituting Guaranteed Obligations. Each Party acknowledges and agrees that this Section 5.7 is an integral and essential part of the transaction and no Party would have entered into this Agreement, nor would it have entered into the Transaction Documents, without the benefit of the guaranty set forth in this Section 5.7, and each Party has relied on the execution of this Agreement by AMSC. AMSC hereby makes the representations and warranties set forth in Section 4.1, Section 4.2, and Section 4.3 as to itself. AMSC’s obligations under this Section 5.7 shall terminate with respect to each Guaranteed Obligation on such date on which AMSC Brazil or AMSC has no further monetary obligations to the Stockholders pursuant to the terms of this Agreement or the applicable Transaction Document.

Section 5.8 [RESERVED].

Section 5.9 Trademark Matters.

(a) As promptly as practicable following the Closing and no later than ninety (90) days following the Closing Date, the Stockholders and their respective Affiliates shall cease any use of the name “Comtrafo” and any logos, symbols or trademarks of held Company and, on the other hand, AMSC Brazil and their respective Affiliates shall cease any use of the name “Eletrotrafo” and any logos, symbols or trademarks of held by Eletrotrafo (“Restricted Marks”). During such term, the Stockholders’ Affiliates on one side, and AMSC Brazil Affiliates, on the other side, shall cease using the respective Restricted Marks in advertising and other business communications and take all necessary actions to eliminate the Restricted Marks from any tangible personal property, uniforms, buildings, equipment or other assets; provided that the continued appearance of the Restricted Marks on any such materials or other assets bearing the Restricted Marks that are used in uniforms and the ordinary internal operation of the business of the Stockholders’ Affiliates and, other than uniforms, are not typically observed by the public shall be permitted until such materials and assets are retired in the Ordinary Course of Business no later than one hundred and eighty (180) days following the Closing Date. For the avoidance of doubt, the obligations provided in this Section shall include Stockholders causing (i) Eletrotrafo Produtos Elétricos Ltda. and all employees thereof to update its branding (digital and otherwise) such that it is no longer identified as part of the “Comtrafo group” and (ii) Comtrafo USA, LLC to file an articles of amendment and/or such other document(s) to change its name to no longer reference “Comtrafo”. The Parties hereby expressly acknowledge and agree that the logo disclosed on Schedule VIII, in any color or variation, is owned by Eletrotrafo.

(b) The Parties acknowledge and agree that, in connection with the transactions contemplated by this Agreement and the other Transaction Documents, AMSC Brazil will acquire, and the Target Companies will continue to own, operate, sell or otherwise use, certain products, marketing materials and other assets (collectively, the “Eletrotrafo Branded Assets”) that contain or bear the name “Eletrotrafo” or bear the logos, symbols or trademarks held by Eletrotrafo, including the logo disclosed on Schedule VIII (collectively, the “Eletrotrafo Trademarks”). Notwithstanding anything to the contrary in Section 5.9(a), beginning as of the Closing Date and terminating on the date on which the Target Companies no longer own, operate, sell or otherwise use any Eletrotrafo Branded Assets, the Stockholders and their Affiliates (including Eletrotrafo) hereby grant to AMSC, AMSC Brazil and the Target Companies a non-exclusive, worldwide, fully paid up, royalty free license under the Eletrotrafo Trademarks solely in connection with the ownership, operation, sale and use of the Eletrotrafo Branded Assets. Except for the limited license granted herein, AMSC, AMSC Brazil and the Target Companies shall have no right, title or interest in the Eletrotrafo Trademarks. All use of the Eletrotrafo Trademarks and the goodwill associated therewith shall inure to the benefit of Eletrotrafo.

Section 5.10 VDR Copy. As promptly as practicable following the Closing, but not more than five (5) Business Days thereafter, the Stockholders shall deliver a copy of all documents, lists or other items made available to AMSC Brazil in the online data room operated by Intralinks under Project Faraday on a USB storage device. AMSC Brazil’s receipt of information pursuant to this Section 5.10 or under any other Section or Disclosure Schedule of this Agreement shall not affect any representation, warranty or agreement given or made by the Stockholders in this Agreement for any purpose hereunder (including Article II, Article III or Article IV).

Section 5.11 Environmental Matters.

(a) AMSC acknowledges that the Stockholders have in good faith independently commissioned an Environmental Site Assessment (a copy of which has been separately provided), which based on the scope and sampling methods, reported no evidence of contamination when measured against industry-standard parameters applicable to sites with industrial operations. Notwithstanding the foregoing, and without (i) any acknowledgment or agreement by AMSC Brazil regarding the completeness, integrity, adequacy or sufficiency of such Environmental Site Assessment, or (ii) otherwise limiting or varying any of the Stockholder’s obligations, covenant, or liabilities or AMSC Brazil’s rights, interests, or remedies hereunder, the Stockholders undertake to retain, at their sole cost and expense, an Environmental Consultant to review the Environmental Site Assessment and provide, if any, recommendations of preventive measures intended to mitigate the risk of future contamination or potential migration in respect of any act, fact, circumstance or omission occurring prior the Closing Date, and to implement such measures advised as necessary by such Environmental Consultant.

(b) In the event AMSC Brazil reasonably determines, based on evidence of actual or suspected presence or release of any Hazardous Materials, that further Environmental Due Diligence or Corrective Actions are required in respect of any act, fact, circumstance or omission occurring prior the Closing Date, then AMSC Brazil and the Stockholder Representative shall discuss in good faith and amicably seek to agree on any additional action; provided that any costs related to such additional Environmental Due Diligence shall be borne exclusively by the Stockholders. If the parties fail to agree that there is the necessity for further Environmental Due Diligence, AMSC Brazil shall also have the right to conduct further Environmental Due Diligence, at its own expense, provided that implementation of any Corrective Action resulting from AMSC Brazil’s further Environmental Due Diligence shall be subject to the prior consent of the Stockholder Representative (which should not be unreasonably withheld, conditioned or delayed) and the costs of that Corrective Action be borne exclusively by the Stockholders; provided, however, that the Stockholders’ consent shall not be required with respect to any Corrective Action to the extent such Corrective Action (i) is required under applicable Law, (ii) to prevent or mitigate the actual or potential migration or egression of any Hazardous Materials or other environmental condition from any Real Property to any third party site or property, or to any water table or source, or (iii) is or would be reasonably required to ensure the health and safety of any employees, contractors, or visitors to the Real Property. Any Environmental Due Diligence and/or Corrective Actions pursuant to this item shall be conducted in accordance with recognized industry standards and practices in a reasonably cost-effective manner, provided that Environmental Consultant hired to perform the Environmental Due Diligence shall be instructed to recommend, if applicable, Corrective Actions (the “Environmental Consultant Recommendations”).

(c) Following the Environmental Consultant’s performance of the Environmental Due Diligence and the Parties’ receipt of the Environmental Consultant Recommendations, if any Corrective Actions are recommended in respect of any act, fact, circumstance or omission occurring prior the Closing Date, the Stockholders shall engage the Environmental Consultant (or another reputable environmental firm chosen by the Stockholders, subject to the consent of AMSC Brazil, which shall not be unreasonably withheld, conditioned or delayed) to promptly perform the Corrective Actions set forth in the Environmental Consultant Recommendations and AMSC Brazil shall permit such access to the Real Property reasonably necessary to allow the Environmental Consultant to perform the Corrective Actions; provided that (i) all the costs related to the Corrective Actions shall be borne exclusively by the Stockholders, (ii) any Corrective Action shall be performed in accordance with all applicable Laws and with recognized industry standards and practices in a reasonably cost-effective manner, and (iii) the nature and scope of any Corrective Action is reviewed and approved by AMSC Brazil prior to any work being performed to implement such Corrective Action.

(d) If the Stockholders fail to diligently commence the Corrective Action within forty-five (45) days after receipt of the Environmental Consultant Recommendations (the “Commencement Period”) provided AMSC Brazil has taken all the necessary measures and access respecting Owned Real Property within its reasonable control that have been reasonably requested in writing by the Environmental Consultant to allow the Environmental Consultant to perform the Corrective Actions (an “Excused Delay”), AMSC Brazil shall provide written notice to the Stockholders describing such failure. Notwithstanding anything to the contrary herein, if Corrective Action would be delayed on account of an Excused Delay, Stockholders must proceed in accordance with the requirements herein with such portions of Corrective Action as would not be subject to be Excused Delay. If the Stockholders fail to commence the Corrective Action within fifteen days after receipt of such notice (the “Cure Period”), then AMSC Brazil shall be entitled, upon written notice to the Stockholders, to assume full control and take the lead with respect to the Corrective Action. AMSC Brazil may utilize the Environmental Consultant or engage another reputable environmental consulting firm of its choosing, and all reasonable costs and expenses incurred by AMSC Brazil in connection with such Corrective Action shall constitute Environmental Losses indemnifiable under Section 6.1(c)(iv) (Environmental Specific Indemnity). For purposes of this Section, “commence the Corrective Action” means the occurrence of each of the following: (i) execution of a binding, written scope of work with the Environmental Consultant or a remediation contractor containing a reasonably detailed (1) description of the work, and (2) timeline for the performance of the Corrective Action that is reasonably consistent with remediation requirements applicable under law and any other additional Environmental Consultant Recommendations; (ii) mobilization by the Environmental Consultant or a remediation contractor of personnel, equipment, or materials to the site to initiate field activities associated with the Corrective Action, and; (iii) if and to the extent required by law, or if not so required, to the extent reasonably advisable in light of the Environmental Consultant Recommendations, submission to any applicable Governmental Entity of any Corrective Action plan, report, or workplan relating to the Corrective Action.

(e) The Stockholders and AMSC Brazil shall cooperate with the Environmental Consultant as reasonably requested to facilitate the performance of the Corrective Action in accordance with this Section.

(f) If any additional Corrective Actions in respect of any act, fact, circumstance or omission occurring prior the Closing Date are required or determined to be required pursuant to Section 5.11(d), the Stockholders’ obligations to commence such Corrective Actions shall be governed by, and subject to, the same Commencement Period, Cure Period, and AMSC Brazil step-in rights set forth in Section 5.11(b).

(g) [RESERVED].

(h) Subject to AMSC Brazil’s rights under Section 5.11, the Stockholder Representative shall, acting reasonably and in good faith, lead and be the primary point of contact for all communications, submissions and interactions with any Governmental Entity in respect to any act, fact, circumstance or omission occurring prior the Closing Date; provided that AMSC Brazil and the Company will be given a reasonable opportunity to review, comment on and consent to any correspondence, notices, filings or submissions and will be given reasonable advance notice of any other Stockholder Representative communications or other interactions with any Governmental Entity, and the Stockholder Representative shall consider AMSC Brazil’s and the Company’s comments in good faith.

(i) Unless AMSC Brazil has exercised its rights under Section 5.11(b) or Section 5.11(d), the Environmental Due Diligence and the Corrective Actions conducted in respect of any act, fact, circumstance or omission occurring prior the Closing Date shall require prior consent of the Stockholder Representative (such consent not be unreasonably withheld, conditioned or delayed), including any terms of adjustment of conduct or any form of admission of guilt.

Section 5.12 Replacement of Stockholder Guarantees.

(a) AMSC Brazil undertakes to use commercially reasonable efforts to replace, and cause the Target Companies, as applicable, to replace, the Stockholder Guarantees within one hundred and eighty (180) days as of the Closing Date, unless the Target Companies fully pay amounts to which such Stockholder Guarantees were granted and the Stockholder Guarantees cease to exist. The Stockholders shall reasonably cooperate with the Target Companies and AMSC Brazil to replace such Stockholder Guarantees. For as long as the Stockholder Guarantees are not replaced, and subject to the provisions of this Section 5.12, AMSC Brazil shall indemnify the Stockholders, if applicable, for all amounts paid to a third party and/or for any and all Damages incurred by any of the Stockholders related to a Third Party Action after the Closing Date, as the Target Companies’ guarantors solely to the extent related to the Stockholder Guarantees. For the avoidance of doubt, AMSC Brazil’s indemnification obligations under this Section 5.12 shall not extend to any Liability arising prior to the Closing or any breach of this Agreement including, without limitation, Section 3.35 (Stockholder Guarantees).

(b) The Stockholders shall promptly notify AMSC Brazil in writing upon becoming aware of any Claim, Legal Proceedings, demand or otherwise under any Stockholder Guarantee. AMSC Brazil (or the applicable Target Company) shall have the right, at its own expense, to satisfy or otherwise discharge the underlying obligation prior to any payment being made by the Stockholders under such Stockholder Guarantee.

(c) AMSC Brazil’s obligations under this Section 5.12 shall apply solely with respect to the obligations covered by the Stockholder Guarantees as in effect on the Closing Date and shall not extend, without AMSC Brazil’s prior written consent, to (i) any Stockholder Guarantees made after the Closing Date, or (ii) any increase in the principal amount, extension of term, amendment or other modification of the underlying obligations, except to the extent such increase, extension, amendment or modification was reasonably expected to occur pursuant to the terms of the Stockholder Guarantees.

Section 5.13 Audit Cooperation. Each Stockholder covenants and agrees to use its commercially reasonable efforts to cooperate with, and provide reasonable assistance to, AMSC Brazil, the Company, and each of their respective Affiliates, auditors, accountants, legal advisors, and other representatives in connection with: (i) the Company’s audit for fiscal year 2024; (ii) the interim financial statements for fiscal year 2025 through Closing; and (iii) the preparation of any materials required to be filed with the SEC on a prospectus supplement in connection with the foregoing.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 Indemnification by the Stockholders. Subject to the limitations set forth herein, AMSC Brazil and any present or future officer, manager, director, employee, Affiliate, Subsidiary (including the Target Companies), or shareholder of AMSC Brazil (collectively, the “AMSC Brazil Indemnitees”) shall be indemnified and held harmless from the following sources, in the following order of priority (except in the case of Fraud, in which case, the AMSC Brazil Indemnitees shall be entitled to such indemnification from any (or all) of the following sources, alone or in any combination and in any priority as determined by the AMSC Brazil Indemnitees), by the Family Groups: (i) first with the Escrow Funds on a joint and several basis pursuant to Section 6.8 and (ii) second, following the depletion and/or release of the Escrow Funds (and subject to the limitations set forth herein), (x) if applicable, from the Earnout Payment Deduction on a joint and several basis and/or (y) if applicable, from each member of each Family Group, on a joint and several basis with the other members of the same Family Group (but, for the avoidance of doubt, no member of any Family Group on a joint and several basis with any member of a different Family Group (i.e., each Family Group will not be indemnifying on a joint and several basis with each other Family Group)) in the proportion set forth on Schedule X, in respect of any and all Damages incurred or suffered by AMSC Brazil Indemnitees resulting from, relating to or constituting:

(a) any inaccuracy in or breach of any representation or warranty of Stockholders or the Target Company contained in this Agreement, other than the Fundamental Representations (which are covered by Section 6.1(b) below) and the Special Reps and Indemnities (which are covered by Section 6.1(c) below);

(b) any inaccuracy in or breach of any of the Fundamental Representations by the Target Companies in Article III of this Agreement or by the Stockholders in Section 2 of this Agreement;

(c) any of the following (which shall be referred to herein as the “Special Reps and Indemnities”):

(i) (x) any inaccuracy in or breach of Section 3.8 (Tax Matters) and (y) any (A) Taxes of the Taxpayers for any taxable period (or portion thereof) ending on or prior to the Closing Date, and (B) Tax imposed on any Taxpayer by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person or on or prior to the Closing Date or by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, regardless of the matter having been disclosed to AMSC Brazil in the Disclosure Schedule;

(ii) (x) any inaccuracy in or breach of Section 3.21 (Employees) by the Target Companies to the extent relating to actions, events or otherwise occurring on or before the Closing Date and (y) Claims resulting from acts, facts, omissions, events and/or circumstances which relate to any employee matters related to the Stockholders, the Stockholder Group Members, the Target Companies or the Target Companies’ businesses, and which occurred on or before the Closing Date, regardless of the matter having been disclosed to AMSC Brazil in the Disclosure Schedule;

(iii) (x) any inaccuracy in or breach of Section 3.22 (Employee Benefits) by the Target Companies to the extent relating to actions, events or otherwise occurring on or before the Closing Date and (y) Claims resulting from acts, facts, omissions, events and/or circumstances which relate to any employee benefit matters related to the Stockholders, the Stockholder Group Members, the Target Companies or the Target Companies’ businesses, and which occurred on or before the Closing Date, regardless of the matter having been disclosed to AMSC Brazil in the Disclosure Schedule;

(iv) (x) any inaccuracy in or breach of Section 3.23 (Environmental Matters) by the Target Companies to the extent relating to actions, events or otherwise occurring on or before the Closing Date and (y) all Environmental Losses suffered, sustained or incurred by any AMSC Brazil Indemnitees resulting from or relating to (i) the performance of any Environmental Due Diligence, Corrective Actions, or the implementation of the Environmental Consultant Recommendations under Section 5.11 or (ii) otherwise attributable to any acts, facts, omissions, events and/or circumstances which occurred on or before the Closing Date, regardless of the matter having been disclosed to AMSC Brazil in the Disclosure Schedule;

(v) any inaccuracy in or breach of Section 3.26 (Permits) by the Target Companies to the extent relating to actions, events or otherwise occurring on or before the Closing Date;

(vi) any actual or pending litigation of the Target Companies occurring on or before the Closing Date (including for which the Target Companies or the Stockholder Group Members have received demand or threats, in writing, of litigation on or before the Closing Date); and

(vii) any Supervening Assets;

(d) any failure to perform any covenant or agreement of the Target Company or the Stockholders contained in this Agreement (except for Section 5.3 (Litigation Support));

(e) all (x) Seller Retained Liabilities and (y) Liabilities of the Stockholders, the Stockholder Group Members and their respective Affiliates (other than the Target Companies), including by succession or any other kind of direct or indirect liability or whether arising from corporate succession, regulatory obligations, contractual assumptions, tax succession, or any other legal theory by which any AMSC Brazil Indemnitee is held liable for Liabilities of the Stockholders or the Stockholder Group Members, in each case, which results in Damages to the AMSC Brazil Indemnitees, regardless of being specified or disclosed in this Agreement or otherwise disclosed to AMSC Brazil or any knowledge of the AMSC Brazil Indemnitees;

(f) any claims for indemnification against AMSC Brazil Indemnitees, the Target Companies or their respective Affiliates by current or former directors, managers or officers of the Target Companies (the “Covered D&Os”) for any Damages collectible from the Covered D&Os arising out of or pertaining to any action or omission or alleged action or omission prior to the Closing by the Covered D&Os in their capacity as a director or officer of the Target Companies;

(g) any claims related to any Affiliate Transactions, including, without limitation, any Contracts (whether or not written) between any Stockholder, or any of its Affiliates, Stockholder Group Members or family members and any Target Company or any other claims by and among the Stockholders, their Affiliates, the Stockholder Group Members or family members;

(h) all obligations, costs, Taxes or Liabilities directly or indirectly resulting from the consummation of the Pre-Closing Reorganization, including, without limitation, any Damages incurred by any AMSC Brazil Indemnitee due to successor liability resulting from the Pre-Closing Reorganization, whether arising from corporate succession, regulatory obligations, contractual assumptions, Tax succession, or any other legal theory by which, as a consequence of the Pre-Closing Reorganization, AMSC Brazil Indemnitee is held liable for obligations of such Stockholders or such Stockholder Group Members;

(i) all obligations, costs or Liabilities in respect of Specified Employees who claims to own or have any right, title or interest in, or otherwise challenges, or interferes with, the Target Companies’ ownership of the Company Owned Intellectual Property, any of the Company Owned Intellectual Property; and

(j) (x) to the extent unpaid as of immediately preceding the Closing, any Indebtedness or Company Expenses, (y) any amount by which actual Indebtedness as of immediately prior to Closing or actual Company Expenses exceeded the amounts thereof set forth in the Closing Statement or (z) any amount by which the actual Company Cash is less than the amount thereof set forth in the Closing Statement, provided that with respect to (y), only to the extent the amount exceeds BRL$100,000.00.

For purposes hereof, (1) Section 6.1(b) (which shall include the Fundamental RE Reps) (Fundamental R&W), Section 6.1(c)(iv) (Environmental Liabilities), Section 6.1(c)(v) (Permits R&W), Section 6.1(e) (Stockholders’ Group Liabilities), Section 6.1(g) (Affiliate Transaction Liabilities) and Section 6.1(h) (Preclosing Reorganization Liabilities) shall collectively be referred to herein as the “Specified Seller Indemnifiable Matters” and (2) Section 3.10(c), Section 3.10(d) and Section 3.10(j) (Real Property) shall collectively be referred to herein as the “Fundamental RE Reps”.

Section 6.2 Indemnification by AMSC Brazil. AMSC Brazil shall indemnify the Stockholders Group Members and any present or future officer, manager, director, employee, Affiliate, Subsidiary of any Stockholder Group Member (the “Stockholder Indemnitees”) in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Stockholder Indemnitees resulting from, relating to or constituting:

(a) any inaccuracy in or breach of any representation or warranty of AMSC Brazil contained in this Agreement;

(b) any inaccuracy in or breach of any of the Fundamental Representations; or

(c) any failure to perform any covenant or agreement of AMSC Brazil contained in this Agreement.

Section 6.3 Indemnification Claims.

(a) Upon the commencement of a Third Party Action, the Indemnified Party shall give written notification to the Indemnifying Party as soon as practicably possible but, in any event, no later than (i) the date that is the end of the first third (1/3) of the legal timeframe to file defenses or counterclaims against the relevant Third Party Action or (ii) in case the legal timeframe to file the defense is five (5) days or less, by the date that is the end of one half (1/2) of such reduced legal time frame, describing in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages, accompanied by a copy of the Third Party Action and any documents available in relation thereto; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any material damage or liability caused by or arising out of such delay or failure. The Indemnifying Party may, upon written notice thereof to be delivered to the Indemnified Party by no later than (x) the date that is the end of the second third (2/3) of the legal timeframe to file defenses or counterclaims against the relevant Third Party Action or (y) in case the legal timeframe to file the defense is five (5) days or less, by the date that is the end of such reduced legal time frame, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party (being that any internationally recognized law firm provided for in Chambers & Partners for the applicable jurisdiction and in relation to the nature of the matter under dispute shall be deemed as reasonably satisfactory to the Indemnified Party, unless otherwise informed by the Indemnified Party under reasonable justification); provided, that the Indemnifying Party may only assume control of such defense if (1) it acknowledges in writing to the Indemnified Party that damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (2) the amount of Damages for which the Indemnifying Party is liable under this Article VI in respect to the Third Party Action is more than 50% of the ad damnum under such litigation. Notwithstanding the foregoing, the Indemnifying Party may not assume control of the defense of any Third Party Action (A) asserted directly by or on behalf of a Person that is a supplier or customer of AMSC Brazil or the Target Companies and involves indemnifiable Damages below one million reais (R$1,000,000.00); (B) involving criminal liability, (C) in which equitable relief is sought against the Indemnified Party (other than in connection with Section 6.1(c)(iv) (Environmental Liabilities)), (D) that gives rise to a conflict of interest between the Indemnifying Party and the Indemnified Party which cannot be waived, (E) involves the Indemnifying Party’s Fraud, (F) involves any claim of non-compliance with Anti-Corruption Laws, (G) involves Tax matters in any jurisdiction other than Brazil, or (H) involves AMSC Brazil or its Affiliates (except for the Target Companies) directly. In the event the Stockholders assume the control of a defense of Third Party Action as the Indemnifying Party, the control of such defense, on behalf of all Stockholders, shall be exercised by: (X) either Ademar, Irineu or Raimundo, provided that such Person occupies the position of statutory officer of the Company; or (Y) if neither Ademar, Irineu or Raimundo are a statutory officer of the Company at such given time, then the Stockholders shall designate either Ademar, Irineu or Raimundo (or, in their absence due to death or legal incapacity, their legal successors) to manage control of the applicable defenses (or, if the Stockholders are unable to come to an agreement on who shall control the defenses, the Stockholder Representative shall control the applicable defenses). If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense (subject to the provisions of this Section 6.3(a)). The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall use commercially reasonable efforts to furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that the Indemnified Party may reasonably withhold, condition or delay its consent if any such proposed settlement with a customer or supplier involves any noncash commercial terms or concessions including, but not limited to, extended warranties, outside-of-warranty discounts, free products, free services or other non-cash settlement terms, provided that, for as long as a Stockholder(s) is(are) statutory officer(s) of the Target Companies, the Stockholders shall be authorized to offer such non-cash consideration settlements below R$50,000.00). The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Indemnifying Party shall use its best efforts to keep the Indemnified Party at all times free and clear from any restrictions or Liens that may be imposed as a result of a Third Party Action. In the event of any Third Party Action that leads to the imposition of freezes, seizures, liens, encumbrances, or any other restrictions or unavailability over any assets or rights of the Indemnified Parties, or over assets owned by third parties that are in the custody or possession of the Indemnified Parties (“Judicial Liens”), and consequently requires deposits, the granting of bonds, the provision of guarantees, or any other form of securing the amounts claimed, the Indemnifying Party shall have a period of up to thirty (30) days from receipt of a notice from the Indemnified Party to release the relevant assets. If such measures are not completed within this period, the Indemnifying Party shall pay to the Indemnified Party an amount sufficient to enable it to make the necessary deposit to secure the relevant Third Party Action, thereby releasing the relevant assets.

(c) In the event that an Indemnified Party suffers or is reasonably expected to suffer Damages that do not result from a Third Party Action, it shall send a Claim Notice to the Indemnifying Party within ten (10) Business Days as of the date on which the Indemnified Party became aware of the Damages suffered or that such Damages are reasonably expected to be suffered; provided that a failure or delay by the Indemnified Party to promptly deliver the Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure or delay. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (a “Dispute”). Any amount involved in a Dispute which is finally awarded to the Indemnified Party pursuant to the rules of this Agreement, shall be monetarily adjusted by SELIC as from the elapse of the time to answer the relevant Claim Notice provided for above, except if the arbitral award provides for a different adjustment index.

(d) During the thirty (30)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Parties are unable to resolve the Dispute within such thirty (30)-day period, any of the Parties may submit the Dispute to arbitration in accordance with Section 8.8.

(e) To the extent the Stockholder Representative is not entitled to assume the defense of all Third Party Actions indemnifiable under Section 6.1(c) by the terms of the other provisions of this Section 6.3, then the Target Companies shall conduct its defenses with the aim to mitigate in accordance with applicable Law any indemnifiable Damages.

(f) No Party shall be obligated to indemnify for any Damages resulting from or arising from voluntary formal consultation, voluntary self-disclosure and/or any type of voluntary disclosure made by an Indemnified Party or its Affiliates to a Governmental Entity in Brazil (“Voluntary Disclosure”), without the prior consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), including any terms of adjustment of conduct or any form of admission of guilt. A Voluntary Disclosure by the Indemnified Party without the consent of the Indemnifying Party shall represent a waiver to the Indemnified Party of any right to indemnification in relation to the subject matter of the Voluntary Disclosure in question; provided, that nothing in this Section 6.3(f) shall operate as a waiver of any right to indemnification to the extent a Party makes any Compulsory Communication to a Governmental Entity. “Compulsory Communication” means any communication as a result of an alleged or actual breach of the Brazilian Law (i) with a Governmental Entity that is required or compelled by applicable Law, regulation, legal process, or mandatory directive, including but not limited to compliance with statutes, regulations, court orders, subpoenas, investigative demands, or other lawful requests; and (ii) made in response to, or following, an initial outreach, inquiry, examination, inspection, or contact initiated by a Governmental Entity, regardless of whether the communication is formally mandated.

Section 6.4 Survival of Representations and Warranties; Covenants. All representations and warranties that are covered by the indemnification provisions of Section 6.1(a), Section 6.1(b), Section 6.1(c) and Section 6.2(a) shall survive the Closing and expire on the date that is eighteen (18) months following the Closing Date, except that (a) the Fundamental Representations shall survive the Closing up to the respective statute of limitations, (b) the Special Reps and Indemnities shall survive the Closing until the date that is thirty (30) days following the respective statute of limitations and (c) to the extent Section 3.10(s) above occurs, (c)(i) the Fundamental RE Reps in relation to the Real Property No. 2, shall survive the Closing for up to the respective statute of limitations following the date of the acquisition of the applicable Stockholder Group Real Property or Leased Real Property and (c)(ii) for all other representations set forth in Section 3.10, such representations shall survive the Closing for a period of eighteen (18) months following the date of the acquisition of the applicable Real Property. The right to claim indemnification covered by the indemnification provisions of Section 6.1(d) to (j) and Section 6.2(b) and (c) shall expire on the respective statute of limitations. Notwithstanding the foregoing, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty or the applicable right to claim indemnification, either a Claim Notice or an Expected Claim Notice in respect to the relevant matter, then the applicable representation or warranty or the applicable right to claim indemnification, as applicable, shall survive until, but only for purposes of, the resolution of the matter covered by such notice. The rights to indemnification set forth in this Article VI shall not be affected by (x) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, (y) any materiality qualifier or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, or (z) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants. The covenants or other agreements contained in this Agreement which, by their terms, contemplate performance after the Closing Date shall survive the Closing and continue for the period of time of such contemplated performance (taking into account any extensions or waivers thereof), and if no period of time is so contemplated, then such covenants shall survive indefinitely. The limitations contained in this Section 6.4 shall not apply to claims for Fraud.

Section 6.5 Limitations.

(a) Notwithstanding anything to the contrary herein, the aggregate liability of each Family Group for Damages under Article VI (other than (1) Fundamental RE Reps, (2) the Specified Seller Indemnifiable Matters, and (3) Section 6.1(c)(vii) (Supervening Assets), each of which aggregate liabilities are separately addressed below) shall not exceed an amount equal to BRL$33,333,333; provided, that, with respect to (i) the Fundamental RE Reps, the aggregate liability of each Family Group for Damages in respect of the applicable Real Property shall not exceed an amount equal to 33.33% multiplied by the full purchase price of such Real Property, (ii)

the Specified Seller Indemnifiable Matters (other than the Fundamental RE Reps) which aggregate liability of each Family Group for Damages shall not exceed BRL$250,000,000 plus any Earnout Payment received by (or otherwise held back from the Earnout Payments from) the members in the relevant Family Group, and (iii) there shall be no cap to the aggregate liability of each Family Group for Damages with respect to Section 6.1(c)(vii) (Supervening Assets). For the avoidance of doubt, except for Fraud, the aggregate liability for indemnifiable Damages for any breach or inaccuracy of Fundamental RE Reps shall in no event exceed the purchase price for the Real Property to which such Fundamental RE Reps apply. The aggregate liability for indemnifiable Damages with respect to Fundamental RE Reps shall be applied only towards and against the cap applicable to such Real Property and shall not be aggregated with, or count toward the exhaustion of, any other cap on liability hereunder. Any Damages indemnifiable with respect to any representations or warranties or any other matter other than the Fundamental RE reps shall not be aggregated with, or count towards the exhaustion of any cap on liability applicable to Real Property hereunder.

(b) Stockholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) exceeds BRL$3,500,000 (the “Deductible”) at which point the Stockholders shall become liable for Damages that exceed the Deductible; provided, that the limitations set forth in this sentence shall not apply to claims arising from Fraud, criminal activity or willful misconduct.

(c) Notwithstanding anything to the contrary herein, (i) the aggregate liability of AMSC Brazil for Damages under Section 6.2(a) shall not exceed an aggregate amount equal to BRL$100,000,000 and (ii) AMSC Brazil shall not be liable under Section 6.2(a) unless and until the aggregate Damages under Section 6.2(a) for which it would otherwise be liable exceeds the Deductible (at which point AMSC Brazil shall become liable for the Damages that exceed the Deductible); provided, that the limitation set forth in this sentence shall not apply to a claim relating to a breach of a Fundamental Representation or otherwise arising from Fraud, criminal activity or willful misconduct.

(d) AMSC Brazil Indemnitees shall recover any indemnifiable Damages pursuant to this Article VI first from the Escrow Funds, prior to seeking any recovery directly from the Stockholders. Notwithstanding the foregoing, the AMSC Brazil Indemnitees shall be entitled to recover indemnifiable Damages for Fraud from the Escrow Funds, directly from the Stockholders and/or Earnout Payment Deduction, alone or in any combination and in any priority as determined by the AMSC Brazil Indemnitees.

(e) Except with respect to (i) claims based on Fraud, criminal activity or willful misconduct, (ii) claims in respect of covenants or agreements that require performance following the Closing or (iii) any breach or violation of any Transaction Document other than this Agreement, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement. Nothing in this Section 6.5(e) shall limit any Person’s right to seek and obtain (i) equitable relief in respect of covenants or agreements that require performance following the Closing, or (ii) any equitable or monetary relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct or (iii) any remedy against any party to any Transaction Document (other than this Agreement) in accordance with the terms thereof.

(f) The Stockholders shall not have any right of contribution against any Target Company with respect to any indemnification claims against the Stockholders pursuant to this Article VI.

(g) For purposes solely of this Article VI (for purposes of determining the amount of Damages and determining a breach of or inaccuracy in any representation or warranty), all representations and warranties of the Stockholders in Article II and Article III shall be construed as if the term “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(h) For the avoidance of doubt, (i) each Family Group’s indemnification obligations under Section 6.1 shall exist with respect to any particular claim for indemnification, regardless of whether such claim arose from a breach or liability of such Family Group versus any other Family Group (provided that such indemnification obligations shall remain subject to the limitations and allocations contained herein) and (ii) no agreement, arrangement or other Contract among the Family Groups, the members of the Family Groups, the Stockholders or any other Persons shall affect the rights of AMSC Brazil under this Agreement, including with respect to the Escrow Funds, the Earnout Payment Deduction or any other rights hereunder.

Section 6.6 Indemnification Payments.

(a) Subject to the applicable limitation under this Article VI, indemnification under this Article VI shall become payable by the Indemnifying Party to the Indemnified Party within ten (10) Business Days from the events described below:

(i) if the indemnifiable Damage resulted from a Third Party Action, (x) from the date of a final and non-appealable decision or an arbitral award of such Third Party Action, (y) from a settlement made by the party conducting the defense, observing the rules of this Article VI, or (z) from the date of any disbursement made by the Indemnified Party due to or in connection with (i) any order issued by a Governmental Entity, including in the context of a provisional enforcement procedures (execução provisória) or an interim measure (medida liminar), and (ii) the defense of the Indemnified Party in relation to a Third Party Action resulting from the payment of attorneys’, consultants’ and experts’ fees and expenses and court and administrative fees and procedural costs and expenses, including judicial and/or out-of-court deposits and bonds, or any other guarantees (such as contracting insurance policies) and any cost arising therefrom; or

(ii) in any other case, (x) from the end of the timeframe to present a Response under Section 6.4(b), if (1) the Indemnifying Party agrees with the terms of the Claim Notice or (2) fails to timely deliver a Response (and in the case of (2) such indemnification shall be for the Claimed Amount); (y) if a Response is presented by the Indemnifying Party under Section 6.4(b), from the date which the Parties involved reach an agreement with respect to the Dispute; or (z) if a Dispute related to a Response is submitted to arbitration, from the receipt date of a final arbitral award pursuant to Section 8.8.

(b) Any Damage amount to be indemnified to the Indemnified Parties shall, in any event, be (x) reduced by (i) the net amount of insurance proceeds actually paid to the Indemnified Parties related to the Damages, less any additional amounts related to the premium increase and/or costs of collection; (ii) net amount of payments actually made by any third party to the Indemnified Parties in respect of such Damage, in each case, net of recovery costs, including applicable court costs, dispute costs or Taxes, if applicable; and (iii) the reduction in Taxes payable by the Indemnified Party as a direct result of such Damages (determined on a “with and without” basis); and (y) increased by the additional amounts required to ensure that on a cash basis the Indemnified Parties are fully compensated for any indemnifiable Damages after the payment of any Taxes required to be paid on such indemnity payment.

(c) Payment of Indemnification by the Stockholders. Whenever any of the Stockholders is the Indemnifying Party and payment of an indemnification becomes due in accordance with the above, (i) until all Escrow Amounts have been released whether to the Stockholders or AMSC Brazil, pursuant to the terms hereof, the aggregate amount of the indemnifiable Damages shall be released from the Escrow Account, and the Parties shall provide for the execution of any instruction to the Escrow Agent as may be necessary to implement this release within five (5) days counted as from the date set forth in item (a) above; or (ii) if, at any point in time following the Closing Date, the amount of the Escrow Account is not sufficient for the full indemnification, then at such time any indemnification by the Stockholders shall be paid, within five (5) days as of receipt of a notice sent by the Indemnified Party describing any of the events set forth in item (a) above, by wire transfer of immediately available funds to the bank account informed by the Indemnified Party to the Stockholder Representative.

(d) Payment of Indemnification by AMSC Brazil. Whenever AMSC Brazil is the Indemnifying Party and payment of an indemnification becomes due in accordance with item (a) above, within five (5) days as of receipt of a notice sent by the Indemnified Party describing any of the events set forth in item (a) above, by wire transfer of immediately available funds to the bank account informed by the Stockholder Representative to AMSC Brazil.

Section 6.7 Supervening Assets.

(a) Subject to the terms provided for in this Section 6.7, AMSC Brazil shall cause the Target Companies to assign to the Stockholders, or any Affiliate of the Stockholders, at the Stockholders’ exclusive discretion, the claims listed in Schedule XI hereto (“Supervening Assets”) pursuant to an assignment and assumption agreement in a form mutually acceptable to AMSC Brazil and the Stockholder Representative. Once assigned, AMSC Brazil and/or the Target Companies shall not have any obligation, duty or responsibility in relation to the assigned Supervening Assets, and any Damages incurred or suffered by AMSC Brazil Indemnitees resulting from, relating to or constituting such assigned Supervening Assets shall be the sole responsibility of the Stockholders and fully indemnifiable to AMSC Brazil Indemnitees, in case Damages are incurred by any of them.

(b) In the event that AMSC is unable to assign the Supervening Assets to the Stockholders within ninety (90) days from the date hereof, AMSC shall no longer be obliged to assign such claims. Notwithstanding the foregoing, the Stockholders shall undertake the conduct of the Legal Proceeding of such Supervening Assets. AMSC Brazil shall transfer or cause to be transferred by the Target Companies, in accordance with the Stockholders’ Pro Rata Share, as an adjustment to the Cash Adjustment Payment, any and all amounts which are finally received in cash by any of the Target Companies or credits effectively used by any of the Target Companies to reduce the amount of Taxes payable in cash arising out of or resulting from the tax as a result of the Supervening Assets, provided that such amounts are received or used within for as long as there is cash deposited in the Escrow Account (“Supervening Assets Period”), in each case, to the Stockholders within ten (10) Business Days after the Target Companies finally received in cash or effectively used credits, provided that the amounts payable shall be deposited in the Escrow Account in the following cases, as an Escrow Supplement: (i) if, on such payment date, the Graphic Account Available Balance is negative, (ii) if, the payment date is prior to the third anniversary of the Closing Date and the Graphic Account Available Balance is less than one hundred million reais (R$100,000,000.00). For the avoidance of doubt, the Target Companies shall not be obliged to transfer to the Stockholders any amounts received or used by the Target Companies in connection with the Supervening Assets after the end of Supervening Assets Period.

(c) In the event that AMSC is unable to assign the Supervening Assets to the Stockholders, AMSC Brazil shall (i) use (and AMSC Brazil shall cause the Company to use) such tax credits in a reasonable manner and shall not prioritize the using of other credits or cash without a reasonable basis, and (ii) AMSC Brazil shall provide each semester reports to the Stockholders regarding the using or impossibility of using of such tax credits, including a description of the amounts and supporting documentation evidencing using or justifying the non-using. AMSC shall provide, and shall cause the Company to provide, to the Stockholders, within ten (10) Business Days from a reasonable request by the Stockholders, documents and information relating to Supervening Assets.

(d) Any amount payable to the Stockholders under this Section shall be deducted (x) by all expenses, including attorneys’ fees, incurred by the Company to obtain such Supervening Assets, and (y) by any Taxes incurred by the Target Companies in relation to the collection, receipt or use of a Supervening Assets. In any event, any costs and expenses (including attorneys’ fees), incurred during the Supervening Assets Period, related to the conduct of the Legal Proceedings related to the Supervening Assets shall be borne solely and directly by the Stockholders, even if the Supervening Asset is not assigned pursuant to this Section 6.7. The Company shall have the right (but not the obligation) to anticipate such costs and expenses in favor of the Stockholders, in which case such costs and expenses shall be considered Damages indemnifiable by the Stockholders under this Agreement.

(e) To the extent any Supervening Asset is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Stockholders agree to promptly repay the amount of such Supervening Assets, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to AMSC Brazil.

Section 6.8 Graphic Account.

(a) For the purpose of organizing the release of the Escrow Funds, whether to the Stockholders or AMSC Brazil, as applicable, as from the Closing Date, AMSC Brazil and the Stockholders shall keep a managerial registry of graphic account (“Graphic Account”), which, as of the Closing Date, shall be in the form attached hereto as Section 6.8 of the Disclosure Schedule, in accordance with the rules and procedures set forth below:

(i) The Graphic Account shall register the following credits and debit:

(A) Credit in the Graphic Account. The Graphic Account shall be opened on the Closing Date and shall register as credit the Escrow Amount (“Initial Credit”).

(B) Subsequent Credits. Any interest accrued on the Escrow Account shall be credited to the Graphic Account following the Closing Date plus any Escrow Supplement (“Subsequent Credit” and, together with the Initial Credit, the “Credit”).

(C) Debits in the Graphic Account. From the Closing Date, the Graphic Account shall register as debits, to the extent they occur, any amounts of the Escrow Account released to AMSC Brazil Indemnitees to the payment by the Stockholders of Damages effectively suffered or incurred by a AMSC Brazil Indemnitees pursuant to Section 6.1 (“Debits”).

(D) Restricted Amounts in the Graphic Account Balance. The following amounts related to indemnification under this Article VI (subject to the applicable limitation provided herein) shall be restricted in the Graphic Account (“Restricted Amounts”): (i) any indemnifiable amount claimed by AMSC Brazil Indemnitees under, a Dispute or any Third Party Actions (each, a “Pending Claim”), provided that the amounts effectively computed as Restricted Amounts of each Pending Claim shall correspond to: (x) 100% of the estimated value of the Damages of the Pending Claims which chances of loss are qualified as probable according to the applicable Legal Report, (y) 50% of the estimated value of the Damages of the Pending Claims which chances of loss are qualified as possible according to the applicable Legal Report, and (z) 0% of the estimated value of the Damages of the Pending Claims which chances of loss are qualified as remote according to the applicable Legal Report or (ii) any indemnifiable amount claimed by AMSC Brazil Indemnitees under a direct claim that such AMSC Brazil Indemnitee has against the Stockholders, the Family Groups and/or any other Indemnifying Party (a “Direct Claim”), which such Direct Claim(s) will be submitted directly by the parties to the mutually selected Independent Law Firm for assessment in accordance with the provisions below (provided, however, that notwithstanding the provisions below, the costs payable to the Independent Law Firm to conduct the prognosis of loss and estimated amount of potential Damages will be split equally between the parties).

(E) Restriction Cancellation. The Restricted Amounts will be canceled, totally or partially, as the case may be, exclusively (1) upon the payment of the applicable Damages, or (2) (x) in the case of a final judicial decision or final arbitral award that is favorable to the applicable Target Companies (as applicable) and/or AMSC Brazil Indemnitees or (y) in the case of a final judicial decision or final arbitral award that is partially favorable to the applicable Target Companies (as applicable) and/or AMSC Brazil Indemnitees (in this last case, the cancelation of the Restricted Amounts shall be equivalent to the positive difference between the respective Restricted Amount of the Third Party Action, or Dispute, or Direct Claim, as applicable, and the eventual Damage resulting therefrom).

(ii) The Party that has appointed the respective law firm conducting the relevant defense of a Pending Claim shall cause such law firm to deliver, with fifteen (15) days prior to the end of each semester counted as of the Closing Date, a report, containing, in any event, the estimated amount of the potential Damage and the likelihood prognosis of loss (the “Legal Report”) to AMSC Brazil and the Stockholder Representative. If any of such Parties disagrees with such estimates or prognosis it may inform the other Parties, who shall discuss in good faith a revised estimate or prognosis to be accounted for in the Graphic Account Statement. If the Parties are not able to reach an agreement on the estimates or prognosis to be considered for the Restricted Amounts in respect of a Pending Claim pursuant to the foregoing or in respect of a Direct Claim, then the dispute related to such Restricted Amount may be submitted for review of a mutually agreed law firm recognized for in Chambers & Partners rankings for the applicable jurisdiction in relation to the relevant nature of the Pending Claim or Direct Claim (“Independent Law Firm”). If none of the Parties require the revision by the Independent Law Firm, the estimates and prognosis provided for in the relevant Legal Report shall prevail. If the Independent Law Firm revision is required by any of the Parties, the following rules shall apply:

(w) solely in the case of a Pending Claim, the Restricted Amount indicated by the law firm conducting the relevant defense of such Pending Claim shall apply until the Independent Law Firm process is concluded.

(x) the Independent Law Firm shall be instructed to (1) make a final determination on the estimates and prognosis within thirty (30) days after submission of the disputed Restricted Amount, which shall be within the range of the respective positions taken by each of the Stockholder Representative and AMSC Brazil and (2) prepare and deliver simultaneously to the Stockholder Representative and AMSC Brazil a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to the estimates and prognosis disputed Restricted Amount.

(y) the Independent Law Firm shall be provided with reasonable access to the Pending Claim or Direct Claim, as applicable, copies, and AMSC Brazil, the Stockholders and the Stockholder Representative shall otherwise reasonably cooperate with the Independent Law Firm in connection with any additional documents the Independent Law Firm may request to make its assessment therewith. The Independent Law Firm shall act as an expert, not an arbitrator. Any communication and meetings among the Independent Law Firm, the Stockholder Representative and AMSC Brazil shall be made jointly and include all the Parties. Each of the Stockholder Representative and AMSC Brazil agrees that the Independent Law Firm’s determination with respect to each Restricted Amount shall be considered final for all purposes of this Agreement and shall be deemed to be final, conclusive, binding and non-appealable, absent Fraud or manifest error.

(z) each of the Stockholder Representative and AMSC Brazil shall pay its own costs and expenses in connection with any disagreement as to an Restricted Amount. The costs and expenses of the Independent Law Firm shall be allocated among AMSC Brazil, on the one hand, and the Stockholder Representative, on the other hand, in the inverse proportion to the percentage of adjustment decided in favor of each Party over the actual amount challenged by the relevant Party. For example, if AMSC Brazil claim that the appropriate Restricted Amount would be one thousand Brazilian Reais (BRL$1,000.00) and if, ultimately, the Independent Law Firm renders a decision regarding the dispute is three hundred Brazilian Reais (BRL$300.00), then the Independent Law Firm’s fees, costs and expenses will be prorated in the proportion of thirty per cent (30%) to Stockholder Representative (on behalf of the Stockholders) and seventy per cent (70%) to the AMSC Brazil.

(iii) AMSC Brazil undertake to deliver to the Stockholders each semester as from the Closing Date, a statement of the Graphic Account, drawn up on the base date of thirty (30) days before the end of each semester (“Graphic Account Statement”), which shall contain reasonable detail enabling the Stockholders to identify the origin, nature and amount of each entry made and recorded in the Graphic Account. The Graphic Account Statement shall list each Restricted Amount registered with the applicable estimated amount of potential Damages and the likelihood of loss. The “Graphic Account Available Balance” shall correspond to the difference between (i) the sum of Credits and (ii) the sum of the Debits and the Restricted Amounts. AMSC Brazil and the Company shall cooperate in good faith with the Stockholders in answering in a timely fashion any questions they may have on the Graphic Account Statements and the underlying claims and/or Damages that were used for its preparation.

(iv) At any time up to fifteen (15) days prior to each Release Date pursuant to Section 6.10 (a), any Party may deliver a written notice to the other Parties disputing of challenging any entries made in the Graphic Account (“Dispute Notice”). Upon delivery of a Dispute Notice, the Parties shall, within the subsequent ten (10) days, discuss in good faith a revised Graphic Account Statement. If, on the Release Date, there remain unresolved disputes between the Parties regarding the contents of the Statement of the Graphic Account pursuant dispute process of this Section, the Parties shall execute joint release instructions with respect to the undisputed portion of the Released Amount, if any, and any Party may submit to arbitration, under Section 8.8 below, unresolved matters.

Section 6.9 Escrow Release. The release of any amounts from the Escrow Account to the AMSC Brazil and/or to the Stockholders shall follow the procedures set forth below:

(a) Release to AMSC Brazil. If, at any given time, upon an event described in Section 6.6 and there are any amounts deposited in the Escrow Account, the indemnifiable amount by the Stockholders in connection with a Pending Claim shall be released in accordance with Section 6.6. The Parties shall execute joint release instructions in accordance with the Escrow Agreement to release such amounts, as applicable, no later than five (5) Business Days following the indemnification becomes payable (subject to indemnity limitations provided herein).

(b) Release Schedule to Stockholders. Up to five (5) Business Days prior to each Release Date (as provided below), the Parties shall execute joint release instructions in accordance with the Escrow Agreement to release the amounts provided below to the Stockholders until each Release Date, in accordance with the Stockholders’ Pro Rata Share, to the Stockholders’ bank account (in each case the “Released Amount”):

Release Date	Released Amount
3rd Anniversary of the Closing Date	25% of the Graphic Account Available Balance
4th Anniversary of the Closing Date	50% of the Graphic Account Available Balance
5th Anniversary of the Closing Date	75% of the Graphic Account Available Balance
6th Anniversary of the Closing Date	the remainder of the Graphic Account Available Balance

(c) After the last Release Date, if there are any amounts deposited in the Escrow Account, upon a final and unappealable court decision or arbitral award in respect to a Pending Claim, the respective Restricted Amount shall be released, if Graphic Account Available Balance is positive, to the Stockholders, or if the decision was fully favorable to the AMSC Brazil Indemnitees or partially favorable, to the Indemnified Party. The Parties shall execute joint release instructions in accordance with the Escrow Agreement to release such amounts, as applicable, no later than five (5) Business Days following the relevant final and unappealable court decision or arbitral award.

(d) In case of any breach of, or any delay in, the payment obligations provided for in this section by any of the Parties, such Party shall, in addition to remaining obligated to execute the joint release instructions for the applicable Escrow Funds (if applicable), pay to the non-defaulting Party (i) a non-compensatory penalty of two percent (2%) of the total amount in default plus (ii) a default penalty interest corresponding to the Interest Rate over the total amount in default per month, calculated pro rata temporis, counting from the date the amount was due until the date of its effective full payment.

Section 6.10 Adjustments for Tax Purposes. Any payments made pursuant to this Article VI, Section 1.2, Section 1.6 or Section 5.5 shall be treated as an adjustment to the Cash Adjustment Payment by the Parties for U.S. federal, state, and local income Tax purposes, unless otherwise required by Law.

Section 6.11 Set Off. If a Party fails to pay (or shall otherwise owe) any amounts that it is undisputedly obligated to pay to the other Party under this Agreement or under any other Transaction Document, including pursuant to the indemnification provisions set forth in this Article VI, then the prevailing Party may (in its sole discretion), in addition to any other rights and remedies that may be available to it, set off all or any portion of such amounts against any amounts due and owing from it or its Affiliates to the breaching Party. Any amounts so set off shall be deemed to have been paid by the Party as of the date of such set off.

ARTICLE VII.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Ademar” means Ademar Minato, a Brazilian citizen, married under the regime of partial community of property, entrepreneur, bearer of the Identity Card RG No. 1.392.052-4 SSP/PR, enrolled with the CPF/MF under No. 338.098.959-20.

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliate Transaction” has the meaning given to such term in Section 3.28.

“Agreed Amount” means the non-disputed portion of a Claimed Amount.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AMSC” has the meaning set forth in the preamble to this Agreement.

“AMSC Brazil” has the meaning set forth in the preamble to this Agreement.

“AMSC Common Stock” means a share of common stock of AMSC, $0.01 par value per share.

“AMSC Shares” has the meaning given to such term in Section 1.1.

“Anti-Corruption Laws” means all Laws relating to anti-bribery, anti-corruption, fraud, public improbity, public bidding or political donations, including, without limitation, Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment) (governmental or commercial) which apply to any Target Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any non-United States government official, non-United States government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, the Brazilian Decree-Law No. 2.848/1940, as amended from time to time, the Brazilian Anticorruption Law (Law No. 12.846/2013), as well as the Brazilian Laws No. 8.429/1992, No. 14.230/2021, No. 8.666/1993, No. 9.504/1997, No. 14.133/2021 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business, assets or dealings of the Target Company, and the Stockholders of the Target Company and any related or similar Law issued, administered or enforced by any Governmental Entity; such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, and Brazilian Law No. 9.613/1998, as amended from time to time.

“Arim” means Arim Transportes Rodoviários Ltda., an entity incorporated in Brazil.

“Arim Assets” means any and all assets described in Schedule A of the Asset Purchase Agreement.

“Asset Purchase Agreement” means an Asset Purchase and Sale Agreement between the Company and Arim, in the form of Exhibit F attached hereto.

“Bank Debt” means all outstanding Indebtedness (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) set forth on Schedule V.

“BR GAAP” means the set of accounting principles in effect and generally accepted in Brazil, based on the Brazilian Corporation Law, the rules issued by the Securities Exchange Commission (Comissão de Valores Mobiliários – CVM), the accounting standards established by the Federal Accounting Council (CFC), by the Institute of Independent Auditors in Brazil (IBRACON) and the resolutions of the Federal Accounting Council (CFC), as the case may be and as applicable.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York. U.S. or in São Paulo, SP, Brazil are authorized or required to be closed.

“Central Plant Expansion” means the planning, design, engineering, procurement, construction, installation, and build-out of new production facilities designated as “Plant VI” at the Real Property located at ROD. BR 369 KM95, S/N ZONA RURAL – CORNÉLIO PROCÓPIO / PARANA.

“Claim” means any action, audit, claim, complaint, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether administrative, judicial, arbitral or investigative, whether public or private.

“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, (c) a demand for payment in the amount of such Damages, and (d) specification in reasonable detail (based upon the information then possessed by the Indemnified Party following reasonable inquiry) the material facts known to the Indemnified Party giving rise to such Claim Notice.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing Date” has the meaning given to such term in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Cash” means, as determined as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date, the aggregate cash balance of the Target Companies, including all cash, commercial paper, undeposited funds, certificates of deposit, treasury bills, time deposits convertible to cash within 30 days and all other cash equivalents in all accounts of the Target Companies for services rendered by the Target Companies plus deposits in transit and incoming wires, minus restricted cash (including security deposits, cash collateral, customer deposits and any cash or cash equivalents as to which any restriction or tax (including repatriation taxes) on use or distribution may exist), outstanding checks and outgoing wires.

“Company Data” means all data collected, generated, or received in connection with the services rendered by the Target Companies and the marketing, delivery, or use of any Customer Offering, including Confidential Data, Personal Information, and all credentials collected, held, or otherwise managed by or on behalf of any of the Target Companies.

“Company Expenses” means, without duplication, and to the extent unpaid as of immediately preceding the Closing, the aggregate amount of expenses, obligations and other liabilities payable by any Target Company for which any Target Company or AMSC Brazil could become liable on or after the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the fees and expenses of any brokers, finders, investment bankers, legal counsel, accountants, consultants, agents and other advisors, and (ii) all stay bonuses, sales bonuses, change of control payments, severance and other termination payments, retention payments or other payments arising out of or relating to the transactions contemplated by this Agreement or the other Transaction Documents and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this item (ii) of this definition.

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by any Target Company.

“Company Intellectual Property Licenses” means all Contracts to which a Target Company is a party, or by which a Target Company is otherwise bound that: (A) (1) grant rights in Intellectual Property that is accessed by, incorporated or integrated into, or bundled with the Company Offerings or under which a Person has granted or agreed to grant to a Target Company any license, covenant, release, immunity or other right with respect to Intellectual Property that are, or are purported to be, embodied in any Company Offerings, or are otherwise material to a Target Company; (2) grant rights in Technology used by a Target Company to support development or compilation of Company Offerings; or (3) relate to Technology used in the Internal Systems of the Target Companies, but excluding (for listing purposes only) non-exclusive licenses to third-party Software that are not incorporated into or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Offering and that do not involve payments of amounts in excess of BRL$100,000 and are not otherwise material to the Target Companies’ respective businesses; (B) grants a license or interest (including any covenant, release, immunity or other right) in any Company Owned Intellectual Property; or (C) relates to the acquisition, transfer, use, development, sharing or license or grant of any other right in any material Intellectual Property.

“Company Offerings” means each product and service developed, marketed, licensed, sold, performed, produced, serviced, distributed or otherwise made available by any Target Company, including any product or service currently under development by a Target Company.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a Target Company, in whole or in part, including Patent Rights, knowledge, trade secrets, confidential information, and any and all Intellectual Property information.

“Company Permits” has the meaning given to such term in Section 3.26.

“Company Plan” means any Employee Benefit Plan maintained, sponsored, or contributed to, by any Target Company or with respect to which a Target Company has or may have any actual or contingent liability with respect to any current or former employee or other service provider of a Target Company.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of any Target Company, alone or jointly with others.

“Confidential Data” means information, including Personal Information, in whatever form that any Target Company is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by any Target Company that is not intentionally shared with the general public or that is classified by any Target Company with a designation that precludes sharing with the general public.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 5, 2025, by and between NWL, Inc. and the Company.

“Contract” means any written or oral agreement, contract, arrangement, understanding, instrument, purchase order, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of indebtedness to which a Person is a party or to which the properties or assets of such Person are subject, and includes any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, service orders, extension or renewals thereof.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.

“Controlling Party” means the party controlling the defense of any Third Party Action pursuant to Section 6.3.

“Corrective Action” means, in respect of any act, fact, circumstance or omission occurring prior the Closing Date, any investigation, site monitoring, cleanup, removal, remediation, mitigation, abatement, treatment or other remedial work of any kind (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities), that is necessary or required to be undertaken to comply with any Environmental Law, Permit or Order, including (i) pursuant to judicial or administrative order or otherwise or (ii) to address any actual, alleged, or suspected presence or release of any Hazardous Materials.

“Customer Offerings” means (a) the products (including Software and Documentation) that the Target Companies (i) currently develop, manufacture, market, distribute, make available, sell or license to third parties, or (ii) have developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years, and (b) the services that the Target Companies (i) currently provide or make available to third parties, or (ii) have provided or made available to third parties within the previous three (3) years.

“Damages” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation). The definition of “Damages” does not include (i) those solely resulting from accounting entries and adjustments without any cash disbursement effect; (ii) any items that actually reduced the Cash Adjustment Payment by virtue of being included in the Company’s Indebtedness as reflected in the Closing Statement; (iii) loss of profits, indirect losses or consequential damanges, except if (x) arising, resulting from or relating to any breach of Section 6.1(b) (Fundamental R&W), Section 6.1(d) (Covenants), Section 6.1(c)(iv) (Environmental Liabilities), Section 6.1(h) (Preclosing Reorganization Liabilities) and Fraud (provided that in connection with Section 6.1(c)(iv) (Environmental Liabilities), only to extent that were a reasonably foreseeable result of the circumstances giving rise thereto) or (y) were actually awarded to a third party in connection with a third party award; or (iv) punitive damages (except in the case of Fraud) of any AMSC Brazil Indemnitee (provided, however, that Damages may include punitive damages to the extent actually awarded to a third party in connection with a third party award).

“Disclosure Schedule” means the disclosure schedule provided by the Stockholders to AMSC Brazil on the date hereof.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Eletrotrafo” means Eletrotrafo Produtos Elétricos LTDA.

“Employee Benefit Plan” means any employee benefit plan, and any other written or unwritten plan, policy, program, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, employment, retention, health and welfare benefits, retirement, pension, vacation or paid time off, change in control, severance or termination benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation, phantom stock, or other forms of incentive compensation or post-retirement compensation.

“Environmental Consultant” means the environmental consulting firm with expertise in Environmental Due Diligence and/or Corrective Actions, as applicable, with recognized capabilities to follow industry standards and practices in a reasonably cost-effective manner.

“Environmental Consultant Recommendations” has the meaning given to such term in Section 5.11(a).

“Environmental Due Diligence” means any action taken to identify, assess, test, sample, investigate or document actual or potential Liabilities, compliance obligations pursuant to any Environmental Laws or Permits, and risks associated with the business, any Real Property and surrounding properties or third-party waste disposal sites.

“Environmental Site Assessment” means the soil sampling activities undertaken by the Stockholders under which the self-collected samples were sent to an independent laboratory for further testing and analysis.

“Environmental Law” means any Law relating to the pollution or protection of the environment, natural resources, human health and safety (to the extent related to exposure to Hazardous Materials), including any Law pertaining to the presence of or the treatment, storage, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, Release, investigation or remediation of, or exposure to Hazardous Materials.

“Environmental Losses” means Liabilities, claims, Legal Proceedings, demands, assessments, adjustments, Taxes, penalties, losses, damages (including lost profits, diminution in value, consequential damages, special damages, incidental damages, punitive damages or exemplary damages and regardless of whether or not the amount thereof has been calculated utilizing any multiple or similar valuation methodology), costs and expenses (including the, court costs, reasonable attorneys’ fees and expenses of investigation, and environmental costs, fees or expenses for investigation, remediation or removal), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, and including, for the avoidance of doubt, any expenditure or Liability incurred or paid in connection with the undertaking of and any Corrective Action.

“Equity Securities” means, with respect to any Person, any (i) shares of capital stock, equity interests, voting securities or other ownership interests in such Person, (ii) options, warrants, calls, subscriptions, agreements, obligations, “phantom” rights, interest appreciation rights, performance units, profits interests, equity-linked interests or other rights, convertible or exchangeable securities, agreement, Contracts or commitments of any character obligating such Person to issue, transfer, deliver or sell any membership interest or other equity or voting interest in such Person or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of such Person, (iii) obligations of such Person to repurchase, redeem or otherwise acquire any of the foregoing or (iv) voting trusts, equityholder agreements, registration rights agreements, voting agreements or similar agreements to which such Person is a party or, to the knowledge of such Person, among securityholders of such Person, with respect to the voting of, or other matters related to, any of the foregoing.

“Escrow Agent” means Banco Santander (Brasil) S.A.

“Escrow Agreement” means the Escrow Agreement and Fiduciary Assignment of Credit Rights by and among AMSC Brazil, the Stockholder Representative and the Escrow Agent, in the form of Exhibit G attached hereto.

“Escrow Amount” means BRL$75,000,000.

“Escrow Fund” has the meaning given to such term in Section 1.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” means develop, design, test, modify, make, use, sell, offer to sell have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Family Group” means, individually, (a) Irineu and Matheus Minato, (b) Ademar, Francielli Minato and Raphael Ferreira Minato, and (c) Raimundo Minato, Lucas Martinhago Minato, Thiago Martinhago Minato, and the other Shareholders of MNT and Minato OAL.

“Financial Statements” means:

(a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Target Companies as of the end of the fiscal year ended December 31, 2024 and December 31, 2023, and

(b) the Interim Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flows for the nine (9) months ended as of the Interim Balance Sheet Date.

“Fraud” means intentional and knowing common law fraud under Delaware Law in the making of the representations and warranties set forth in this Agreement, any Transaction Document, or in any certificate delivered pursuant to this Agreement.

“Fundamental Representation” means any representation or warranty set forth in (A) Section 2.1 (Title), (B) Section 2.2 (Authority), (C) Section 2.5 (Brokers), (D) Section 3.1 (Organization, Qualification and Corporate Power), (E) Section 3.2 (Capitalization; Closing Statement), (F) Section 3.3 (Subsidiaries), (G) Section 3.10(c), Section 3.10(d) and Section 3.10(j) (Real Property), (H) Section 3.28 (Affiliate Transactions), (I) Section 3.29 (Brokers’ Fees), (J) Section 4.1 (Organization, Qualification and Corporate Power), (K) Section 4.2 (Authorization of Transaction), and (L) Section 4.4 (Brokers’ Fees).

“GAAP” means generally accepted accounting principles of the United States as in effect from time to time.

“General Release” has the meaning given to such term in Section 1.5(b)(ix).

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation, formation or organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Contract” means any Contract, including any prime contract, subcontract, basic ordering agreement, letter contract, grant, cooperative agreement, other transaction authority agreement, purchase order, task order or delivery order of any kind, and including all amendments, modifications and options thereunder or relating thereto, between the Target Company, on the one hand, and (a) Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Entity” means any non-United States, national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any arbitral body (and any arbitrator thereto) and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Materials” means any material, chemical, substance or waste that is listed, regulated or otherwise defined as “toxic” or “hazardous” or a pollutant or contaminant (or words of similar meaning) by any Environmental Law, or with respect to which liability or standards of conduct are imposed under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum or petroleum products, constituents, derivatives or byproducts, radon, asbestos or asbestos-containing materials, lead or lead-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials or wastes, urea formaldehyde, pesticides, and polychlorinated biphenyls.

“Holding Companies” means MNT and Minato OAL, collectively.

“Indebtedness” means, at any specified time, any of the following of any Target Company (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, premiums or penalties (for prepayment or otherwise), expenses, commitment and other fees): (a) indebtedness of any Target Company for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), including any intercompany debt with Affiliates, (b) obligations of any Target Company evidenced by bonds, notes, debentures, letters of credit, performance bonds or similar instruments, (c) obligations of any Target Company under any lease of property which obligations are required to be classified as capital leases in accordance with BR GAAP, (d) obligations of any Target Company under conditional sale or other title retention agreements relating to any purchased property or for the deferred purchase price of property or services (including any earnouts, milestones or other contingent payments), (e) any dividends, distributions or other payments declared, payable or otherwise owing to any Stockholder or any Affiliate, Stockholder Group Member or family member thereof, (f) hedging instruments, swaps and other similar items, (g) any accrued or contingent liability for employee or service provider bonuses or deferred compensation, (h) accrued severance payments or other termination-related payments with respect to any terminations that have occurred prior to Closing, (i) the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts in clause (g) and (h), (j) any Unpaid Income Tax Liability of any Target Company, (k) obligations of any Target Company to guarantee any of the foregoing types of payment obligations on behalf of any Person other than any Target Company, and (l) any Tax payable.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) Internet domain names, uniform resource locators and social media accounts and handles;

(d) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(e) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(f) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential and proprietary information, know-how, designs, formulae, compositions, algorithms, procedures, methods, techniques ideas, manufacturing and product processes and techniques, research and development, and inventions (whether patentable or nonpatentable) and improvements, in each case, excluding any of the foregoing that comprise or are protected by Patent Rights;

(g) rights in and to Technology;

(h) tangible embodiments of the foregoing; and

(i) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions, all past, present and future income, royalties and payments receivable in respect thereof, and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of the foregoing, and the right to sue and recover for past, present and future infringements or misappropriations the foregoing)).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Interest Rate” means the interest rate of the Sistema Especial de Liquidação e Custódia, as published from time to time by the Brazilian Council of Monetary Policy (Comitê de Política Monetária – COPOM); in case such rate ceases to exist, it shall be replaced by the interest rate which officially replaces it in Brazil.

“Interim Balance Sheet” means the unaudited balance sheet of the Target Companies as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means September 30, 2025.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Target Companies in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Target Companies or hosted at a third party site. All Internal Systems that are material to the business of the Target Companies are listed and described in Section 3.11(c) of the Disclosure Schedule.

“Irineu” or “Irineu Minato” means Irineu Minato, a Brazilian citizen, married under the regime of partial community of property, entrepreneur, bearer of the Identity Card RG No. 3.987.602-7 SSP/PR, enrolled with the CPF/MF under No. 581.102.089-91.

“IT Assets” has the meaning given to such term in Section 3.11(a).

“Labor Agreement” has the meaning given to such term in Section 3.21(b).

“Law” means any U.S. federal, state, local, or non-United States law, statute, code, directive, common law, ordinance, rule, regulation, in each case, of any Governmental Entity, and Orders.

“Lease” means any lease, sublease, license or other occupancy agreement pursuant to which any Target Company leases, subleases, licenses or otherwise occupies from another party any real property, including all amendments and modifications thereto.

“Leased Real Property” means all real property leased or subleased by any Target Company as tenant or lessee.

“Legal Proceeding” means any action, suit, claim, charge, audit, litigation, proceeding, claim, arbitration or investigation.

“Liabilities” means all debts, liabilities, guarantees, Taxes, assurances, commitments, and obligations, responsibilities, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law or Legal Proceeding and those arising under any Contract.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, charge, voting trust arrangement, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, assessment reservation, collateral assignment, encroachment, community property interest, preference, priority or preferential arrangement of any kind or nature whatsoever, or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law and whether or not filed, recorded or otherwise perfected or effective under any Law.

“Malicious Code” has the meaning given to such term in Section 3.11(j).

“Material Adverse Effect” means any material adverse change, event, circumstance or development, with respect to, or material adverse effect on (i) the business, condition (financial or other), or results of operations of the Target Companies, (ii) the ability of any Stockholder to consummate the transactions contemplated by this Agreement, or (iii) the ability of AMSC Brazil to own, operate or conduct the business of the Target Companies immediately following the Closing, provided, however, that, in the case of clause (i), none of the following, either alone or in combination, shall constitute or be considered in determining (unless otherwise specified below)

whether there has been a Material Adverse Effect: (a) any change affecting general national, international or regional political, economic, financial or capital market conditions, including changes in interest or exchange rates; (b) any change generally affecting the industries in which the Target Companies operate; (c) any change in Law, GAAP, or any interpretation thereof; (d) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (e) any change relating to or arising from the execution of this Agreement or other Transaction Documents or announcement of the transactions contemplated hereby; (f) any action taken at the specific written request of AMSC or AMSC Brazil; and (g) any failure of the Target Companies to meet any projections (provided that the underlying events, circumstances, developments, conditions, occurrences, state of facts, changes and effects giving rise to or contributing to such failure may be taken into account or is reasonably expected to), except, in the case of the immediately preceding clauses (a), (b), (c) or (d), to the extent such change or act is reasonably likely to have a disproportionate impact on the business, financial condition, assets, liabilities, results of operations or other condition of the Target Companies, taken as a whole, relative to the effect on other Persons operating in the same industries and in the same jurisdictions in which the Target Companies operate.

“Minato OAL” means Minato Oal Participações S.A.

“MNT” means MNT Participações S.A.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action pursuant to Section 6.3(a).

“OFAC” has the meaning given to such term in Section 3.27(b).

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require Source Code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts Source Code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” has the meaning given to such term in Section 3.10(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, provisional applications, reissues, reexaminations, substitutes and extensions of any of the foregoing).

“Permits” has the meaning given to such term in Section 3.26.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Entity.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements.

“Privacy Laws” means all Laws, rules, guidance, guidelines or standards relating to privacy, data security, Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, content moderation, online safety, online platform regulation, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), restriction on access to Personal Information or other protected information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Process”, “Processed”, or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Entity, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Entity (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Raphael” means Raphael Ferreira Minato, a Brazilian citizen, married under the regime of total separation of property, engineer, enrolled with the CPF/MF under No. 042.389.879-50, bearer of the Identity Card RG No. 8.501.113-8 SSP/PR.

“Real Property” means the Leased Real Property, the Owned Real Property and the Stockholder Group Real Property.

“Real Property Free Lease Agreements” means the Free Lease Agreements between the Company and Visão setting forth the free lease of real property known as Property IV, Property V and the Warehouse, in the form of Exhibit I attached hereto.

“Real Property Promise to Purchase Agreement” means the Real Property Promise to Purchase and Sale Agreement between the Company and Visão setting forth the promise to the purchase and sale of real property known as Real Property No. 2, in the form of Exhibit J attached hereto.

“Real Property Purchase Agreement” means a Purchase and Sale Agreement between the Company and Visão setting forth the purchase and sale of the real property known as Property I and Property VI, in the form of Exhibit H attached hereto.

“Real Property No. 2” means the rural real property registered under record No. 4,465, with the 2nd Real Estate Registry Office of Cornélio Procópio, in book 2-W.

“Registration Date” has the meaning set forth in Section 5.5.

“Registration Statement” means a registration statement on Form S-3 (or, if applicable, a prospectus supplement pursuant to an already effective registration statement on Form S-3 of the Company) covering the resale to the public by the Stockholders of the AMSC Shares.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dispersing, migrating, dumping or disposing into the indoor or outdoor environment.

“Response” means a written response to the Claim Notice containing the information provided for in Section 6.3(b).

“Restricted Period” has the meaning given to such term in Section 5.2(a).

“Sanctioned Country” means, at any time, a country or territory that is (or has been since April 24, 2019) itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Company Data; (b) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the each of the Target Companies’ IT systems that jeopardizes or impacts the confidentiality, integrity, or availability of each of the Target Companies’ IT systems or any Company Data stored or otherwise Processed therein; or (c) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller Retained Business” means, collectively, the businesses, operations, products, services and lines of business (whether past, present or proposed) of the Stockholders, including, without limitation, the Stockholder Group Members and their respective Affiliates, in each case other than the business operations, products, services and lines of business of the Company and the other Target Companies.

“Seller Retained Liabilities” means any Liability of the Stockholders, the Stockholder Group Members and their Affiliates, including, without limitation, (i) all Liabilities related to the operation of the Seller Retained Businesses prior to, as of or following the Closing Date, (ii) the Excluded Liabilities (as defined in the Asset Purchase Agreement) of Arim and (iii) and any other Liabilities of Arim not otherwise assumed by the Company in the Asset Purchase Agreement.

“Shared Contract” means any Contract to which any of the Target Companies is a party with any Stockholder Group Member and which Contract benefits or burdens both the business of the Target Companies, on the one hand, and the Seller Retained Business or other business of any of the Stockholder Group Members or any of their respective Affiliates, on the other hand. For the avoidance of doubt, for purposes of this Agreement the definition of “Shared Contract” shall exclude any corporate-level services provided by any Stockholder Group Member, which are addressed in the Transition Services Agreement.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in Source Code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“Stockholder(s)” has the meaning set forth in the preamble to this Agreement.

“Stockholder Group Member(s)” means each of Visão Participações Ltda., Arim Transportes Rodoviários Ltda., Minato Participações Ltda., Irineu Minato, MNT Participações S.A., Minato Oal Participações S.A., Eletrotrafo Produtos Elétricos LTDA., Sieben Holding S.A., Septua Holding S.A., Comtrafo USA, LLC, Francielli Minato, Raphael Minato, Ademar Minato, Lucas Minato, Raimundo Minato, Thiago Minato, Matheus Minato, Felipe Minato and such other individuals and/or other entities that were, are or become Affiliates of such individuals or entities prior to, on or following the date of this Agreement, including all predecessors and successors thereto, but shall exclude the Target Companies.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Target Companies” means, collectively, the Company and the Holding Companies.

“Target Companies’ Assets” has the meaning set forth in Section 3.9(a).

“Target Interests” has the meaning given to such term in the Recitals.

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or non-United States Governmental Entity, and (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof.

“Taxpayer” means the Target Companies and any predecessor to any of the foregoing.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, elections, or other information supplied or required to be supplied to a Governmental Entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments thereof, and, for the avoidance of doubt, including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third Party Action” means any suit or proceeding by a Person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“to the knowledge of the Stockholders” and any phrase of similar import means the actual knowledge of the Stockholders and/or the senior management of the Target Companies, including without limitation, Ademar Minato, Raimundo Minato, Matheus Minato, Reginaldo Peliçaro, as well as any other knowledge which any such Person would have possessed had he or she made reasonable inquiry of appropriate employees and agents of the Target Companies with respect to the matter in question.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, uniform resource locators and social media accounts and handles, trade names, corporate names and doing business designations and other source or business identifiers and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

“Trading Day” means any day on which the Nasdaq Global Select Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transaction Documents” means this Agreement, the Pre-Closing Reorganization Step Plan, IP Assignment Agreement, the Transition Services Agreement, the Inventions Assignment and Confidentiality Agreements, the General Releases, the Asset Purchase Agreement, the Escrow Agreement, the Real Property Purchase Agreements, the Real Property Free Lease Agreements, the Real Property Promise to Purchase Agreement, the Assignment and Assumption Agreement, the minutes of Company’s Shareholders Meeting approving the Company’s capital increase, and the minutes of Company’s Shareholders Meeting amending the Target Company’s bylaws and appoint new members to the management, the Private Instrument of Termination of the Stockholders’ Agreement, the Private Instrument of Termination of Lease Agreement, the Private Instrument of Termination of Affiliate Transactions and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed, delivered or obtained in connection with the transactions contemplated hereby.

“Treasury Regulations” means proposed, temporary and final regulations issued by the U.S. Treasury Department under the Code.

“Unpaid Income Tax Liability” means, with respect to any Person, the amounts of any unpaid current income Taxes of such Person for any taxable period (or portion thereof) ending on or prior to the Closing Date, determined as if the relevant taxable period of such Person ended on and including the Closing Date and any resulting Taxes were due and payable on the Closing Date, calculated in accordance with past practices of such Person unless otherwise required by applicable Law, determined on a jurisdiction by jurisdiction basis (and the amount of accrued but unpaid income Taxes shall not be less than zero in any jurisdiction); provided that the amount of unpaid income Taxes will be calculated by excluding any income Taxes attributable to (i) actions taken by AMSC Brazil or any its Affiliates (including the Target Companies following the Closing) on the Closing Date after the Closing that are outside of the Ordinary Course of Business of the Target Companies and not contemplated by this Agreement, and (ii) any deferred Tax assets and deferred Tax liabilities.

“Visão” means Visão Participações Ltda., an entity incorporated in Brazil.

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

“WKSI Prospectus Supplement” means a prospectus supplement, under Rule 424(b)(7) under the Securities Act, to a WKSI Registration Statement covering the resale to the public by the Stockholders of all of the AMSC Shares.

“WKSI Registration Package” means a WKSI Registration Statement, as supplemented by a WKSI Prospectus Supplement.

“WKSI Registration Statement” means a registration statement on Form S-3 pursuant to General Instruction I.D of Form S-3.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of AMSC Brazil; provided, however, that AMSC and AMSC Brazil may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rule. Following the Closing, AMSC Brazil and its Affiliates (including AMSC), at its sole direction may issue a press release by announcing the transactions contemplated by this Agreement without the consent or approval of the Stockholder Representative, the Stockholders or any other Person.

Section 8.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by facsimile or email of a PDF transmission (with confirmation of transmission), (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three (3) Business Days after being mailed to the addressee by certified or registered mail, return receipt requested and postage prepaid, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties in accordance with this Section 8.2):

To AMSC Brazil:	American Superconductor Corporation 114 East Main Street Ayer, MA 01432 Attn: John R. Samia, Senior Vice President, General Counsel and Corporate Secretary E-mail: ***

With a copy to:

Latham & Watkins LLP
200 Clarendon St.
Boston, MA 02116
Attention: Peter Handrinos

 Gloria Ring

E-mail:  ***

 ***

and

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Jonathan P. Solomon
E-mail:   ***

and

Pinheiro Neto Advogados

Rua Hungria, 1100

São Paulo, SP 01455-906

Attention:  Eduardo Paoliello

Email:   ***

To the Stockholders:	To the address for such Person as set forth on such Person’s signature page hereto

With a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas
27th Floor
New York, NY 10020-1104

Attention: Marcello Hallake
Email: ***

and

Trench Rossi & Watanabe Advogados

Av. Dr. Chucri Zaidan, 1649
31st Floor, EZ Towers, Torre A
São Paulo, SP 04711-130

Attention: Cristina Bueno / Vitor Stern
Email: ***

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that AMSC Brazil, on the one hand, and the Stockholders, on the other hand, may not assign their respective obligations hereunder without the prior written consent of AMSC Brazil and each of the Stockholders; provided, however, that AMSC Brazil shall be permitted to assign its rights or obligations hereunder to any Affiliate thereof (provided that no such assignment shall relieve AMSC Brazil of any of its obligations hereunder). Any assignment in contravention of this provision shall be void. No assignment shall release AMSC Brazil or the Stockholders from any obligation or liability under this Agreement.

Section 8.4 Entire Agreement; Amendments; Attachments. This Agreement, the other Transaction Documents, all Schedules, Exhibits and Annexes hereto, all agreements and instruments to be delivered by the Parties pursuant hereto, and the Confidentiality Agreement collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. AMSC Brazil and the Stockholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by AMSC Brazil and each of the Stockholders. If the provisions of any Schedule, Exhibit or Annex to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. Without limiting the foregoing, in the event of any conflict or inconsistency between this Agreement, on the one hand, and any other Transaction Document, Schedule, Exhibit, Annex, agreement, instrument or the Confidentiality Agreement, on the other hand, the terms of this Agreement shall control and supersede. The Exhibits, Schedules and Annexes attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 8.5 Severability. Without limiting Section 5.2(g), any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 8.6 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.7 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration Law or procedure arising hereunder) shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York.

Section 8.8 Arbitration.

(a) Other than in the case of a Disputed Earnout Matter submitted to an Independent Accountant in accordance with Section 1.6(d), all other disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the ICC (the “Rules of Arbitration”) by three arbitrators appointed in accordance with the Rules of Arbitration. The Parties hereby expressly, unconditionally, and irrevocably waive the applicability of the Emergency Measures of Protection to the Rules of Arbitration.

(b) The claimant shall appoint one arbitrator with its request for arbitration and the respondent shall appoint one arbitrator with its answer. The president of the arbitral tribunal shall be nominated by the co-arbitrators within thirty (30) days from their confirmation or appointment. Each arbitrator, including the president of the arbitral tribunal, shall be an attorney admitted to practice law in the State of New York and in good standing with the New York State bar at the time of appointment and throughout the arbitration. The place of arbitration shall be São Paulo, SP, Brazil and the language of the arbitration shall be English. Any documentation or evidence may be submitted in Portuguese or Spanish languages, provided that such documents are submitted with a translation to English. Judgment on any arbitral award may be entered in any court having jurisdiction.

(c) Any party to the arbitration may apply to a court of competent jurisdiction for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings), or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court Order. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the State of New York to support and assist the arbitration process and to enforce any award.

(d) Any award granted by the arbitral tribunal shall be final, binding and enforceable against the Parties. The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs, including the costs of the arbitration.

(e) The Parties shall keep confidential: (i) the fact that any arbitration occurred; (ii) any awards awarded in the arbitration; (iii) all materials used, or created for use in the arbitration; and (iv) all other documents produced by another party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that (A) disclosure may be legally required (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority, or (B) disclosure may be required by judicial or administrative process or by other requirements of applicable Law or the rules of any Governmental Entity or is requested by a Governmental Entity having or claiming to have regulatory oversight over such Party (including, for the avoidance of doubt, as a result of a regulatory audit or requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the ordinary course of a broad based examination or inspection not specific to the transactions contemplated by this Agreement).

(f) Notwithstanding anything to the contrary, nothing herein shall prevent, limit or restrict, or purport to prevent, limit or restrict, the ability of any Party from seeking an injunction, a decree or order of specific performance or other equitable remedy in accordance with Section 8.9.

(g) For disputes which estimated value is less than or equal to five million Reais (BRL$5,000,000.00), the arbitral tribunal shall consist of a sole arbitrator, who shall be appointed by mutual agreement of the Parties. In case the Parties fail to appoint the sole arbitrator or fail to reach a consensus on the appointment, the arbitrator shall be appointed by the ICC, in accordance with the Rules of Arbitration.

Section 8.9 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, in addition to any other remedy at Law or in equity, each Party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other Party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other Party, in any federal or state court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at Law or in equity. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) the other Party has an adequate remedy at Law, or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(b) Each of the Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any of the other Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further acknowledge and agree that by seeking the remedies provided for in this Section 8.9, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement in the event that the remedies provided for in this Section 8.9 are not available or otherwise are not granted.

Section 8.10 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

Section 8.11 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signature.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT).

Section 8.13 Confidentiality Agreement. The Parties agree that the Confidentiality Agreement shall be terminated effective at the Closing without any further action on behalf of the Parties or the Company.

Section 8.14 Headings; Construction. The headings and captions contained in this Agreement are provided for convenience only and will not affect its construction or interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. All references to “BRL$” in this Agreement refer to Brazilian Reais and all other references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 8.15 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against the Parties and their respective successors and permitted assigns. All Legal Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties and their respective successors and permitted assigns, and no officer, director, partner, manager, stockholder, employee, representative or Affiliate of any party (including any Person negotiating or executing this Agreement on behalf of a Party) will have any liability or obligation with respect to this Agreement or with respect to any Legal Proceeding (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement). It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity. Notwithstanding anything herein to the contrary, nothing herein shall limit, impair, waive or otherwise impact the rights of any party to any Transaction Document (other than this Agreement) against any other party to such Transaction Document in accordance with the terms thereof.

Section 8.16 Appointment of the Stockholder Representative.

(a) Each Stockholder hereby irrevocably appoints and authorizes Irineu Minato as the “Stockholder Representative” and in such capacity as its or his agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any Transaction Documents which require any form of any Stockholder approval or consent, together with all such powers as are reasonably incidental thereto. The Stockholder Representative may perform his duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by him with reasonable care. AMSC Brazil, AMSC or their respective Affiliates shall be entitled to deal exclusively with the Stockholder Representative on behalf of any and all Stockholders with respect to all matters relating to this Agreement and the Transaction Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder.

(b) Without limiting the generality of the foregoing Section 8.16(a), the Stockholder Representative, acting alone without the consent of any other Stockholder, is hereby authorized to (i) take any and all actions under Article I, (ii) effect payments to the Stockholders hereunder, (iii) receive or give notices hereunder, (iv) receive or make payment hereunder, (v) execute waivers or amendments hereof, (vi) negotiate, discuss, settle, compromise and take any other action in respect of any claim hereunder, including any indemnification claim under Article VI, and (vii) execute and deliver documents, releases or receipts hereunder.

(c) The Parties confirm their understanding that the Stockholder Representative is a Stockholder, and that it shall have the same rights and powers under this Agreement as any other Stockholder and may exercise or refrain from exercising the same as though it were not the Stockholder Representative.

(d) The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by him and shall not be liable to any Stockholder for any action taken or omitted to be taken by him in good faith in accordance with the advice of such counsel, accountants or experts.

(e) The Stockholder Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the other Stockholders (based on respective Pro Rata Share), or (ii) any action or omission otherwise taken by him hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Stockholder Representative. The Stockholder Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Stockholder or any other Person, nor shall the Stockholder Representative have any liability in the nature of a trustee or other fiduciary. The Stockholder Representative does not make any representation or warranty as to, nor shall he be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Transaction Documents, (B) the performance or observance of any of the covenants or agreements of the Stockholders under this Agreement or any of the other Transaction Documents, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Transaction Documents or any other instrument or writing furnished in connection herewith or therewith. The Stockholder Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, electronic mail or similar writing) believed by him to be genuine and to be signed or sent by the proper party or parties.

(f) Each Stockholder shall, ratably in accordance with his or its Pro Rata Share pay or reimburse the Stockholder Representative, upon presentation of an invoice, for all costs and expenses of the Stockholder Representative (including, without limitation, fees and expenses of counsel to the Stockholder Representative) in connection with (i) the enforcement of this Agreement and any of the Transaction Documents or the protection or preservation of the rights of each Stockholder or the Stockholder Representative against AMSC Brazil, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Transaction Documents (whether or not any such amendment, modification or waiver is signed or becomes effective).

(g) Each Stockholder shall, ratably in accordance with such Stockholder’s Pro Rata Share, indemnify, defend and hold harmless the Stockholder Representative and the Stockholder Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with its capacity as the Stockholder Representative, or any action taken or omitted by such indemnitees hereunder or under the Transaction Documents (except such resulting from such indemnitees’ willful misconduct).

(h) Each Stockholder acknowledges that it or he has, independently and without reliance upon the Stockholder Representative or any other Stockholder, and based on such documents and information as it or he has deemed appropriate, made its or his own legal analysis and decision to enter into this Agreement. Each Stockholder also acknowledges that it or he will, independently and without reliance upon the Stockholder Representative or any other Stockholder, and based on such documents and information as it or he shall deem appropriate at the time, continue to make its or his own decisions in taking or not taking any action under this Agreement.

(i) The Stockholder Representative may resign at any time by giving notice thereof to the Stockholders. Upon any such resignation, the Stockholders shall appoint a successor Stockholder Representative. If no successor Stockholder Representative shall have been appointed by the Stockholders, and shall have accepted such appointment, within thirty (30) days after the retiring Stockholder Representative gives notice of resignation, then the retiring Stockholder Representative, may, on behalf of the Stockholders appoint a successor Stockholder Representative, which shall be any Stockholder. Upon the acceptance of its appointment as the Stockholder Representative hereunder by a successor Stockholder Representative, such successor Stockholder Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Stockholder Representative, and the retiring Stockholder Representative shall be discharged from his duties and obligations hereunder. After the retiring Stockholder Representative’s resignation hereunder as the Stockholder Representative, the provisions of this Agreement shall inure to his benefit as to any actions taken or omitted to be taken by him while he was the Stockholder Representative.

(j) The Stockholder Representative shall not be required by the Stockholders to institute or be permitted to defend any action involving any matters referred to herein or which affects him or his duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Stockholder Representative, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees in relation thereto.

(k) This Section 8.16 sets forth all of the duties of the Stockholder Representative to the Stockholders with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Transaction Documents against the Stockholder Representative. The obligations of the Stockholder Representative hereunder and under the Transaction Documents are only those expressly set forth herein and therein.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

AMSC BRAZIL:

MARDIN PARTICIPAÇÕES LTDA.

/s/ Marco Antônio Junqueira de Arantes

By: Marco Antônio Junqueira de Arantes

Title: Officer

/s/ Felipe Gabriel Machado Cargnin

By: Felipe Gabriel Machado Cargnin

Title: Officer

AMSC, solely for purposes of Section 1.1(a), Article IV, Section 5.5 and Section 5.7:

AMERICAN SUPERCONDUCTOR CORPORATION

/s/ John W. Kosiba, Jr.
By: John W. Kosiba, Jr.
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Stock Exchange Agreement]

STOCKHOLDERS:

By:	/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

By:	/s/ Francielli Minato
Name: Francielli Minato
Address:
Email: ***

By:	/s/ Thiago Minato
Name: Thiago Martinhago Minato
Address:
Email: ***

By:	/s/ Lucas Martinhago Minato
Name: Lucas Martinhago Minato
Address:
Email: ***

By:	/s/ Matheus Prestes Minato
Name: Matheus Prestes Minato
Address:
Email: ***

[Signature Page to Stock Exchange Agreement]

/s/ Raphael Ferreira Minato
Name: Raphael Minato
Address:
Email: ***

/s/ Ademar Minato
Name: Ademar Minato
Address:
Email: ***

Name:	/s/ Felipe Prestes Minato
Name: Felipe Prestes Minato
Address:
Email: ***

[Signature Page to Stock Exchange Agreement]

STOCKHOLDER GROUP MEMBERS:
VISÃO PARTICIPAÇÕES LTDA.

By:	/s/ Ademar Minato
Name: Ademar Minato
Address:
Email: ***

By:	/s/ Raimundo Minato
Name: Raimundo Minato
Address:
Email: ***

ARIM TRANSPORTES RODOVIÁRIOS LTDA.

By:	/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

By:	/s/ Raimundo Minato
Name: Raimundo Minato
Address:
Email: ***

[Signature Page to Stock Exchange Agreement]

MINATO PARTICIPAÇÕES LTDA.

By:	/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

By:	/s/ Raimundo Minato
Name: Raimundo Minato
Address:
Email: ***

MNT PARTICIPAÇÕES S.A.

By:	/s/ Thiago Minato
Name: Thiago Martinhago Minato
Address:
Email: ***

MINATO OAL PARTICIPAÇÕES S.A.

By:	/s/ Lucas Martinhago Minato
Name: Lucas Martinhago Minato
Address:
Email: ***

[Signature Page to Stock Exchange Agreement]

ELETROTRAFO PRODUTOS ELÉTRICOS LTDA.

By:	/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

By:	/s/ Raimundo Minato
Name: Raimundo Minato
Address:
Email: ***

SIEBEN HOLDING S.A.

By:	/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

SEPTUA HOLDING S.A.

By:	/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

[Signature Page to Stock Exchange Agreement]

COMTRAFO USA, LLC

By:	/s/ Raimundo Minato
Name: Raimundo Minato
Address:
Email: ***

[Signature Page to Stock Exchange Agreement]

STOCKHOLDER REPRESENTATIVE:

/s/ Irineu Minato
Name: Irineu Minato
Address:
Email: ***

COMPANY:

COMTRAFO INDÚSTRIA DE TRANSFORMADORES ELÉTRICOS S.A

/s/ Irineu Minato
Name: Irineu Minato
Title: Chief Administrative and Financial officer

/s/ Ademar Minato
Ademar Minato
Industrial Officer

[Signature Page to Stock Exchange Agreement]

Term of Acknowledgement and Agreement

Stock Exchange Agreement

I, RAIMUNDO MINATO, a Brazilian citizen, married under the regime of partial community of property, entrepreneur, bearer of the Identity Card RG No. 3.195.986-1 SSP/PR, duly registered with CPF/MF under No. 524.377.449-91, resident and domiciled in the City of Cornélio Procópio, State of Paraná, at Rua Francisco Reghin No. 339, Bairro Setor 01, CEP 86.300-128, hereby acknowledge and agree that:

1)

on December 5, 2025, I signed, on behalf of Comtrafo USA, LLC, Eletrotrafo Produtos Elétricos Ltda., Minato Participações Ltda., Arim Transportes Rodoviários Ltda., and Visão Participações Ltda., the Stock Exchange Agreement, entered into by and among AMSC Brazil, the Company, the Stockholder Parties and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Agreement”); and

2)	due to an unintentional absence, my individual signature as a Stockholder Group Member, however, was missing in the signature pages of the Agreement.

Despite of the fact described in item 2 above, I acknowledge and agree that I should be regarded, by all Parties to the Agreement, as a Stockholder Group Member, for all purposes of the Agreement , and fully acknowledge and agree that I shall be bound by and subject to the terms of the Agreement, with the rights and obligations attributable to me under the Agreement, with the same force and effect as if I originally executed the Agreement as of December 5, 2025.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

Acknowledged and agreed on December 9, 2025.

/s/ Raimundo Minato

RAIMUNDO MINATO

Acknowledged and agreed on December 9, 2025:

/s/ Felipe Gabriel Machado Cargnin	/s/ Marco Antônio Junqueira de Arantes

MARDIN PARTICIPAÇÕES LTDA.